      As filed with the Securities and Exchange Commission on July 2, 1998
                                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                    GB, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                     6749                                APPLICATION PENDING
(State or other jurisdiction of              (Primary standard industrial           (I.R.S. employer identification no.)
 incorporation or organization)               classification code number)

   P.O. BOX 27, 202 MAIN STREET, KALISPELL, MONTANA 59903-0027 (406) 756-4200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               MICHAEL J. BLODNICK
                      President and Chief Executive Officer
                          P.O. Box 27, 202 Main Street
                          Kalispell, Montana 59903-0027
                                 (406) 756-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                          Copies of communications to:

STEPHEN M. KLEIN, ESQ.                                   DAVID R. CHISHOLM, ESQ.
WILLIAM E. BARTHOLDT, ESQ.                                ROBERT H. CUTLER, ESQ.
Graham & Dunn P.C.                                            Holland & Hart LLP
1420 Fifth Avenue, 33rd Floor                  401 North 31st Street, Suite 1500
Seattle, Washington  98101                               First Interstate Center
                                                        Billings, Montana  59102

                                   -----------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
              The date of mailing of the enclosed Prospectus/Joint
                       Proxy Statement to stockholders of
         HUB Financial Corporation, Valley Bank of Helena, and GB, Inc.

            If the securities being registered on this Form are being
              offered in connection with the formation of a holding
           company and there is compliance with General Instruction G, check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE
==============================================================================================================================
 Title of Each                                       Proposed Maximum           Proposed Maximum          Amount of
 Class of Securities       Amount Being              Offering Price             Aggregate                 Registration
 Being Registered          Registered(1)             Per Share(2)(3)            Offering Price(3)         Fee(3)
------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
    $.01 Par Value         620,000                   $9.92                      $6,150,618.90             $1,814.43
==============================================================================================================================

(1) Represents the estimated maximum number of shares of GB, Inc.'s common stock, $.01 par value ("GB Common Stock"), issuable in exchange for (1) the 9,265 shares of HUB Financial Corporation common stock, no par value ("HUB Common Stock") that are outstanding, under the terms of the Plan and Agreement of Merger described in this Registration Statement, and (2) the 1,485 shares of Valley Bank of Helena common stock, $40 par value that are outstanding and are not owned by HUB Financial Corporation ("VB Minority Stock"), under the terms of the Agreement and Plan of Share Exchange described in this Registration Statement.

(2) Represents the maximum price per share of GB Common Stock issuable in exchange for HUB Common Stock (based on the Merger exchange ratio) and VB Minority Stock (based upon the Share Exchange exchange ratio).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the per-share book values of the HUB Common Stock and the VB Minority Stock as of March 31, 1998.

                                   ---------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              [GB, Inc. Letterhead]

                                July _____, 1998

Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting ("GB Meeting") of Stockholders of GB, Inc. ("GB"), a Delaware corporation and bank holding company, which will be held on __________________, 1998, at ______ [a.m./p.m.]
local time, at _______________________________________________, Kalispell,
Montana.

         At the GB Meeting, you will be asked to consider and approve (i) the Plan and Agreement of Merger dated December 30, 1997 and amended as of June 30, 1998 (the "Merger Agreement") between GB and HUB Financial Corporation ("HUB") and the Agreement and Plan of Share Exchange dated December 30, 1997 (the "Share Exchange Agreement") between GB and Valley Bank of Helena ("VB"). The Merger Agreement provides for the merger ("Merger") of HUB with and into GB, and the Share Exchange Agreement provides that, immediately following the closing of the Merger, all outstanding common stock of VB that is not owned by HUB will be converted into the right to receive GB Common Stock (the "Share Exchange"). Following the closings of both the Merger and the Share Exchange, HUB and VB stockholders will become stockholders of GB, and VB will be the wholly-owned subsidiary of GB. The total number of shares of GB Common Stock, $.01 par value (GB Common Stock") to be issued in the Merger and the Share Exchange combined is 620,000 shares. The Merger and the Share Exchange are sometimes together referred to as the "Transactions" in the accompanying Joint Proxy Statement, which also serves as GB's Prospectus for the GB Common Stock to be issued in the Transactions. The complete texts of the Merger Agreement, as amended, and the Share Exchange Agreement appear as APPENDICES A through C to the Prospectus/Joint Proxy Statement.

         Your Board of Directors has received an opinion from D.A. Davidson & Co., a regional investment banking firm, to the effect that the consideration to be paid to HUB and VB stockholders in the Transactions is fair from a financial point of view. YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE SHARE EXCHANGE ARE IN THE BEST INTERESTS OF GB AND ITS STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE SHARE EXCHANGE AGREEMENT. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TRANSACTIONS.

         Approval of the Transactions requires the affirmative vote of the holders of a majority of the outstanding shares of GB Common Stock. We urge you to read the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the GB Meeting, please call James H. Strosahl, GB's Secretary, at (406) 756-4263. Regardless of the size of your holdings, it is important that your shares be voted at the GB Meeting.

         Whether or not you plan to attend the GB Meeting, please be certain to complete, sign and date the enclosed proxy, and return it promptly in the postage-paid envelope provided. If you attend the GB Meeting, you may vote in person if you wish, even though you have previously returned your proxy. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the GB Meeting.

         On behalf of your Board of Directors, I recommend that you vote FOR approval of the Transactions.

                          Sincerely,



John S. MacMillan                          Michael J. Blodnick
Chairman of the Board                      President and Chief Executive Officer



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                                    GB, INC.
                                   P.O. BOX 27
                                 202 MAIN STREET
                          KALISPELL, MONTANA 59903-0027

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD _________________, 1998

         NOTICE IS HEREBY GIVEN that a Special Meeting ("GB Meeting") of Stockholders of GB, Inc. ("GB"), a Delaware corporation and bank holding company, will be held on ___________________, 1998 at ______ [a.m./p.m.] local time, at _________________________________________, Kalispell, Montana. The GB
Meeting is for the following purposes:

         1. ACQUISITION OF HUB FINANCIAL CORPORATION AND VALLEY BANK OF HELENA:
MERGER AND SHARE EXCHANGE AGREEMENTS. To consider and vote upon a proposal to approve (i) the Agreement and Plan of Merger ("Merger Agreement") dated as of December 30, 1997 and amended as of June 30, 1998 between GB and HUB Financial Corporation ("HUB") a Montana corporation and bank holding company, under the terms of which HUB will merge with and into GB, and (ii) the Plan and Agreement of Share Exchange ("Share Exchange Agreement") dated as of December 30. 1997 between GB and Valley Bank of Helena ("VB"), under the terms of which all share of the common stock of VB outstanding at the closing of the Merger that are not owned by HUB will be converted into the right to receive shares of GB Common Stock, $.01 par value per share ("GB Common Stock"). The Merger Agreement, as amended, and the Share Exchange Agreement are more fully described in the accompanying Prospectus/Joint Proxy Statement, and are attached as APPENDICES A through C to such document.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the GB Meeting or any adjournment thereof.

         Only holders of record of the GB Common Stock, $.01 par value per share ("GB Common Stock"), at the close of business on _________________, 1998 (the record date for the GB Meeting), are entitled to notice of, and to vote at, the GB Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of GB Common Stock is required for approval of the Merger Agreement and the Share Exchange Agreement. As of _________________, 1998, there were __________ shares of GB Common Stock outstanding.

         All stockholders are cordially invited to attend the GB Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of GB Common Stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to GB's secretary at or prior to the GB Meeting, or by appearing and voting at the GB Meeting in person. Attendance at the GB Meeting will not of itself revoke a previously submitted proxy.

                                       By Order of the Board of Directors



                                       James H. Strosahl, Secretary

Kalispell, Montana
July ______, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE GB MEETING. APPROVAL OF THE MERGER AND SHARE EXCHANGE REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND THAT A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                     [HUB Financial Corporation Letterhead]
                               July _______, 1998

Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting ("Special Meeting") of Stockholders of HUB Financial Corporation ("HUB"), a Montana corporation and bank holding company for Valley Bank of Helena ("VB"). The Special Meeting will be held on ______________, ____________, 1998, at _____
[a.m./p.m.] local time, at ________________________________________________,
Montana.

         The attached Notice of Special Meeting and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of December 30, 1997 and amended as of June 30, 1998, between GB, Inc. ("GB"), a Delaware corporation and bank holding company, and HUB. The Merger Agreement provides for the merger ("Merger") of HUB with and into GB, with GB as the surviving corporation. Consequently, HUB's stockholders would become stockholders of GB, and VB would become a subsidiary of GB.

         The Merger is subject to various conditions which, with other terms of the Merger, are contained in the Merger Agreement and described in the attached Joint Proxy Statement, which also serves as a Prospectus of GB for its common stock, $.01 par value per share ("GB Common Stock") to be issued in the Merger. If the Merger is completed, each HUB stockholder will receive shares of GB Common Stock for each share of HUB Common Stock, no par value per share ("HUB Common Stock") owned, based on an exchange formula detailed in the Prospectus/Joint Proxy Statement. The complete text of the Merger Agreement, as amended, appears at APPENDICES A and B to the Prospectus/Joint Proxy Statement.

         Your Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that, as of the date of this Prospectus/Joint Proxy Statement and based on the factors and assumptions described in the opinion, the consideration to be received by HUB and its stockholders in the Merger is fair from a financial point of view. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF HUB AND ITS STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

         Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of HUB Common Stock. We urge you to review the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Fred Flanders at (406) 443-7440.

         IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AND WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON OR NOT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY IMPORTANT MATTER, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY (IF YOU WISH), REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                          Very truly yours,



Thomas F. Dowling                          Thomas F. Dowling
Chairman of the Board                      President and Chief Executive Officer



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                            HUB FINANCIAL CORPORATION
                             3030 N. MONTANA AVENUE
                           HELENA, MONTANA 59801-0551



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD __________________, 1998


TO THE STOCKHOLDERS OF HUB FINANCIAL CORPORATION:

         NOTICE IS HEREBY GIVEN that pursuant to call of its directors, a Special Meeting ("Special Meeting") of Stockholders of HUB Financial Corporation ("HUB"), a Montana corporation and bank holding company, will be held on _____________, _______________, 1998, at ______ [a.m./p.m.] local time, at
_________________________, Montana. The Special Meeting is for the following purposes:

         1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of December 30, 1997 and amended as of June 30, 1998, between HUB and GB, Inc. ("GB"), a Delaware corporation and bank holding company, under the terms of which HUB will merge with and into GB, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement, as amended, is attached at APPENDICES A and B to the Prospectus/Joint Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of the HUB Common Stock, no par value per share, at _____ p.m. on ______________, 1998 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds or more of the outstanding shares of HUB Common Stock is required for approval of the Merger Agreement. As of _________________, 1998, there were 9,265 shares of HUB Common Stock outstanding.

         HUB stockholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Montana Business Corporation Act, Sections 35-1-826 through 35-1-839, a copy of which is included in the Prospectus/Joint Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and APPENDIX H.

         All stockholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of HUB Common Stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to HUB's Secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                     By Order of the Board of Directors,


                                     James T. Harrison, Jr.
Helena, Montana
July ______, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF HUB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                       [Valley Bank of Helena Letterhead]
                                July _____, 1998

Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting ("Special Meeting") of Stockholders of Valley Bank of Helena ("VB"), a Montana banking corporation. The Special Meeting will be held on ______________, ____________, 1998, at _____ [a.m./p.m.] local time, at
________________________________________________, Montana.

         The attached Notice of Special Meeting and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange ("Share Exchange Agreement"), dated as of December 30, 1997, between GB, Inc. ("GB"), a Delaware corporation and bank holding company, and VB. The Share Exchange Agreement provides for the exchange ("Share Exchange") of outstanding shares of VB common stock for shares of GB Common Stock. Concurrently with the Special Meeting, stockholders of HUB Financial Corporation ("HUB"), the parent company of VB, will be voting on a Plan and Agreement of Merger that, if approved, will cause HUB to be merged with and into GB (the "Merger"), causing VB to become a subsidiary of GB. Following the closing of the Merger and the Share Exchange, VB's stockholders would become stockholders of GB, and VB would become a wholly-owned subsidiary of GB. The purpose of the Share Exchange is to afford the minority stockholders of VB (VB stockholders other than HUB) the same opportunity as HUB stockholders to participate in the Merger.

         The Share Exchange is subject to various conditions which, with other terms of the Share Exchange, are contained in the Share Exchange Agreement and described in the attached Joint Proxy Statement, which also serves as a Prospectus of GB for its common stock, $.01 par value per share ("GB Common Stock") to be issued in the Share Exchange. If the Share Exchange is completed, each VB stockholder will receive shares of GB Common Stock for each share of VB Common Stock, $40.00 par value per share ("VB Common Stock") owned, based on an exchange formula detailed in the Prospectus/Joint Proxy Statement. The complete text of the Share Exchange Agreement appears as APPENDIX C to the Prospectus/Joint Proxy Statement.

         Your Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that, as of the date of this Prospectus/Joint Proxy Statement and based on the factors and assumptions described in the opinion, the consideration to be received by VB and its stockholders in the Share Exchange is fair from a financial point of view. THE BOARD OF DIRECTORS BELIEVES THAT THE SHARE EXCHANGE IS IN THE BEST INTERESTS OF VB AND ITS STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SHARE EXCHANGE. HUB HAS AGREED TO VOTE ALL SHARES OF VB COMMON STOCK OWNED BY IT (APPROXIMATELY 86.5% OF OUTSTANDING VB COMMON STOCK) IN FAVOR OF THE SHARE EXCHANGE. CONSEQUENTLY, THE RECEIPT OF REQUISITE VB STOCKHOLDER APPROVAL OF THE SHARE EXCHANGE IS ASSURED.

         Approval of the Share Exchange requires the affirmative vote of the holders of two-thirds of the outstanding shares of VB Common Stock. We urge you to review the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Fred Flanders at (406) 443-7440.

         IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AND WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON OR NOT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE SHARE EXCHANGE AGREEMENT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY IMPORTANT MATTER, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY (IF YOU WISH), REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, we recommend that you vote FOR approval of the Share Exchange Agreement.

                             Very truly yours,


Mary D. Munger, Chairman                            Fred J. Flanders, President

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                              VALLEY BANK OF HELENA
                             3030 N. MONTANA AVENUE
                           HELENA, MONTANA 59601-0551


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD __________________, 1998


TO THE STOCKHOLDERS OF VALLEY BANK OF HELENA:

         NOTICE IS HEREBY GIVEN that pursuant to call of its directors, a Special Meeting ("Special Meeting") of Stockholders of Valley Bank of Helena ("VB"), a Montana banking corporation, will be held on _____________, _______________, 1998, at ______ [a.m./p.m.] local time, at
_________________________, Montana. The Special Meeting is for the following purposes:

         1. SHARE EXCHANGE AGREEMENT. To consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange ("Share Exchange Agreement"), dated as of December 30, 1997, between VB and GB, Inc. ("GB"), a Delaware corporation and bank holding corporation, under the terms of which all outstanding shares of VB's common stock ("VB Common Stock") will be exchanged with GB for shares of GB's common stock ("GB Common Stock"), as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Share Exchange Agreement is attached as APPENDIX C to the Prospectus/Joint Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of VB Common Stock, $40.00 par value per share, at _____ p.m. on ______________, 1998 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds or more of the outstanding shares of VB Common Stock is required for approval of the Share Exchange Agreement. As of _________________, 1998, there were 11,000 shares of VB Common Stock outstanding.

         VB stockholders desiring to do so may dissent from the Share Exchange and obtain payment for their shares in accordance with the provisions of the Montana Business Corporation Act, Sections 35-1-826 through 35-1-839, a copy of which is included in the Prospectus/Joint Proxy Statement. See "THE SHARE EXCHANGE -- Dissenters' Rights of Appraisal" and APPENDIX H.

         All stockholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of VB Common Stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to VB's Secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                         By Order of the Board of Directors,

                                         Peter Van Nice, Secretary

Helena, Montana
___________________, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE SHARE EXCHANGE REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF VB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                              JOINT PROXY STATEMENT
         HUB FINANCIAL CORPORATION, VALLEY BANK OF HELENA, AND GB, INC.

                                   PROSPECTUS
                     GB, INC. COMMON STOCK ($.01 PAR VALUE)

         This Prospectus/Joint Proxy Statement is being furnished to holders of shares of common stock, no par value ("HUB Common Stock"), of HUB Financial Corporation ("HUB"), a Montana corporation and bank holding company, and to holders of common stock, $40.00 par value ("VB Common Stock"), of Valley Bank of Helena ("VB"), a Montana banking corporation and the subsidiary of HUB Financial, in connection with the solicitation of proxies by the respective Boards of Directors of (1) HUB ("HUB Board") for use at the Special Meeting of HUB Stockholders ("HUB Meeting") to be held on ________________, 1998, at ______ [a.m./p.m.] local time, at _________________________,
________________________________, Montana and at any adjournments or postponements of the HUB Meeting, and (2) VB ("VB Board") for use at the Special Meeting of VB Stockholders ("VB Meeting") to be held on ________________, 1998, at ______ [a.m./p.m.] local time, at __________________________,
_____________________, Montana and at any adjournments or postponements of VB Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to the stockholders of HUB and VB on __________, 1998.

         This Prospectus/Joint Proxy Statement is also being furnished by GB, Inc. ("GB"), a Delaware corporation and bank holding company, to the holders of record as of ______, 1998, of GB common stock, $.01 per share par value ("GB Common Stock") in connection with the solicitation of proxies by the Board of Directors of GB ("GB Board") for use at the special Meeting ("GB Meeting") to be held on ______, 1998 and at any adjournments or postponements of the GB Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to the stockholders of GB on _____, 1998.

         At the HUB Meeting, the stockholders of HUB will vote upon a proposal to approve the merger ("Merger") of HUB with and into GB, under the terms of the Plan and Agreement of Merger ("Merger Agreement") dated as of December 30, 1997 and amended as of June 30, 1998, between GB and HUB. The Merger Agreement is hereby incorporated in this Prospectus/Joint Proxy Statement by reference. The Merger Agreement and the amendment to such Merger Agreement are attached to this Prospectus/Joint Proxy Statement at APPENDICES A and B.

         At the VB Meeting, the stockholders of VB will vote upon a proposal to approve the share exchange ("Share Exchange") pursuant to which those shares of VB Common Stock outstanding immediately following consummation of the Merger that are not owned by GB (the "Minority Stock") will be transferred to GB in exchange for shares of GB's Common Stock, under the terms of the Agreement and Plan of Share Exchange ("Share Exchange Agreement") dated as of December 30, 1997 between GB and VB. The Share Exchange would be effected immediately following consummation of the Merger, thereby making VB the wholly-owned subsidiary of GB. The Share Exchange Agreement is incorporated in this Prospectus/Joint Proxy Statement by reference. The Share Exchange Agreement is attached to this Prospectus/Joint Proxy Statement as APPENDIX C.

         At the GB Meeting, the stockholders of GB will vote upon a proposal to approve the Merger of HUB with and into GB, and the related Share Exchange between GB and the holders of the Minority Stock of VB. The Merger and the Share Exchange are separate transactions, but are both related to GB's acquisition of VB, and will be voted on together as one item by GB stockholders at the GB Meeting. The Merger and the Share Exchange are sometimes collectively referred to in this Prospectus/Joint Proxy Statement as the " HUB/VB Transactions."

         This Prospectus/Joint Proxy Statement also constitutes the Prospectus of GB filed as part of a Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), relating to the shares of GB Common Stock to be issued in the Merger and the Share Exchange. When the Merger becomes effective, all outstanding shares of HUB Common Stock will be converted into the right to receive shares of GB Common Stock. In the Merger, cash will be paid in lieu of fractional shares. When the Share Exchange becomes effective immediately following consummation of the Merger, all Minority Stock will be transferred to GB in exchange for shares of GB Common Stock. HUB stockholders and VB stockholders desiring to do so may dissent from the Merger and the Share Exchange, respectively, and obtain payment for their shares in accordance with the provisions of the Montana Business Corporations Act ("MBCA"), Sections 35-1-826 through 35-1-839, a copy of which is included as Appendix H to this Prospectus/Joint Proxy Statement. GB stockholders are not entitled to any dissenters' rights under the Delaware General Corporation Law ("DGCL"). For a more detailed discussion of the foregoing provisions, and a description of certain other significant considerations in connection with the Merger and the Share Exchange, see "THE MERGER --Basic Terms of Merger; Dissenters' Rights of Appraisal; Conditions to the Merger; and Interests of Certain Persons in the Merger," and "THE SHARE EXCHANGE -- Basic Terms of Share Exchange; Dissenters' Rights of Appraisal; Conditions to the Share Exchange; and Interests of Certain Persons in the Share Exchange."

         THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY STOCKHOLDERS OF HUB UPON CONSUMMATION OF THE MERGER, OR BY STOCKHOLDERS OF VB UPON CONSUMMATION OF THE SHARE EXCHANGE, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS/JOINT PROXY IN CONNECTION WITH ANY SUCH RESALE.

         THE SHARES OF GB COMMON STOCK ISSUABLE IN THE MERGER AND THE SHARE EXCHANGE ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY A BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

        THE SHARES OF GB COMMON STOCK ISSUABLE IN THE MERGER AND THE SHARE EXCHANGE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

     The date of this Prospectus/Joint Proxy Statement is July _____, 1998.

                              AVAILABLE INFORMATION

         GB is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). GB is the successor issuer of Original Glacier, which was subject to the reporting requirements of the 1934 Act until the date of the Curative Transaction. In accordance with the 1934 Act, GB files reports, proxy statements, and other information with the SEC. HUB is not subject to the information and reporting requirements of the 1934 Act.

         Under the rules and regulations of the SEC, the solicitations of stockholders to approve the Merger and the Share Exchange constitute an offering of the GB Common Stock to be issued in conjunction with the Merger and the Share Exchange. GB has filed a Registration Statement with the SEC under the 1933 Act covering the GB Common Stock to be issued in connection with the Merger and the Share Exchange. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information previously filed with the SEC by Original Glacier under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of materials filed by Original Glacier with the SEC may also be obtained through the SEC's Internet address at http://www.sec.gov. In addition, materials filed by GB are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus/Joint Proxy Statement constitutes part of the Registration Statement (File No. 333-___________) filed by GB with the SEC under the 1933 Act. This Prospectus/Joint Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to GB and the GB Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by Original Glacier with the SEC under the 1934 Act are incorporated by reference herein:

        1. Annual Report on Form 10-K for the year ended December 31, 1997 ("1997 10-K");

        2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998;

        3. Proxy Statement for its 1998 Annual Meeting of Stockholders ("1998 Proxy"); and

        4. Current Reports on Form 8-K filed during the fiscal year 1998 ("1998 8-K's").

         All documents filed by GB under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and before the HUB Meeting, VB Meeting and the GB Meeting are incorporated by reference herein and are a part hereof from each document's date of filing. Any statement contained in a document incorporated by reference herein as modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part hereof.

                               -------------------

         All information contained in this Prospectus/Joint Proxy Statement relating to GB has been furnished by GB, and HUB and VB are relying upon the accuracy of that information. All information contained in this Prospectus/Joint Proxy Statement relating to HUB has been furnished by HUB, and GB is relying upon the accuracy of that information. All information contained in this Prospectus/Joint Proxy Statement relating to VB has been furnished by VB, and GB is relying upon the accuracy of that information.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GB, HUB OR VB. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

         NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF HUB, VB, AND GB OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                                         TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----


GLOSSARY OF CERTAIN KEY TERMS...........................................................................................G-1


SUMMARY ..................................................................................................................1


INTRODUCTION..............................................................................................................1

         The Transactions.................................................................................................1
         Recent Developments..............................................................................................1

HUB MERGER................................................................................................................2

         Introduction.....................................................................................................2
         Parties to the Merger............................................................................................2
         HUB Special Stockholders Meeting.................................................................................3
         GB Special Stockholders Meeting..................................................................................3
         The Merger; Exchange Ratio.......................................................................................3
         Reasons for the Merger...........................................................................................3
         Recommendation of the HUB Board..................................................................................5
         Recommendation of the GB Board...................................................................................5
         Opinion of Financial Advisor to HUB..............................................................................5
         Effective Date of the Merger.....................................................................................5
         Exchange of Stock Certificates...................................................................................5
         Conditions; Regulatory Approvals.................................................................................6
         Stock Option Agreement...........................................................................................6
         Amendment or Termination of Merger Agreement.....................................................................6
         Directors and Executive Officers After the Merger................................................................6
         Federal Income Tax Treatment of the Merger.......................................................................7
         Accounting Treatment of the Merger...............................................................................7
         Dissenters' Rights of Appraisal..................................................................................7
         Interests of Certain Persons in the Merger.......................................................................7
         Comparison of Stockholders' Rights...............................................................................7
         Trading Markets..................................................................................................8

VB SHARE EXCHANGE.........................................................................................................8

         Introduction.....................................................................................................8
         Parties to the Share Exchange....................................................................................8
         VB Special Stockholders Meeting..................................................................................8
         GB Special Stockholders Meeting..................................................................................9
         The Share Exchange; Exchange Ratio...............................................................................9
         Reasons for the Share Exchange...................................................................................9
         Recommendation of the VB Board..................................................................................10
         Recommendation of the GB Board..................................................................................10
         Opinion of Financial Advisor to GB..............................................................................10
         Opinion of Financial Advisor to VB..............................................................................10
         Effective Date of the Share Exchange............................................................................10
         Exchange of Stock Certificates..................................................................................11
         Conditions; Regulatory Approvals................................................................................11
         Amendment or Termination of Share Exchange Agreement............................................................11
         Directors and Executive Officers After the Share Exchange.......................................................11
         Federal Income Tax Treatment of the Share Exchange..............................................................11
         Accounting Treatment of the Share Exchange......................................................................12
         Dissenters' Rights of Appraisal.................................................................................12
         Interests of Certain Persons in the Share Exchange..............................................................12



                                                              i

         Comparison of Stockholders' Rights..............................................................................12
         Trading Markets.................................................................................................12

STOCK PRICE AND DIVIDEND INFORMATION.....................................................................................13

         GB .............................................................................................................13
         HUB ............................................................................................................13
         VB .............................................................................................................13
         Recent Stock Price Data.........................................................................................13

EQUIVALENT PER COMMON SHARE DATA.........................................................................................15

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA...............................................................15

HUB SPECIAL STOCKHOLDERS MEETING.........................................................................................19

         Date, Time, Place...............................................................................................19
         Purpose.........................................................................................................19
         Record Date; Shares Outstanding and Entitled to Vote............................................................19
         Vote Required...................................................................................................19
         Voting, Solicitation, and Revocation of Proxies.................................................................19

VB SPECIAL STOCKHOLDERS MEETING..........................................................................................20

         Date, Time, Place...............................................................................................20
         Purpose.........................................................................................................20
         Record Date; Shares Outstanding and Entitled to Vote............................................................20
         Vote Required...................................................................................................20
         Voting, Solicitation, and Revocation of Proxies.................................................................20

GB SPECIAL STOCKHOLDERS MEETING..........................................................................................21

         Date, Time, Place...............................................................................................21
         Purpose.........................................................................................................21
         Record Date; Shares Outstanding and Entitled to Vote............................................................21
         Vote Required...................................................................................................21
         Voting, Solicitation, and Revocation of Proxies.................................................................21

BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE..............................................................22

         Background......................................................................................................22
         Recent Developments.............................................................................................23
         Reasons For Merger - HUB........................................................................................23
         Reasons For The Share Exchange - VB.............................................................................24
         Reasons for the Merger and Share Exchange - GB..................................................................24
         Opinion of HUB and VB Financial Advisor.........................................................................26
         Recommendation of the HUB Board and VB Board....................................................................28
         Opinion of GB Financial Advisor.................................................................................28
         Recommendation of the GB Board..................................................................................31

THE MERGER...............................................................................................................31

         General.........................................................................................................31
         Basic Terms of the Merger.......................................................................................31
         Mechanics of the Merger.........................................................................................32
         Exchange of Stock Certificates..................................................................................32
         Cash for Fractional Shares......................................................................................32
         Conditions to the Merger; Regulatory Approvals..................................................................32
         Stock Option Agreement..........................................................................................33
         Amendment or Termination of Merger Agreement....................................................................33
         Conduct Pending the Merger......................................................................................34
         Directors and Executive Officers After the Merger...............................................................35


                                                            ii


         Employee Benefit Plans..........................................................................................35
         Interests of Certain Persons in the Merger......................................................................35
         Federal Income Tax Treatment of the Merger......................................................................36
         Accounting Treatment of Merger..................................................................................36
         Dissenters' Rights of Appraisal.................................................................................37
         Stock Resales by HUB Affiliates.................................................................................37
         No Solicitation.................................................................................................38
         Expenses 38

THE SHARE EXCHANGE.......................................................................................................38

         General.........................................................................................................38
         Basic Terms of the Share Exchange...............................................................................38
         Mechanics of the Share Exchange.................................................................................39
         Exchange of Stock Certificates..................................................................................39
         Cash for Fractional Shares......................................................................................39
         Conditions to the Share Exchange; Regulatory Approvals..........................................................39
         Amendment or Termination of the Share Exchange Agreement........................................................40
         Conduct Pending the Share Exchange..............................................................................40
         Directors and Executive Officers After the Share Exchange.......................................................40
         Interests of Certain Persons in the Share Exchange..............................................................40
         Certain Federal Income Tax Consequences of the Share Exchange...................................................40
         Accounting Treatment of Share Exchange..........................................................................41
         Dissenters' Rights of Appraisal.................................................................................41
         Stock Resales by HUB Affiliates.................................................................................42

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS..............................................................42

         Basis of Presentation Unaudited Condensed Pro Forma Combined Financial Statements...............................42

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS..............................................................43


INFORMATION CONCERNING GB................................................................................................49

         General.........................................................................................................49
         Year 2000 Issues................................................................................................49

INFORMATION CONCERNING HUB AND VB........................................................................................50

         Business........................................................................................................50
         Competition.....................................................................................................50
         Facilities......................................................................................................51
         Employees.......................................................................................................51
         Legal Proceedings...............................................................................................51

HUB AND VB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS.......................................................................................52

         Overview 52
         Results of Operations...........................................................................................52
         Financial Condition.............................................................................................54
         Liquidity and Source of Funds...................................................................................56

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS - HUB...................................................56

         Other Principal Stockholder.....................................................................................57

MANAGEMENT...............................................................................................................57


SUPERVISION AND REGULATION...............................................................................................58

         Introduction....................................................................................................58
         The Holding Companies...........................................................................................58


                                                                iii

         General.........................................................................................................58
         Bank Holding Company Structure..................................................................................58
         Transactions with Affiliates....................................................................................59
         Regulation of Management........................................................................................59
         FIRREA..........................................................................................................59
         Tie-In Arrangements.............................................................................................59
         State Law Restrictions..........................................................................................59
         Securities Registration and Reporting...........................................................................60
         The Subsidiaries................................................................................................60
         General.........................................................................................................60
         Loans-to-One Borrower...........................................................................................60
         FDIC Insurance..................................................................................................60
         Capital Requirements............................................................................................61
         Restrictions on Capital Distributions...........................................................................62
         Federal Home Loan Bank System...................................................................................63
         Federal Reserve System..........................................................................................63
         Recent Federal Legislation......................................................................................63

DESCRIPTION OF GB'S CAPITAL STOCK........................................................................................64


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GB, HUB AND VB COMMON STOCK...................................................64


CERTAIN LEGAL MATTERS....................................................................................................69


EXPERTS .................................................................................................................69


OTHER MATTERS............................................................................................................69

FINANCIAL STATEMENTS OF HUB FINANCIAL CORPORATION




         APPENDIX A - Plan and Agreement of Merger

         APPENDIX B - First Amendment of Plan and Agreement of Merger

         APPENDIX C - Agreement and Plan of Share Exchange

         APPENDIX D - Stock Option Agreement

         APPENDIX E - Opinion of Columbia Financial Advisors, Inc. - HUB

         APPENDIX F - Opinion of Columbia Financial Advisors, Inc. - VB

         APPENDIX G - Opinion of D.A. Davidson & Co.

         APPENDIX H - Sections 35-1-826 through 35-1-839 of the Montana
                      Business Corporation Act (Dissenters' Rights of Appraisal under Montana Law)

                          GLOSSARY OF CERTAIN KEY TERMS

ORIGINAL GLACIER..................     GB, Inc.'s predecessor corporation, a
                                       Delaware corporation that ceased
                                       corporate existence on the closing of the Curative Transaction.

1933 ACT..........................     The Securities Act of 1933, as amended,
                                       and the rules and regulations promulgated thereunder.

1934 ACT..........................     The Securities Exchange Act of 1934, as
                                       amended, and related rules and
                                       regulations.

BHCA..............................     Bank Holding Company Act of 1956, as
                                       amended.

BOARD.............................     Board of Directors.

CFA...............................     Columbia Financial Advisors, Inc., HUB's
                                       financial advisors.

CLOSING...........................     The closings of the Merger and Share
                                       Exchange transactions contemplated in the
                                       Merger Agreement and the Share Exchange
                                       Agreement.

CODE..............................     The Internal Revenue Code of 1986, as
                                       amended.

CURATIVE TRANSACTION..............     The merger of Original Glacier with and
                                       into GB, Inc., effective July 9, 1998.

D.A. DAVIDSON.....................     D.A. Davidson & Co., GB, Inc.'s financial
                                       advisor.

DISSENTING SHARES.................     Those shares of HUB Common Stock or VB
                                       Common Stock with respect to which HUB's stockholders or VB stockholders, as the case may be, have perfected their dissenters' rights under Montana law.

EXCHANGE AGENT....................     The company designated by GB, HUB and VB
                                       to handle (1) the exchange of HUB Common
                                       Stock for GB Common Stock or cash (in the case of holders that would otherwise be entitled to a fractional share of GB
                                       Common Stock), and (2) the exchange of VB
                                       Common Stock for GB Common Stock or cash
                                       (in the case of holders that would
                                       otherwise be entitled to a fractional
                                       share of GB Common Stock).

FDIC..............................     The Federal Deposit Insurance
                                       Corporation.

FRB...............................     The Board of Governors of the Federal
                                       Reserve System.

GAAP..............................     Generally accepted accounting principles,
                                       consistently applied.

GB................................     GB, Inc., a Delaware corporation and bank
                                       holding company.

GB BANK SUBSIDIARIES..............     Glacier Bank, Glacier Bank of Whitefish,
                                       Glacier Bank of Eureka, and First
                                       Security Bank of Missoula, GB's
                                       subsidiary banks.

GB COMMON STOCK...................     GB, Inc.'s common stock, $.01 par value
                                       per share.

GB FINANCIAL
STATEMENTS........................     GB's (i) audited consolidated statements
                                       of financial condition, as of December
                                       31, 1997 and 1996, and the related
                                       audited consolidated statements of
                                       operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997 and (ii) unaudited consolidated financial statement of condition as of March 31, 1998, and the related unaudited statements of operations, cash flows and stockholders' equity for the period then ended.

GB MEETING........................     Special meeting of GB, Inc. stockholders
                                       to be held on _____________, 1998.

GB RECORD DATE....................     __________________, 1998.

HOLA..............................     Home Owner's Loan Act, as amended.

HUB...............................     HUB Financial Corporation, a Montana
                                       corporation and a bank holding company.

HUB COMMON STOCK..................     HUB's common stock, no par value per
                                       share.

HUB FINANCIAL STATEMENTS..........     HUB's audited consolidated statements of
                                       financial condition as of December 31,
                                       1997 and the related audited consolidated statements of operations, cash flows and stockholders' equity for the year ended
                                       December 31, 1997.

HUB MEETING.......................     Special meeting of HUB stockholders to be
                                       held on ___________________, 1998.

HUB PURCHASE PRICE................     The aggregate number of shares of GB
                                       Common Stock to be provided by GB to
                                       HUB's stockholders in exchange for their HUB Common Stock shares.

HUB RECORD DATE...................     ___________________, 1998.

HUB/VB TRANSACTIONS...............     The Merger and the Share Exchange,
                                       collectively.

KPMG..............................     KPMG Peat Marwick LLP, independent
                                       certified public accountants.

MBCA..............................     The Montana Business Corporations Act, as
                                       amended.

MERGER............................     The merger of HUB with and into GB in
                                       accordance with the Merger Agreement.

MERGER AGREEMENT..................     The Plan and Agreement of Merger, dated
                                       as of December 30, 1997, between GB and
                                       HUB, as amended as of June 30, 1998

MERGER EFFECTIVE DATE.............     The date on which the Closing of the
                                       Merger will occur.

MINORITY STOCK....................     The outstanding shares of VB that are not
                                       owned by HUB as of the Merger Effective
                                       Date.

OPTION............................     Stock option granted by HUB to GB in the
                                       Stock Option Agreement, dated December
                                       30, 1997.

PROSPECTUS/JOINT PROXY STATEMENT..     The Prospectus/Joint Proxy Statement,
                                       contained in the Registration Statement, and to be mailed to HUB's stockholders and VB's stockholders, together with any amendments and supplements.

PURCHASE PRICE....................     The aggregate number of shares of GB
                                       Common Stock to be provided by GB to
                                       HUB's stockholders in exchange for their HUB Common Stock shares, and to VB's stockholders in exchange for their VB
                                       Common Stock shares (i.e., the total of
                                       the HUB Purchase Price and the VB
                                       Purchase Price).

REGISTRATION STATEMENT............     The Registration Statement on Form S-4,
                                       of which this Prospectus/Joint Proxy
                                       Statement forms a part, filed with the
                                       SEC by GB under the 1933 Act, for the
                                       purpose of registering the shares of GB
                                       Common Stock to be issued in the Merger
                                       and the Share Exchange.

REGULATORY APPROVALS..............     The required regulatory approvals of the
                                       transaction by the FRB.

SEC...............................     The Securities and Exchange Commission.

SHARE EXCHANGE....................     The exchange of GB Common Stock for the
                                       Minority Stock of VB in accordance with
                                       the Share Exchange Agreement.

SHARE EXCHANGE AGREEMENT..........     The Agreement and Plan of Share Exchange,
                                       dated as of December 30, 1997, between GB and VB.

SHARE EXCHANGE EFFECTIVE DATE.....     The date on which the Closing of the
                                       Share Exchange will occur.

STOCK OPTION AGREEMENT............     Stock Option Agreement between GB and
                                       HUB, dated as of December 30, 1997.

TANGIBLE EQUITY CAPITAL...........     The tangible equity capital (i.e., common
                                       stock, paid-in capital and retained
                                       earnings, plus (or minus) net unrealized gain (or loss) on available-for-sale securities and minus goodwill) of HUB and VB on a consolidated basis as of the last day of the month preceding the Effective
                                       Date, determined in accordance with GAAP.

TERMINATION DATE..................     October 31, 1998, the date after which
                                       each party has the right to terminate the Merger Agreement and/or the Share
                                       Exchange Agreement, if the Closing has
                                       not occurred by that date.

VB................................     Valley Bank of Helena, a state-chartered
                                       commercial bank and HUB's sole
                                       subsidiary.

VB COMMON STOCK...................     VB's Common Stock, $40.00 par value per
                                       share.

VB MEETING........................     Special meeting of the VB stockholders to
                                       be held on _____________, 1998.

VB PURCHASE PRICE.................     The aggregate number of shares of GB
                                       Common Stock to be provided to holders of the Minority Stock of VB, in exchange for such shares of Minority Stock.

VB RECORD DATE....................     ______________________, 1998.

                                     SUMMARY

         The following material summarizes certain information contained elsewhere in this Prospectus/Joint Proxy Statement. This summary is not intended to be complete and is qualified by reference to the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement (including the appendices). Capitalized terms used in this Prospectus/Joint Proxy Statement, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Certain Key Terms inside the front cover. Additionally, terms used principally in particular sections of this Prospectus/Joint Proxy Statement are defined in the sections where they are used.

                                  INTRODUCTION

THE TRANSACTIONS

         GB desires to acquire Valley Bank of Helena ("VB"), a subsidiary of HUB Financial Corporation ("HUB") and operate VB as an independent, wholly-owned subsidiary of GB. The Boards of Directors of HUB and VB desire to afford all stockholders of HUB and VB with the same opportunity to participate in the acquisition. Because HUB does not own 100% of the outstanding shares of VB Common Stock, the acquisition will be accomplished through two transactions; the Merger with HUB and the Share Exchange with VB. The total Purchase Price that GB will pay for the acquisition (both the Merger and the Share Exchange) is 620,000 shares of GB Common Stock, subject to certain adjustments described below.

         Based on their relative ownership of VB, the consideration (i.e., shares of GB Common Stock) to be received by holders of HUB Common Stock in the Merger, and by holders of VB Minority Stock in the Share Exchange, will be exactly the same.

         Holders of HUB Common Stock will vote on the Merger, and such persons should pay particular attention to those portions of this Prospectus/Joint Proxy Statement that describe the Merger (see the summary of the HUB Merger below and "THE MERGER"). HUB stockholders who are also VB stockholders should also read the portions of this Prospectus/Joint Proxy Statement that describe the Share Exchange, as such persons will be voting on that transaction as well.

         Holders of VB Common Stock will vote on the Share Exchange, and such persons should pay particular attention to those portions of this Prospectus/Joint Proxy Statement that describe the Share Exchange (see the summary of the Share Exchange below and "THE SHARE EXCHANGE"). As part of the Merger Agreement, HUB has agreed to vote the shares of VB Common Stock that it owns (approximately 86.5% of the outstanding VB Common Stock) in favor of the Share Exchange, which is more than the required number of votes required to approve the Share Exchange. Because the Merger will close prior to the Share Exchange, the shares of VB that HUB owns will be owned by GB at the time the Share Exchange closes. As a result, the GB Common Stock issued in the Share Exchange will be issued only in exchange for the shares of VB that HUB did not own at the Closing of the Merger (the "Minority Stock"). Holders of Minority Stock who are also HUB stockholders should also read the portions of this Prospectus/Joint Proxy Statement that describe the Merger, as such persons will be voting on that transaction as well.

         GB stockholders will vote on both the Merger and the Share Exchange (which are sometimes collectively referred to as the "HUB/VB Transactions") together as one item and thus should pay particular attention to the portions of the Prospectus/Joint Proxy Statement that describe both the Merger and the Share Exchange.

RECENT DEVELOPMENTS

         GB's predecessor corporation ("Original Glacier") and HUB initially entered into the Merger Agreement on December 30, 1997 (the "Initial Agreement"). Subsequent to the execution of the Initial Agreement, Original Glacier discovered certain technical issues associated with its capital stock, including the existence of fewer authorized shares than Original Glacier had previously believed were available. Because these issues created uncertainty about the validity of certain outstanding shares of Original Glacier common stock, original GB completed a transaction designed to cure such concerns (the "Curative Transaction"). The Curative Transaction, which was completed on July _, 1998, is described in "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE - Recent Developments." As explained in that section of the Prospectus/Joint Proxy Statement, GB is the successor corporation to Original Glacier, the corporation that signed the Initial Agreement. The Initial Agreement was amended to reflect the Curative Transaction, by execution of the "First Amendment of Plan and Agreement of Merger between Glacier Bancorp, Inc. and HUB Financial

Corporation" dated as of June 30, 1998 (the "Merger Agreement Amendment"). A copy of the Merger Agreement Amendment is attached to this Prospectus/Joint Proxy Statement at APPENDIX B. Unless otherwise clearly stated, all references in this Prospectus/Joint Proxy Statement to the "Merger Agreement" refer to the Initial Agreement as amended by the Merger Agreement Amendment. All references in this Prospectus/Joint Proxy Statement to "GB" refer to the corporation that resulted from the Curative Transaction; in certain instances where helpful to the understanding of the Curative Transaction and its effects, GB is also referred to as "New Glacier." See "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Recent Developments."

                                   HUB MERGER

INTRODUCTION

         GB and HUB propose to merge under the terms of the Merger Agreement. If the Merger Agreement is approved by the stockholders of HUB and GB, HUB will merge with and into GB ("Merger"). Consequently, holders of HUB Common Stock would become stockholders of GB, and VB, which is presently a subsidiary of HUB, would become a subsidiary of GB. After the Merger is consummated, HUB stockholders will no longer own any stock in HUB, and HUB will cease to exist.

         The respective Boards of Directors ("Boards") of GB and HUB have unanimously adopted the Merger Agreement, and recommend, respectively, that the stockholders of GB and HUB vote to approve the Merger Agreement. Subject to approval of the Merger Agreement by the stockholders of GB and HUB, receipt of required regulatory approvals, and satisfaction of certain other conditions, HUB will merge with and into GB. HUB's stockholders, other than those who have perfected their dissenters' rights or would otherwise be entitled to fractional shares of GB Common Stock based on the Merger exchange ratio, will receive shares of GB Common Stock in exchange for their shares of HUB Common Stock. See "THE MERGER -- Basic Terms of the Merger; Cash for Fractional Shares; -- Dissenters' Rights of Appraisal."

PARTIES TO THE MERGER

         HUB. HUB is a Montana corporation and a registered bank holding company under the BHCA. HUB was incorporated on May 7, 1982, and its business and activities are conducted primarily through VB, its sole subsidiary. HUB owns approximately 86.5% of the Common Stock of VB, a state-chartered commercial bank organized under Montana law on October 18, 1978. HUB has no significant operations separate from VB.

         At December 31, 1997, VB had deposits of approximately $56 million and assets of approximately $68 million. HUB is headquartered in Helena, Montana, its executive offices are located at 3030 N. Montana Avenue, Helena, Montana 59601-0551, and its telephone number is (406) 442-7440. VB has facilities in three locations in Montana. For additional information about HUB and its business, see "INFORMATION CONCERNING HUB AND VB."

         GB. GB is a Delaware corporation, a registered bank holding company under the BHCA. GB's date of incorporation is March 24, 1998, and its principal business activities are conducted through four bank subsidiaries ("GB Bank Subsidiaries"), as follows: (i) Glacier Bank, a bank that has been in operation since 1955, (ii) Glacier Bank of Whitefish, (iii) Glacier Bank of Eureka, and
(iv) First Security Bank of Missoula. The deposits of each of the GB Bank Subsidiaries are insured by the Federal Deposit Insurance Corporation ("FDIC"). Each of the GB Bank Subsidiaries is a Montana state-chartered bank. GB has one non-bank subsidiary, Community First Inc., which offers full service brokerage services through Robert Thomas Securities, an unrelated brokerage firm. GB is the successor in interest to the Original Glacier, as described above under "Introduction - Recent Developments" and "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE - Recent Developments."

         At _____________, 1998, the GB Subsidiaries had facilities in a total of 18 locations in Montana, operating a total of ____ full-service offices and one limited service branch. GB is headquartered in Kalispell, Montana, its executive offices are located at 202 Main Street, Kalispell, Montana 59903-0027, and its telephone number is (406) 756-4200.

        Additional information concerning GB and its business is included in the documents incorporated into this Prospectus/Joint Proxy Statement by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

HUB SPECIAL STOCKHOLDERS MEETING

         The HUB Meeting will be held on _________________________, 1998, at
_____ [a.m./p.m.] local time, at _______________________________________,
Montana. The purpose of the HUB Meeting is to vote on (i) approval of the Merger Agreement, and (ii) any other matters that may properly come before the HUB Meeting.

         Only shares of HUB Common Stock held of record on _______________, 1998 at _____ p.m. ("HUB Record Date") are entitled to notice of, and to vote at, the HUB Meeting. The affirmative vote of at least two-thirds of the shares of HUB Common Stock outstanding on the HUB Record Date is required to approve the Merger Agreement. On the HUB Record Date, there were 9,265 shares of HUB Common Stock outstanding, and the directors and executive officers of HUB and VB were entitled to vote an aggregate of 8,535 shares, representing approximately 92.1 percent of the total HUB Common Stock outstanding on the HUB Record Date. For additional information about the HUB Meeting, see "HUB SPECIAL STOCKHOLDER MEETING."

GB SPECIAL STOCKHOLDERS MEETING

         The GB Meeting will be held on _____________, 1998, at ____[a.m./p.m.] local time, at _________________, Montana. The purpose of the GB Meeting is to vote on (i) the HUB/VB Transactions (ii) any other matters that may properly come before the GB Meeting.

         Only shares of GB Common Stock held of record on ______, 1998 at ___ p.m. ("GB Record Date") are entitled to notice of, and to vote at, the GB Meeting. The affirmative vote of at least a majority of the shares of GB Common Stock outstanding on the GB Record Date is required to approve the HUB/VB Transactions. On the GB Record Date, there were ______ shares of GB Common Stock outstanding, and the directors and officers of GB were entitled to vote an aggregate of ____ shares, representing approximately __% of the total GB Common Stock outstanding on the GB Record Date. For additional information about the GB Meeting, see "GB SPECIAL STOCKHOLDER MEETING."

THE MERGER; EXCHANGE RATIO

         In accordance with the Merger Agreement, on the Effective Date, HUB will merge with and into GB, with GB as the surviving corporation. As long as HUB does not exceed its transaction expense limitation of $110,000, HUB's stockholders will be entitled to receive from GB the aggregate consideration of the number of shares of GB Common Stock determined by multiplying 620,000 by HUB's fractional ownership interest in VB Common Stock at Closing, rounded to the nearest whole number (the "Merger Purchase Price") if the Merger is completed. Each holder of HUB Common Stock, other than holders of Dissenting Shares, will receive, in exchange for each share of HUB Common Stock held of record on the Merger Effective Date, the number of shares of GB Common Stock resulting from a division of the Merger Purchase Price by the aggregate number of shares of HUB Common Stock that are issued and outstanding on the Merger Effective Date, rounded to two decimals. See "THE MERGER - Basic Terms of the Merger."

         The aggregate market value of the GB Common Stock that HUB stockholders will receive in the Merger will depend on the market value of GB Common stock on the Merger Effective Date. Cash will be paid in lieu of issuing fractional shares of GB Common Stock. Upon completion of the Merger, stockholders of HUB will no longer own any stock in HUB. For more detailed information concerning the Merger, the Merger exchange ratio, and how HUB Stockholders may exchange certificates representing shares of HUB Common Stock, see "THE MERGER -- Basic Terms of the Merger; Cash for Fractional Shares; --Exchange of Stock Certificates."

REASONS FOR THE MERGER

         The HUB Board believes that the terms of the Merger Agreement are fair and in the best interests of HUB and its stockholders. In reaching a decision on the Merger Agreement, the HUB Board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with legal, tax, accounting and financial advisors as well as HUB and VB senior management. The factors considered included:

         (i)  the fairness opinion of CFA with respect to the Merger Agreement;

        (ii) the federal tax treatment to HUB stockholders of the proposed transaction which provides for tax deferred treatment of the exchange of stock contemplated by the Merger Agreement;

        (iii) the liquidity of GB Common Stock created by the market available for the trading of GB Common Stock and the comparatively more limited liquidity of HUB Common Stock;

        (iv) the increased financial and technology resources of GB which will be available to VB following the Merger;

        (v) the financial, business and other prospects of GB in its existing markets and in the markets served by VB;

        (vi) the compatibility of VB and GB senior management and the opportunity for continuity of employment of VB employees following consummation of the Merger;

        (vii) the enhancement of HUB stockholder value anticipated by reason of the issuance of the shares of GB Common Stock in exchange for HUB Common Stock in the Merger;

        (viii) the availability and continuity of services to existing VB customers and the Helena community served by VB;

        (ix) the competitive nature of the commercial banking industry and the banking markets served by VB;

        (x)     the future business and other prospects of VB and HUB.

         At a special meeting of the HUB Board held on December 29, 1997 the Board determined that the Merger Agreement is in the best interests of HUB and its stockholders and voted unanimously to approve the Merger Agreement.

         The GB Board has unanimously adopted and approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, GB and its stockholders. In making this determination, the GB Board considered a variety of factors, including:

        (i) the GB Board's review of the financial condition, results of operations, and business operations and prospects of HUB and VB;

        (ii) the GB Board's evaluation of the financial and other terms of the Merger and their effect on the stockholders of GB, and the GB Board's belief that such terms are fair to GB and its stockholders;

        (iii) the GB Board's belief that the acquisition of HUB will expand and enhance GB's existing Helena operations;

        (iv) the GB Board's belief that the acquisition of HUB will expand and augment GB's banking franchise in Montana. After the acquisition of HUB, GB's banking operations are expected to rank among the largest in western Montana with over $650 million in assets, thus placing GB in a leading position in this market;

        (v) the GB Board's belief that the Merger will diversify GB's loan and deposit mix;

        (vi) the GB Board's review of the short-term and long-term impact the Merger is anticipated to have on GB's financial condition and results of operations; and

        (vii) the GB Board's belief that the acquisition will increase GB's market diversification through an enhanced competitive position in the key western Montana market of Helena, the state's capital.

RECOMMENDATION OF THE HUB BOARD

         THE HUB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF HUB AND ITS STOCKHOLDERS, AND RECOMMENDS THAT HUB STOCKHOLDERS APPROVE THE MERGER AGREEMENT. For a more detailed discussion of the factors considered by the HUB Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE."

RECOMMENDATION OF THE GB BOARD

         THE GB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF THE GB AND ITS STOCKHOLDERS, AND RECOMMENDS THAT GB STOCKHOLDERS APPROVE THE MERGER AGREEMENT. For a more detailed discussion of the factors considered by the GB Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE."

OPINION OF FINANCIAL ADVISOR TO GB

         D.A. Davidson, GB's financial advisor, has delivered a written opinion to the GB Board, dated as of December 30, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the consideration to be paid to HUB stockholders and the minority stockholders of VB in the Merger and the Share Exchange is fair, from a financial point of view, to GB and its stockholders. A copy of D.A. Davidson's opinion setting forth the limits of its review, assumption made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as APPENDIX G and should be read in its entirety by GB's stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Opinion of GB Financial Advisor."

OPINION OF FINANCIAL ADVISOR TO HUB

         Columbia Financial Advisors, Inc. ("CFA"), financial advisor to HUB and VB, has delivered written opinions to the HUB Board and VB Board, each dated as of December 29, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the Merger is fair, from a financial perspective, to HUB and its stockholders, and that the Share Exchange is fair, from a financial perspective, to VB and its stockholders. A copy of CFA's opinion to the HUB Board setting forth the limits of its review, assumptions made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as APPENDIX E and should be read in its entirety by HUB's stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Opinions of HUB and VB Financial Advisor."

EFFECTIVE DATE OF THE MERGER

         The parties presently expect to consummate the Merger in the third quarter of 1998, although the timing is subject to the satisfaction of certain conditions (discussed below). The date on which the Merger is consummated is referred to in this Prospectus/Joint Proxy Statement as the "Merger Effective Date." The Merger Agreement provides that if the Merger has not been consummated by October 31, 1998, at any time after that date, the Board of either GB or HUB may vote to abandon the Merger. See "THE MERGER -- Basic Terms of the Merger; -- Termination of the Merger Agreement."

EXCHANGE OF STOCK CERTIFICATES

         On and after the Merger Effective Date, certificates representing HUB Common Stock will be deemed to represent only the right to receive GB Common Stock or cash as provided in the Merger Agreement. HUB stockholders will receive written instructions and the required letter of transmittal after the Merger is effective. DO NOT SEND YOUR CERTIFICATES AT THIS TIME. See "THE MERGER -- Exchange of Stock Certificates."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is conditioned on (i) approval of the Merger Agreement by the holders of at least two-thirds of the outstanding shares of HUB Common Stock and by the holders of at least a majority of the GB Common Stock;
(ii) receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the FRB; (iii) receipt by each party of a favorable tax opinion from Graham & Dunn P.C. ("Graham & Dunn"); (iv) receipt of a letter from KPMG Peat Marwick LLP ("KPMG") to the effect that they concur with the respective management's conclusions that the Merger qualifies for pooling-of-interests accounting treatment; (v) the continuing accuracy of the representations and warranties of each party; (vi) the performance of specified obligations by each party; and (vii) certain other conditions. See "THE MERGER -- Conditions to the Merger" and "SUPERVISION AND REGULATION."

         GB has received conditional approval of the Merger from the FRB.

STOCK OPTION AGREEMENT

         As an inducement to GB to enter into the Merger Agreement, HUB has granted Option to GB, by agreement dated December 30, 1997, to purchase authorized but unissued shares of HUB Common Stock, which if issued, would constitute 19.9 percent of the outstanding HUB Common Stock, at a price equal to $781 per share. GB may exercise the Option only upon (i) the occurrence of certain events set forth in the Stock Option Agreement (none of which have occurred as of the date of this Prospectus/Joint Proxy Statement), and (ii) obtaining any regulatory approvals necessary for the acquisition of the HUB Common Stock subject to the Option, and additionally GB must have performed its obligations under the Merger Agreement. GB may transfer the Option only if an event occurs triggering GB's right to exercise the Option. See "THE MERGER - Stock Option Agreement."

AMENDMENT OR TERMINATION OF MERGER AGREEMENT

         The Merger Agreement may be amended at any time before the Effective Date upon approval of both the GB and HUB Boards. However, no amendment reducing the amount or changing the form of any consideration to be received by HUB's stockholders may be effected without the approval of HUB's stockholders. Further, at any time before the Effective Date, the Merger Agreement may be terminated, and the Merger abandoned (whether before or after the adoption of the Merger Agreement by the respective stockholders of GB and HUB Financial) (i) by the mutual majority votes of the GB and HUB Boards, or (ii) unilaterally, by either of the Boards under certain specified circumstances (including a failure to consummate the Merger by October 31, 1998). See "THE MERGER -- Amendment or Termination of the Merger Agreement."

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         Upon consummation of the Merger, the GB Board will consist of GB's current directors, with the addition of Fred J. Flanders, who is presently a member of the HUB Board and currently serves as VB's President.

         The respective executive officers of GB and VB in office immediately before the Effective Date are expected to remain unchanged following the Merger, except that following the Merger Mr. Fred Flanders will become Chairman and Chief Executive Officer of VB. On the Effective Date, the VB Board will consist of all persons who were directors of VB immediately before the Merger is consummated, except that (i) Messrs. Harris Hanson and James Foley, and Ms. Mary Munger, will retire and resign on the Merger Effective Date, and (ii) two directors, to be designated by GB, will be added to the VB Board. For more information on the anticipated composition of the respective Boards and managements of GB and VB after the Merger, see "THE MERGER -- Directors and Executive Officers After the Merger; Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX TREATMENT OF THE MERGER

         Consummation of the Merger is conditioned upon receipt by GB, and delivery to HUB, of an opinion from Graham & Dunn to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"); (ii) no gain or loss will be recognized, under the provisions of Section 354(a)(i) of the Code, by any stockholder who exchanges his or her shares of HUB Common Stock solely for shares of GB Common Stock; and (iii) the payment of cash to a HUB stockholder in lieu of a fractional share of GB Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code. See "THE MERGER -- Federal Income Tax Treatment of the Merger."

ACCOUNTING TREATMENT OF THE MERGER

         It is anticipated that the Merger will be accounted for as a pooling of interests by GB under generally accepted accounting principles. The Merger Agreement provides that, as a condition to GB's obligation to consummate the Merger, GB must receive a letter from KPMG, GB's independent auditors, to the effect that they concur with the respective management's conclusions that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER --Accounting Treatment of the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

         Holders of shares of HUB Common Stock have the right to dissent from the Merger, if they follow certain procedures and the Merger is effectuated, to obtain payment of the fair value of their shares in cash, in accordance with applicable provisions of Montana law. A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE MONTANA STATUTE WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS RIGHTS. Accordingly, the stockholders of HUB wishing to dissent from the Merger are urged to carefully read "THE MERGER -- Dissenters' Rights of Appraisal," and the copy of Sections 35-1-826 through 35-1-839 of the MBCA set forth in APPENDIX H to this Prospectus/Joint Proxy Statement.

        GB stockholders are not entitled to any dissenters' rights under the DGCL. See "THE MERGER -- Dissenters' Rights of Appraisal."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of GB's management and the GB Board may be deemed to have interests in the Merger in addition to their interests as stockholders of GB generally, as a result of provisions in the Merger Agreement relating to the appointment of two current directors of GB to the VB Board.

         Certain members of HUB's management and the HUB Board may be deemed to have interests in the Merger in addition to their interests as stockholders of HUB generally, as a result of provisions in the Merger Agreement relating to indemnification, employment agreements, and appointments to the GB Board. These provisions are discussed in "THE MERGER -- Interests of Certain Persons in the Merger."

         As a condition to execution of the Merger Agreement, VB has entered into an employment agreement with its President, Fred J. Flanders, which GB has ratified. Under the terms of the employment agreement, Mr. Flanders will continue to serve as VB's President; it is anticipated that Mr. Flanders will be named Chairman and Chief Executive Officer of VB following the Merger. Additionally, GB has agreed to appoint Mr. Flanders to the GB Board, effective upon Closing. The other directors and management of VB are expected to remain in their respective positions with VB after the Merger. See "THE MERGER - Directors and Executive Officers After the Merger."

COMPARISON OF STOCKHOLDERS' RIGHTS

         Stockholders of HUB who receive GB Common Stock shares in the Merger in exchange for their shares of HUB Common Stock shares will be governed, with respect to their rights as stockholders, by GB's Certificate of Incorporation and Bylaws, and Delaware law. Presently, the rights of HUB's stockholders are determined under HUB's Articles of Incorporation and Bylaws, and Montana law. For a discussion of certain material differences in the rights of stockholders of GB and HUB, and an explanation of certain possible anti-takeover effects of certain provisions in GB's Certificate of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GB, HUB AND VB COMMON STOCK."

TRADING MARKETS

         The GB Common Stock is quoted on The Nasdaq National Market under the symbol "GBCI" and is registered as a class with the SEC under the 1934 Act. Accordingly, GB is required to file certain periodic and annual reports with the SEC and to make information about GB available to its stockholders and the public. See "AVAILABLE INFORMATION."

        HUB is not subject to the information and reporting requirements of the 1934 Act and the HUB Common Stock is not actively traded, or listed on any market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

                                VB SHARE EXCHANGE

INTRODUCTION

         GB and VB have entered into the Share Exchange under the terms of the Share Exchange Agreement. If the Share Exchange Agreement is approved by the stockholders of VB and GB, and other conditions to closing are satisfied, all shares of VB's Common Stock outstanding immediately following consummation of the Merger that were not owned by HUB on the Merger Effective Date (the "Minority Stock") will be transferred to GB in exchange for shares of GB Common Stock. Consequently, holders of Minority Stock would become stockholders of GB, and VB, which is presently a subsidiary of HUB and would become a subsidiary of GB upon consummation of the Merger, would become the wholly-owned subsidiary of GB upon consummation of the Share Exchange. HUB HAS AGREED TO VOTE ALL SHARES OF VB OWNED BY IT (APPROXIMATELY 86.5% OF OUTSTANDING VB COMMON STOCK) IN FAVOR OF THE SHARE EXCHANGE. CONSEQUENTLY, THE SHARE EXCHANGE IS ASSURED OF APPROVAL BY THE VB STOCKHOLDERS.

         The respective Boards of GB and VB have unanimously adopted the Share Exchange Agreement. The VB Board recommends that VB stockholders vote to approve the Share Exchange Agreement. Subject to approval of the Share Exchange Agreement by the stockholders of GB and VB, receipt of required regulatory approvals, stockholder approval and satisfaction of certain other conditions, all shares of Minority Stock will be transferred to GB in exchange for shares of GB's Common Stock. Holders of Minority Stock, other than those who have perfected their dissenters' rights or would otherwise be entitled to fractional shares of GB Common Stock based on the Share Exchange exchange ratio, will receive shares of GB Common Stock in exchange for their shares of Minority Stock. See "THE SHARE EXCHANGE - Basic Terms of the Share Exchange; -- Cash for Fractional Shares; -- Dissenters' Rights of Appraisal."

         The GB Board recommends that GB stockholders vote to approve the Share Exchange. As noted elsewhere in this Prospectus/Joint Proxy Statement, the Share Exchange is one of two related transactions (together with the Merger) by which GB will acquire VB, and GB stockholders will vote on the two related transactions, which are sometimes referred to collectively as the HUB/VB "Transactions", as one item at the GB Meeting. See "Introduction" at the beginning of this Summary and "GB SPECIAL STOCKHOLDERS MEETING."

PARTIES TO THE SHARE EXCHANGE

        VB. VB is a Montana chartered state commercial bank organized October 18, 1978. VB is a member of the FDIC. VB is not a member of the Federal Reserve System. VB engages in a general commercial banking business from three locations in Helena, Montana, including its principal office at 3030 N. Montana Avenue in Helena, Montana. VB has no subsidiaries. Approximately 86.5% of outstanding VB common stock is owned by HUB.

        GB. For information regarding GB, see above under "SUMMARY -- HUB MERGER -- Parties to the Merger."

VB SPECIAL STOCKHOLDERS MEETING

         The VB Meeting will be held on _________________________, 1998, at
_____ [a.m./p.m.] local time, at _______________________________________,
Montana. The purpose of the VB Meeting is to vote on (i) approval of the Share Exchange Agreement, and (ii) any other matters that may properly come before VB Meeting.

         Only shares of VB Common Stock held of record on _______________, 1998 at 5:00 p.m.("VB Record Date") are entitled to notice of, and to vote at, the VB Meeting. The affirmative vote of at least two-thirds of the shares of VB Common Stock outstanding on the VB Record Date is required to approve the Share Exchange Agreement. On the VB Record Date, there were 11,000 shares of VB Common Stock outstanding. For additional information about the VB Meeting, see "VB SPECIAL STOCKHOLDER MEETING." HUB HAS AGREED TO VOTE ALL SHARES OF VB OWNED BY IT (APPROXIMATELY 86.5% OF OUTSTANDING VB COMMON STOCK) IN FAVOR OF THE SHARE EXCHANGE. CONSEQUENTLY, THE SHARE EXCHANGE IS ASSURED OF APPROVAL BY THE VB STOCKHOLDERS.

GB SPECIAL STOCKHOLDERS MEETING

         As noted elsewhere in this Prospectus/Joint Proxy Statement (see "GB SPECIAL STOCKHOLDERS MEETING"), at the GB Meeting, GB stockholders will vote to approve the HUB/VB Transactions (that is, both the Merger and the Share Exchange) together as one item. The affirmative vote of at least a majority of the shares of GB outstanding on the GB Record Date is required to approve the HUB/VB Transactions.

THE SHARE EXCHANGE; EXCHANGE RATIO

         In accordance with the Share Exchange Agreement, on the Share Exchange Effective Date, all shares of Minority Stock outstanding immediately following consummation of the Merger will be transferred to GB in exchange for shares of GB Common Stock. The total number of shares of GB Common Stock that holders of Minority Stock will be entitled to receive in exchange for their Minority Stock (the "Share Exchange Purchase Price") will be the number of shares of GB Common Stock calculated by multiplying 620,000 by the percentage of VB Common Stock owned by holders of Minority Stock on the Merger Effective Date. Each holder of Minority Stock, other than holders of Dissenting Shares, will receive, in exchange for each share of Minority Stock held of record on the Share Exchange Effective Date, the number of shares of GB Common Stock resulting from a division of the Share Exchange Purchase Price by the aggregate number of shares of Minority Stock that are outstanding on the Share Exchange Effective Date, rounded to two decimals. See "THE SHARE EXCHANGE -- Basic Terms of the Share Exchange."

         The aggregate market value of the GB Common Stock that holders of Minority Stock will receive in the Share Exchange will depend on the market value of GB Common Stock on the Share Exchange Effective Date. Cash will be paid in lieu of issuing fractional shares of GB Common Stock. Upon completion of the Share Exchange, holders of Minority Stock will no longer own any stock in VB. For more detailed information concerning the Share Exchange, the Share Exchange exchange ratio, and how holders of Minority Stock may exchange certificates representing shares of Minority Stock, see "THE SHARE EXCHANGE -- Basic Terms of the Share Exchange; -- Cash for Fractional Shares; -- Exchange of Stock Certificates."

REASONS FOR THE SHARE EXCHANGE

         The VB Board believes that the terms of the Share Exchange Agreement are fair and in the best interests of VB and its stockholders. In reaching a decision on the Share Exchange Agreement, the VB Board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with legal, tax, accounting and financial advisors as well as VB senior management. The factors considered included:

        (i)     the fairness opinion of CFA with respect to the Share Exchange;

        (ii) the federal tax treatment to VB stockholders of the proposed transaction which provides for tax deferred treatment of the exchange of stock contemplated by the Share Exchange Agreement;

        (iii) the liquidity of GB Common Stock created by the market available for the trading of GB Common Stock and the comparatively more limited liquidity of VB common stock;

        (iv) the effect on VB stockholders of holding a minority ownership in VB following the Merger;

        (v) the financial, business and other prospects of GB in its existing markets and in the markets served by VB;

        (vi) the compatibility of VB and GB senior management and the opportunity for continuity of employment of VB employees following consummation of the Share Exchange;

        (vii) the enhancement of VB stockholder value anticipated by reason of the issuance of the shares of GB Common Stock in exchange for VB Common Stock in the Share Exchange;

        (viii)  the future business and other prospects of VB.

         At a special meeting of the VB Board held on December 29, 1997 the Board determined that the Share Exchange Agreement is in the best interests of VB and its stockholders and voted unanimously to approve the Share Exchange Agreement.

         The GB Board has unanimously adopted and approved the Share Exchange, which the Board considered together with the Merger, and determined that the Share Exchange is fair to, and in the best interests of, GB and its stockholders. The factors considered by the GB Board are summarized above under "Reasons for the Merger" and are set forth in more detail under "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Reasons for the Merger and Share Exchange -GB."

RECOMMENDATION OF THE VB BOARD

         THE VB BOARD HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF VB AND ITS STOCKHOLDERS, AND RECOMMENDS THAT VB STOCKHOLDERS APPROVE THE SHARE EXCHANGE AGREEMENT. For a more detailed discussion of the factors considered by the VB Board in reaching its determination to approve the Share Exchange Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE."

RECOMMENDATION OF THE GB BOARD

         THE GB BOARD HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF GB AND ITS STOCKHOLDERS, AND RECOMMENDS THAT GB APPROVE THE SHARE EXCHANGE BY APPROVING THE HUB/VB TRANSACTIONS. For a more detailed discussion of the factors considered by the GB Board in reaching its determination to approve the HUB/VB Transactions, see "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE."

OPINION OF FINANCIAL ADVISOR TO GB

         D.A. Davidson, GB's financial advisor, has delivered a written opinion to the GB Board, dated as of December 30, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the consideration to be paid to HUB stockholders and the minority stockholders of VB in the Merger and the Share Exchange is fair, from a financial point of view, to GB and its stockholders. A copy of D.A. Davidson's opinion setting forth the limits of its review, assumption made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as APPENDIX G and should be read in its entirety by GB's stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Opinion of GB Financial Advisor."

OPINION OF FINANCIAL ADVISOR TO VB

         CFA, financial advisor to HUB and VB, has delivered written opinions to the VB Board, each dated as of December 29, 1997, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the Merger is fair, from a financial perspective, to HUB and its stockholders, and that the Share Exchange is fair, from a financial perspective, to VB and its stockholders. A copy of CFA's opinion to the VB Board setting forth the limits of its review, assumptions made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as APPENDIX F and should be read in its entirety by VB's stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Opinions of HUB and VB Financial Advisor."

EFFECTIVE DATE OF THE SHARE EXCHANGE

         The parties presently expect to consummate the Share Exchange in the third quarter of 1998 (on the same date as the Closing of the Merger), although the timing is subject to the satisfaction of certain conditions (discussed below). The date on which the Share Exchange is consummated is referred to in this Prospectus/Joint Proxy Statement as the "Share Exchange

Effective Date." The Share Exchange Agreement provides that if the Merger has not been consummated in accordance with the Merger Agreement (which provides, among other things, that the Merger may be terminated if not consummated by October 31, 1998), the Share Exchange Agreement will automatically terminate. See "THE SHARE EXCHANGE -- Basic Terms of the Share Exchange; -- Termination of the Share Exchange Agreement."

EXCHANGE OF STOCK CERTIFICATES

         On and after the Share Exchange Effective Date, certificates representing Minority Stock will be deemed to represent only the right to receive GB Common Stock or cash as provided in the Share Exchange Agreement. VB stockholders will receive written instructions and the required letter of transmittal after the Share Exchange is effective. DO NOT SEND YOUR CERTIFICATES AT THIS TIME. See "THE SHARE EXCHANGE -- Exchange of Stock Certificates."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Share Exchange is conditioned on (i) VB's and GB's respective stockholders' approval of the Share Exchange Agreement, (ii) consummation of the Merger pursuant to the Merger Agreement, (iii) receipt by GB of all necessary regulatory approvals from governmental regulatory authorities,
(iv) VB's receipt of an opinion from Graham & Dunn PC to the effect that, among other things, the Share Exchange will qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Code, (v) VB's receipt of an opinion from Columbia Financial to the effect that the financial terms of the Share Exchange are financially fair to VB's stockholders, (vi) the treatment of the Merger as a "pooling of interests" for accounting purposes, and (vii) other conditions. See "THE SHARE EXCHANGE -- Conditions to the Share Exchange" and "SUPERVISION AND REGULATION."

AMENDMENT OR TERMINATION OF SHARE EXCHANGE AGREEMENT

         The Share Exchange Agreement may be amended at any time before the Effective Date upon approval of both the GB and VB Boards. However, no amendment reducing the amount or changing the form of any consideration to be received by VB's stockholders may be effected without the approval of VB's stockholders. Further, at any time before the Effective Date, the Share Exchange Agreement may be terminated, and the Share Exchange abandoned (whether before or after the approval of the Share Exchange Agreement by the stockholders of VB and GB) (i) upon termination of the Merger Agreement for any reason; (ii) upon the failure of any condition set forth in the Share Exchange Agreement. See "THE SHARE EXCHANGE -- Amendment or Termination of the Share Exchange Agreement."

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE SHARE EXCHANGE

         The Share Exchange itself will have no effect on the composition of the GB Board or the VB Board. However, pursuant to the Merger Agreement, following the Merger the GB Board will consist of GB's current directors plus Fred Flanders, who is presently a member of the VB Board and currently serves as VB's President. Also, pursuant to the Merger Agreement, two directors, to be designated by GB, will be added to the VB Board. Additionally, Mr. Flanders will be named Chairman and Chief Executive Officer of VB following the Merger. Although it is not a requirement of the Merger Agreement or any other agreement between GB and HUB or VB, on the Merger Effective Date Messrs. Harris Hanson and James Foley, and Ms. Mary Munger, will retire and resign from the VB Board. See "THE MERGER -- Directors and Executive Officers After the Merger."

FEDERAL INCOME TAX TREATMENT OF THE SHARE EXCHANGE

         Consummation of the Share Exchange is conditioned upon receipt by GB, and delivery to VB, of an opinion from Graham & Dunn to the effect that (i) the Share Exchange will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code");
(ii) no gain or loss will be recognized, under the provisions of Section 354(a)(i) of the Code, by any stockholder who exchanges his or her shares of VB Common Stock solely for shares of GB Common Stock; and (iii) the payment of cash to a VB stockholder in lieu of a fractional share of GB Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code. See "THE SHARE EXCHANGE -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE SHARE EXCHANGE

         It is anticipated that the Share Exchange will be accounted for as a purchase transaction under generally accepted accounting principles. See "THE SHARE EXCHANGE -- Accounting Treatment of the Share Exchange."

DISSENTERS' RIGHTS OF APPRAISAL

         Holders of shares of Minority Stock have the right to dissent from the Share Exchange if they follow certain procedures and the Share Exchange is effectuated, to obtain payment of the fair value of their shares in cash, in accordance with applicable provisions of Montana law. A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE MONTANA STATUTE WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS RIGHTS. Accordingly, holders of Minority Stock wishing to dissent from the Share Exchange are urged to carefully read "THE SHARE EXCHANGE -- Dissenters' Rights of Appraisal," and the copy of Sections 35-1-826 through 35-1-839 of the MBCA set forth in APPENDIX H to this Prospectus/Joint Proxy Statement.

        GB stockholders are not entitled to any dissenters' rights under the DGCL. See "THE SHARE EXCHANGE - Dissenters' Rights of Approval."

INTERESTS OF CERTAIN PERSONS IN THE SHARE EXCHANGE

         Certain members of VB's management may be deemed to have interests in the Share Exchange in addition to their interests as stockholders of VB generally. See "THE SHARE EXCHANGE -- Interests of Certain Persons in the Share Exchange."

COMPARISON OF STOCKHOLDERS' RIGHTS

         Holders of Minority Stock who receive GB Common Stock shares in the Share Exchange in exchange for their shares of Minority Stock will be governed, with respect to their rights as stockholders, by GB's Certificate of Incorporation and Bylaws, and Delaware law. Presently, the rights of VB's stockholders are determined under VB's Articles of Agreement and Bylaws, and Montana law. For a discussion of certain material differences in the rights of stockholders of GB, HUB, and VB, and an explanation of certain possible anti-takeover effects of certain provisions in GB's Certificate of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GB, HUB AND VB COMMON STOCK."

TRADING MARKETS

         The GB Common Stock is quoted on the Nasdaq National Market under the symbol "GBCI" and is registered as a class with the SEC under the 1934 Act. Accordingly, GB is required to file certain periodic and annual reports with the SEC and to make information about GB available to its stockholders and the public. See "AVAILABLE INFORMATION."

        VB is not subject to the information and reporting requirements of the 1934 Act and the VB Common Stock is not actively traded, or listed on any market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

                      STOCK PRICE AND DIVIDEND INFORMATION

GB

         The GB Common Stock trades on the Nasdaq National Market under the symbol "GBCI," and its primary market makers are (i) Piper Jaffray Companies, Inc.; (ii) Herzog, Heine, Geduld, Inc.; (iii) S.J. Wolfe & Co.; (iv) D.A. Davidson; and (v) Wedbush Morgan Securities Inc. The respective high and low sale prices of the GB Common Stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and splits previously issued. As of ____________, 1998, there were approximately ____ holders of record of the GB Common Stock.

                                1998                              1997                               1996
                    -----------------------------   ------------------------------   ----------------------------------
                                          Cash                            Cash                                Cash
                                        Dividends                        Dividends                           Dividends
    Period           Market Price(1)    Declared       Market Price     Declared(2)     Market Price        Declared(2)
    ------           ---------------    --------       ------------     -----------     ------------        -----------
                     High       Low                  High        Low                  High        Low

1ST QUARTER         $ 29.57   $ 23.25    $ 0.12    $ 16.50    $ 15.50     $ 0.11    $ 13.63     $11.82     $   0.10
2ND QUARTER         $ 28.50              $ 0.13      21.00      15.25       0.12      14.92      12.73         0.11
3RD QUARTER (3)                             -0-      19.50      17.50       0.12      16.83      13.50         0.11
4TH QUARTER         N/A        N/A        N/A        25.00      18.63       0.17      16.83      15.50         0.11

----------

(1)     A 3-for-2 stock split was declared in April, 1997.

(2)     A 10% stock dividend was paid in May of 1996 and 1995.

(3)     Through ______, 1998

HUB

         No broker makes a market in the HUB Common Stock, and the trades that have occurred cannot be characterized as amounting to an established public trading market. The HUB Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market. To the knowledge of HUB as its own transfer agent, there were no trades of HUB Common Stock during the years 1998, 1997 or 1996.

VB

         No broker makes a market in VB Common Stock, and the trades that have occurred cannot be characterized as amounting to an established public trading market. VB Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. The data below include trades between individual investors, as reported to VB as its own transfer agent. Due to the limited information available, the following data may not accurately reflect the actual market value of VB Common Stock.


                                 Number of Shares           No. of                                           Cash Dividends
           Period               Reported as Traded       Transactions              Stock Prices                   Paid
           ------               ------------------       ------------              ------------                   ----
                                                                                 High           Low


   1998 [THROUGH 6/15/98]              -0-                   -0-                 N/A             N/A             $16.00
            1997                         2                    1                $509.80         $509.80           $31.58
            1996                       130                    6                 445.81          425.00           $29.50

RECENT STOCK PRICE DATA

         The following table sets forth the closing price per share of (1) GB Common Stock, as reported on the Nasdaq National Market, (2) HUB Common Stock, in addition to the equivalent per share price for HUB Common Stock, and (3) VB Common Stock, on December 30, 1997 (the last full trading day prior to the public announcement of the execution of the Merger Agreement) and on __________________, 1998, the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement. HOLDERS OF HUB COMMON STOCK AND VB COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF GB COMMON STOCK.


CLOSING PRICE PER SHARE:                      December 31, 1997                                 , 1998
                                              -----------------         --------------------    ------

GB Common Stock                                 $      22.88

HUB Common Stock(1)

HUB Equivalent Pro Forma(2)                     $   1,323.83

VB Common Stock(1)                              $     509.80

VB Financial Equivalent Pro Forma(3)            $   1,289.32

----------

(1) There are no publicly available quotations of HUB Common Stock or VB Common Stock. The market price per share as of December 30, 1997, and ______________, 1998, respectively (quoted above), represent the purchase prices known to VB's management to have been paid for VB Common Stock in the last transaction prior to such dates. There were no trades in HUB Common Stock during the years 1998, 1997 or 1996, and as a result no price per share is provided.

(2) Giving effect for the Merger and computed by multiplying the closing price per share of GB Common Stock by the Merger exchange ratio.

(3) Giving effect for the Share Exchange and computed by multiplying the closing price per share of GB Common Stock by the Share Exchange exchange ratio.

                        EQUIVALENT PER COMMON SHARE DATA

                                                     GB                          HUB                          VB
                                         --------------------------- ---------------------------- ----------------------------
                                                        Pro Forma
                                                        Combined                     Pro Forma                    Pro Forma
                                         Historical    Corporation    Historical    Equivalent     Historical    Equivalent
                                         ------------ -------------- ------------- -------------- ------------- --------------
BOOK VALUE PER SHARE (1)
  March 31, 1998                         $   8.90     $   9.01     $   575.18     $   521.43     $   553.25     $   507.84
  December 31, 1997                          8.70         8.82         557.58         510.43         537.14         497.13
  December 31, 1996                          7.65         7.79         487.75         450.83         475.61         439.07
  December 31, 1995                          6.93         6.97         431.41         403.37         427.81         392.85

EARNINGS PER SHARE (2)
  March 31, 1998                         $   0.35     $   0.36     $    22.13     $    20.83     $    23.24     $    20.29
  December 31, 1997                          1.35         1.37          94.33          79.29          93.98          77.22
  December 31, 1996                          1.11         1.13          84.40          65.40          83.93          63.69
  December 31, 1995                          1.18         1.18          69.94          68.29          71.83          66.51

DILUTED EARNINGS PER SHARE (3)
  March 31, 1998                         $   0.34     $   0.35     $    22.13     $    20.26     $    23.24     $    19.73
  December 31, 1997                          1.32         1.35          94.33          78.13          93.98          76.09
  December 31, 1996                          1.09         1.12          84.40          64.82          83.93          63.13
  December 31, 1995                          1.18         1.18          69.94          68.29          71.83          66.51

CASH DIVIDENDS DECLARED PER SHARE
  March 31, 1998                         $   0.12     $   0.12     $     6.04     $     6.94     $     8.00     $     6.76
  December 31, 1997                          0.52         0.51          23.96          29.51          31.50          28.75
  December 31, 1996                          0.42         0.34          22.02          19.68          29.50          19.16
  December 31, 1995                          0.37         0.27          12.84          15.63          27.00          15.22

-------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated.

(3) Diluted earnings per share includes the net increase in shares if all outstanding stock options were exercised, using the treasury stock method.



           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

         The tables on the following pages set forth, for the respective periods specified, selected historical consolidated financial data for each of GB, HUB, and VB, and selected unaudited pro forma combined financial data giving effect to the Merger on a pooling of interests basis. The pro forma combined financial data are presented as though the Merger had been consummated at the beginning of the period set forth; however, such data is not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to GB, HUB and VB set forth elsewhere in this Prospectus/Joint Proxy Statement or incorporated herein by reference, and such data are qualified in their entirety by reference thereto.

         All adjustments that the respective managements of GB, HUB and VB believe to be necessary for a fair presentation of the data have been included. The March 31, 1997 and 1998 ratios have been annualized where necessary. Dollar amounts are in thousands, except per share data.

PRO FORMA GB, INC. AND HUB FINANCIAL CORPORATION COMBINED (UNAUDITED)

         The following table presents unaudited information concerning certain financial information and ratios on a pro forma basis giving effect to the proposed Merger on a pooling of interests accounting basis. The pro forma combined information are presented as if the Merger had been consummated at the beginning of each period presented. Any adjustments necessary to present this information have been of a normal recurring nature. The information is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in this Prospectus/Proxy Statement. Dollar amounts are in thousands, except per share data.

                                                Three months ended
                                                     March 31,                         Year ended December 31,
                                             ----------------------      ------------------------------------------------------
                                                  1998       1997         1997       1996         1995        1994        1993
                                             -----------    -------      ------      -----       ------      ------      ------
Summary of Operations:
  Interest income .........................  $   12,635      11,765      49,381      45,915      40,987      32,651      29,588
  Interest expense .........................      5,625       5,357      22,134      20,521      17,752      12,893      12,050
    Net interest income ....................      7,010       6,408      27,247      25,394      23,235      19,758      17,538
  Provision for loan losses ................        217         173         807         880         581         295         239
    Net interest income after
       provision for loan losses ...........      6,793       6,235      26,440      24,514      22,654      19,463      17,299
  Non-interest income ......................      2,521       2,162       9,615       9,540       8,550       7,805       8,655
  Non-interest expense .....................      5,145       4,928      20,093      20,215      17,004      15,033      13,910
    Earnings before income taxes ...........      4,169       3,469      15,962      13,839      14,200      12,235      12,044
  Income taxes .............................      1,534       1,283       5,908       5,632       5,577       4,815       4,647
    Net earnings ...........................      2,635       2,186      10,054       8,207       8,623       7,420       7,397

Per share data:
  Basic earnings per common share (1) ......       0.36        0.30        1.37        1.13        1.18        1.03        1.03
  Diluted earnings per common share (1) ....                               0.35        0.29        1.35        1.12        1.18
  Dividends declared per share (1) .........       0.12        0.11        0.51        0.34        0.27        0.24        0.19
  Period end book value ....................       9.01        7.84        8.82        7.79        6.97        5.93        5.22
  Average common shares outstanding (1) ....  7,397,993   7,332,709   7,343,769   7,244,092   7,286,511   7,227,545   7,215,490

Summary of Financial Condition:
  Total assets ............................  $  658,586     615,755     648,709     608,467     546,675     475,314     406,097
  Investment securities ....................    106,511     115,908     116,120     117,746     104,960      83,668      73,468
  Loans receivable, net ....................    482,913     431,967     466,917     429,362     386,476     346,991     290,473
  Total deposits ...........................    411,341     374,697     402,997     371,571     335,684     302,265     285,074
  Total borrowed funds .....................    167,506     169,529     171,470     164,813     147,004     119,855      74,078
  Stockholders' equity .....................     66,688      57,483      64,775      56,467      50,816      42,837      37,691

Financial Ratios:
  Return on:
      Average assets .......................       1.64%       1.44%       1.60%       1.42%       1.70%       1.69%       1.89%
      Beginning stockholders' equity .......      16.40%      15.31%      17.81%      16.15%      20.13%      19.69%      22.75%
  Equity as a percentage of total assets ...      10.13%       9.34%       9.99%       9.28%       9.30%       9.01%       9.28%
  Dividend payout ratio ....................      33.47%      35.77%      37.27%      30.40%      22.53%      22.92%      18.90%
  Efficiency ratio .........................      53.98%      57.50%      54.51%      57.87%      53.50%      54.54%      53.11%
  Net loans to total assets ................      73.33%      70.15%      71.98%      70.56%      70.70%      73.00%      71.53%
  Net interest margin on average
      earning assets (tax equivalent) ......       5.07%       4.79%       4.73%       4.76%       4.96%       4.88%       5.14%
  Nonperforming assets to total assets .....       0.32%       0.31%       0.23%       0.34%       0.20%       0.27%       0.25%
    Allowance for loan losses to total loans       0.85%       0.89%       0.86%       0.86%       0.91%       0.93%       1.00%
  Allowance for loan losses
      to nonperforming assets ..............        198%        203%        275%        173%        323%        289%        481%


Revised for stock splits and dividends. Includes shares to be issued to HUB stockholders; excludes shares to be issued to VB stockholders

GB, INC.

         The following table presents unaudited information concerning certain financial information and ratios for GB, Inc. Dollars are in thousands, except per share data.

                                                  Three months ended
                                                     March 31,                         Year ended December 31,
                                             -----------------------     ------------------------------------------------------
                                                  1998        1997        1997        1996        1995        1994        1993
                                             -----------     ------      ------     -------      ------      ------      ------
Summary of Operations:
  Interest income .......................... $   11,260      10,511      44,004      41,148      36,852      29,361      26,434
  Interest expense .........................      5,050       4,838      19,878      18,556      16,069      11,496      10,713
    Net interest income ....................      6,210       5,673      24,126      22,592      20,783      17,865      15,721
  Provision for loan losses ................        202         163         747         880         581         321         239
    Net interest income after
       provision for loan losses ...........      6,008       5,510      23,379      21,712      20,202      17,544      15,482
  Non-interest income ......................      2,140       1,878       8,339       8,339       7,592       6,734       7,416
  Non-interest expense .....................      4,326       4,249      17,219      17,536      14,680      12,922      11,826
    Earnings before income taxes ...........      3,822       3,139      14,499      12,515      13,114      11,356      11,072
  Income taxes .............................      1,392       1,153       5,319       5,090       5,139       4,467       4,249
    Net earnings ...........................      2,430       1,986       9,180       7,425       7,975       6,889       6,823

Per share data:
    Basic earnings (1) ..................... $     0.35        0.29        1.35        1.11        1.18        1.03        1.02
    Diluted earnings (1) ...................       0.34        0.29        1.32        1.09        1.18        1.03        1.01
    Dividends declared (1) .................       0.12        0.11        0.52        0.42        0.37        0.33        0.28
    Period end book value (1) ..............       8.92        7.77        8.70        7.65        6.93        5.87        5.17
    Average common shares outstanding (1) ..  6,861,693   6,796,409   6,807,469   6,707,792   6,750,211   6,691,245   6,679,190

Summary of Financial Condition:
  Total assets ............................. $  590,350     552,372     580,398     545,992     493,064     425,667     363,032
  Investment securities ....................     94,986     104,331     104,266     105,505      90,855      68,831      58,829
  Loans receivable, net ....................    436,601     388,760     421,048     386,641     353,263     317,902     266,357
  Total deposits ...........................    355,439     323,232     346,784     321,739     291,585     258,722     247,615
  Total borrowed funds .....................    162,248     163,989     166,233     158,282     143,019     117,993      72,720
  Stockholders' equity .....................     61,359      52,813      59,609      51,948      46,819      39,858      34,772

Financial Ratios:
  Return on:
      Average assets .......................        168%       1.46%       1.63%       1.43%       1.74%       1.75%       1.96%
      Beginning stockholders' equity .......      16.31%      15.29%      17.67%      15.86%      20.01%      19.81%      22.61%
  Equity to total assets ...................      10.39%       9.56%      10.27%       9.51%       9.50%       9.36%       9.58%
  Dividend payout ratio ....................      34.29%      37.93%      38.52%      38.18%      31.64%      31.89%      27.41%
  Efficiency ratio .........................      51.81%      56.27%      53.04%      56.69%      51.74%      52.53%      51.11%
  Net loans to total assets ................      73.96%      70.38%      72.54%      70.81%      71.65%      74.68%      73.37%
  Net interest margin on average
      earning assets (tax equivalent) ......       4.72%       4.49%       4.64%       4.69%       4.56%       4.91%       4.88%
  Nonperforming assets to total assets .....       0.31%       0.28%       0.21%       0.29%       0.11%       0.17%       0.28%
    Allowance for loan losses to total loans       0.83%       0.85%       0.83%       0.84%       0.86%       0.83%       0.87%
  Allowance for loan losses
      to nonperforming assets ..............        198%        212%        265%        198%        547%        502%        381%

  (1) Revised for stock splits and dividends.

HUB FINANCIAL CORPORATION

        The following table presents unaudited information concerning certain consolidated financial information and ratios for HUB. The information is qualified in its entirety by reference to more detailed financial information and financial statements presented elsewhere in this Prospectus/Proxy Statement. Dollar amounts are in thousands, except per share data.

                                               Three months ended
                                                    March 31,                         Year ended December 31,
                                               ------------------    ----------------------------------------------------
                                                1998       1997       1997       1996       1995       1994        1993
                                               -------    -------    -------    -------    -------    -------     -------
Summary of Operations:
  Interest income ..........................   $ 1,375      1,254      5,377      4,767      4,135      3,290       3,154
  Interest expense (1) .....................       575        519      2,256      1,965      1,683      1,397       1,337
    Net interest income ....................       800        735      3,121      2,802      2,452      1,893       1,817
  Provision for loan losses ................        15         10         60          0          0        (26)          0
    Net interest income after
       provision for loan losses ...........       785        725      3,061      2,802      2,452      1,919       1,817
  Non-interest income ......................       381        284      1,276      1,201        958      1,071       1,239
  Non-interest expense (2) .................       819        679      2,874      2,679      2,324      2,111       2,084
    Earnings before income taxes ...........       347        330      1,463      1,324      1,086        879         972
  Income taxes .............................       142        130        589        542        438        348         398
    Net earnings ...........................       205        200        874        782        648        531         574

Per share data:
    Basic earnings .........................     22.13      21.59      94.33      84.40      69.94      60.58       60.24
    Diluted earnings .......................     22.13      21.59      94.33      84.40      69.94      60.58       60.24
    Dividends declared .....................      6.04       6.04      23.96      22.02      12.84       6.73        0.00
    Period end book value ..................    575.18     504.05     557.58     487.75     431.41     339.87      306.33
    Average common shares outstanding ......     9,265      9,265      9,265      9,265      9,265      8,765       9,529

Summary of Financial Condition:
  Total assets .............................   $68,236     63,383     68,311     62,475     53,611     49,647      43,065
  Investment securities ....................    11,525     11,577     11,854     12,241     14,105     14,837      14,639
  Loans receivable, net ....................    46,312     43,207     45,869     42,721     33,213     29,089      24,116
  Total deposits ...........................    55,902     51,465     56,213     49,832     44,099     43,543      37,459
  Total borrowed funds .....................     5,258      5,540      5,237      6,531      3,985      1,862       1,358
  Stockholders' equity .....................     5,329      4,670      5,166      4,519      3,997      2,979       2,919

Financial Ratios:
  Return on:
      Average assets .......................      1.20%      1.27%      1.34%      1.35%      1.26%      1.15%       1.35%
      Beginning stockholders' equity .......     15.87%     17.70%     19.34%     19.56%     21.75%     18.19%      24.49%
  Equity as a percentage of total assets ...      7.81%      7.37%      7.56%      7.23%      7.46%      6.00%       6.78%
  Dividend payout ratio ....................     27.32%     28.00%     25.40%     26.09%     18.36%     11.11%       0.00%
  Efficiency ratio .........................     69.35%     66.63%     65.36%     66.92%     68.15%     71.22%      68.19%
  Net loans to total assets ................     67.87%     68.17%     67.15%     68.38%     61.95%     58.59%      56.00%
  Net interest margin on average
      earning assets .......................      5.68%      5.23%      5.54%      5.48%      5.37%      4.58%       9.38%
  Nonperforming assets to total assets .....      0.38%      0.55%      0.40%      0.78%      0.99%      1.20%       0.52%
    Allowance for loan losses to total loans      1.07%      1.27%      1.04%      1.00%      1.35%      2.02%       2.47%
  Allowance for loan losses
      to nonperforming assets ..............       193%       161%       175%        88%        86%       101%        273%

Financial Ratios Valley Bank only:
  Return on:
      Average assets .......................      1.52%      1.53%      1.57%      1.57%      1.52%      1.37%       1.53%
      Beginning stockholders' equity .......     17.31%     18.06%     19.76%     19.62%     19.94%     17.64%      19.97%
  Equity as a percentage of total assets ...      8.94%      8.50%      8.68%      8.37%      8.78%      7.98%       8.60%
  Dividend payout ratio ....................     34.42%     37.18%     33.52%     35.15%     37.59%     33.70%      32.13%

                        HUB SPECIAL STOCKHOLDERS MEETING

DATE, TIME, PLACE

         The HUB Meeting will be held on _____________, _______________, 1998, at ______ [a.m./p.m.] local time, at _________________________, Montana.

PURPOSE

         The purposes of the HUB Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement, and (ii) to act upon other matters, if any, that may properly come before the HUB Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The HUB Board has fixed ______ p.m. on ______________, 1998 as the HUB Record Date for determining the holders of shares of HUB Common Stock entitled to notice of and to vote at the HUB Meeting. At the close of business on the HUB Record Date, there were 9,265 shares of HUB Common Stock issued and outstanding held by approximately _____ holders of record. Holders of record of HUB Common Stock on the HUB Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER -- Dissenters' Rights of Appraisal" and APPENDIX H.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of HUB Common Stock outstanding on the HUB Record Date is required to approve the Merger Agreement. HUB's stockholders are entitled to one vote for each share of HUB Common Stock held. The presence of a majority of the outstanding shares of HUB Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the HUB Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of HUB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

         As of the HUB Record Date, directors and executive officers of HUB and VB, and their affiliates, owned and were entitled to vote 8,535 shares at the HUB Meeting, representing approximately 92.1 percent of the outstanding shares of HUB Common Stock. See "INFORMATION CONCERNING HUB AND VB -- Security Ownership of Management and Certain Beneficial Owners." Each director of HUB and VB has agreed to vote all shares of HUB Common Stock held or controlled by him or her (a total of 8,454 shares, or approximately 91.25 percent of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the HUB Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of HUB, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of HUB Common Stock held on the HUB Record Date.

         The proxy for the HUB Meeting is being solicited on behalf of the HUB Board. HUB will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of HUB may solicit proxies personally. HUB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                         VB SPECIAL STOCKHOLDERS MEETING

DATE, TIME, PLACE

         The VB Meeting will be held on _____________, _______________, 1998, at
______ [a.m./p.m.] local time, at _________________________, Montana.

PURPOSE

         The purposes of the VB Meeting are as follows: (i) to consider and vote upon approval of the Share Exchange Agreement, and (ii) to act upon other matters, if any, that may properly come before the VB Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The VB Board has fixed _______ p.m. on ______________, 1998 as the VB Record Date for determining the holders of shares of VB Common Stock entitled to notice of and to vote at the VB Meeting. At the close of business on the VB Record Date, there were 11,000 shares of VB Common Stock issued and outstanding held by approximately 132 holders of record. Holders of record of VB Common Stock on the VB Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE SHARE EXCHANGE -- Dissenters' Rights of Appraisal" and APPENDIX H.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of VB Common Stock outstanding on VB Record Date is required to approve the Share Exchange Agreement. VB's stockholders are entitled to one vote for each share of VB Common Stock held. The presence of a majority of the outstanding shares of VB Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the VB Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Share Exchange Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Share Exchange Agreement is approved by the holders of VB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Share Exchange Agreement.

         HUB HAS AGREED TO VOTE ALL SHARES OF VB COMMON STOCK OWNED BY IT (APPROXIMATELY 86.5% OF OUTSTANDING VB COMMON STOCK) IN FAVOR OF THE SHARE EXCHANGE. CONSEQUENTLY, THE REQUISITE STOCKHOLDER APPROVAL OF THE SHARE EXCHANGE IS ASSURED.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the VB Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE SHARE EXCHANGE AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of VB, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of VB Common Stock held on the VB Record Date.

         The proxy for the VB Meeting is being solicited on behalf of the VB Board. VB will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of VB may solicit proxies personally. VB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                         GB SPECIAL STOCKHOLDERS MEETING

DATE, TIME, PLACE

         The GB Meeting will be held on _____________, _______________, 1998, at
______ [a.m./p.m.] local time, at
_______________________________________________, Kalispell, Montana.

PURPOSE

         The purposes of the GB Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement and the related Share Exchange Agreement, together as one item (the "HUB/VB Transactions") and (ii) to act upon other matters, if any, which properly come before the GB Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The GB Board has fixed the close of business on ______________, 1998, as the GB Record Date for determining the holders of shares of GB Common Stock entitled to notice of and to vote at the GB Meeting. At the close of business on the GB Record Date, there were ____________ shares of GB Common Stock issued and outstanding held by approximately ________ holders of record. Holders of record of GB Common Stock on the GB Record Date are entitled to one vote per share.

VOTE REQUIRED

         The affirmative vote of holders of a majority of all shares of GB Common Stock outstanding on the GB Record Date is required to approve the HUB/VB Transactions. GB stockholders will vote on the HUB/VB Transactions (that is, the Merger Agreement and the related Share Exchange Agreement) as a single item at the GB Meeting. GB's stockholders are entitled to one vote for each share of GB Common Stock held. The presence of a majority of the outstanding shares of GB Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the GB Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers and nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as a matter with respect to which the broker or nominees do not have discretionary power to vote) will be counted in determining the shares present at the GB Meeting. For voting purposes, however, only shares affirmatively voted for the approval of the HUB/VB Transactions, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the HUB/VB Transactions are approved by the holders of GB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the HUB/VB Transactions.

         As of the GB Record Date, GB's directors and executive officers and their affiliates owned and were entitled to vote ______________ shares at the GB Meeting, representing approximately ____ percent of the outstanding shares of GB Common Stock on the GB Record Date.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the GB Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE HUB/VB TRANSACTIONS AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of GB, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of GB Common Stock held on the GB Record Date.

         The proxy for the GB Meeting is being solicited on behalf of the GB Board. GB will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of GB may solicit proxies personally. GB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

           BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE

BACKGROUND

         VB was organized in 1978 by a group of business and professional people who recognized the need for banking services in a fast-growing business district along Helena's northern edge. VB was well received and experienced strong growth during the early years of its existence. HUB was formed in 1982 as a one-bank holding company to hold, acquire, and finance the bank's stock. Early in 1997, several HUB stockholders who had either retired or were approaching retirement expressed interest in obtaining liquidity from some of their investment. The HUB and VB Boards, along with management, reassessed their organizations and the current market for successful community banks. It was determined that the timing was appropriate to seek a suitable partner with which to merge. During the third quarter, a committee of the HUB Board was formed to develop a strategy for marketing the Bank. As discussions about marketing the Bank developed, Mr. Flanders (VB's President and Chief Executive Officer) was contacted by Mr. William Bouchee, a representative of GB (President and Chief Executive Officer of First Security Bank of Missoula, a GB subsidiary) to determine if the HUB Board had any interest in discussing a merger with GB. On September 3, 1997 Mr. Bouchee met with a committee of the Board to discuss his bank's experience as a GB affiliate.

         As a result of the meeting with Mr. Bouchee, certain members of GB's management team, including Messrs. Bouchee, John MacMillan (at the time, GB's Chief Executive Officer and Board Chairman) and Michael Blodnick (at the time, GB's Executive Vice President and Chief Operating Officer) met with representatives of HUB. Discussion at that meeting on October 15, 1997 centered on background information of the two companies, management values and strategies, organizational philosophies, and stockholder value. Following the meeting, GB officials prepared pro forma combined financial schedules and had several telephone discussions with Mr. Flanders concerning relative values of both organizations and the merits of merging the two in a tax-free, pooling of interests-transaction. Encouraged by these discussions, both parties agreed to meet to begin the negotiation process. Messrs. Flanders and J. T. Harrison, Jr. (a HUB Director) met again with Messrs. MacMillan and Blodnick on October 22, 1997 to discuss possible pricing and the structure of a transaction. After ongoing negotiations, in early November the parties reached agreement on a price. Subsequently, regulatory and SEC issues were discussed, a joint confidentiality agreement was executed, an agreement to proceed with due diligence was reached, and a letter of intent to proceed with formal negotiations toward a definitive merger agreement was signed. On December 29 and 30 both Boards held special meetings attended by their respective legal counsel and financial advisors, where upon the definitive agreement was approved and executed.

         GB and HUB share a community banking philosophy and strategy which emphasize responsiveness to local markets and delivery of personalized service through locally managed banks. The parties believe that a bank holding company composed of autonomous banks, emphasizing high-quality personalized customer service and strong local identification is a viable alternative to the super-regional organizations which have acquired many smaller independent banks in recent years and operated them as branches. GB expects to continue to emphasize this strategy after the Merger and intends to operate VB as a separate subsidiary with local management and Directors that are involved in, and knowledgeable about, its community.

         The parties believe that the Merger will enable VB and GB to provide enhanced services to customers, to compete more effectively in the present banking environment and to realize operating synergies and revenue enhancements. The parties note that their geographic markets, products and services are complimentary. VB is located in Helena, Montana with its primary market area as Lewis and Clark County in west central Montana. The primary market areas for both GB and VB are among the fastest growing areas in Montana, according to the State's Bureau of Business and Economic Research.

         The parties anticipate that the Merger will provide financial benefit to stockholders through increased efficiencies and revenue enhancements, particularly in the areas of loan participations, cross selling of complimentary products and services, and enhanced marketing efforts. More over, having banking offices in multiple counties in western Montana is expected to enable the parties to more effectively pursue their strategy of providing community banking services to individuals, small and medium-sized businesses throughout the geographic region.

RECENT DEVELOPMENTS

         Original Glacier and HUB entered into the Merger Agreement as of December 30, 1997. Subsequent to the signing of the Merger Agreement, Original Glacier discovered certain technical issues related to its capital stock. These technical issues, which involved the failure to obtain stockholder approval and make certain corporate filings in connection with a stock split in 1997, created uncertainty about the validity of certain shares of Original Glacier stock that were outstanding. Additionally, Original Glacier identified a concern that the total number of shares of common stock that were issued and outstanding exceeded the number that could be duly issued under its certificate of incorporation. In order to address these issues, on July 9, 1998, Original Glacier merged (the "Curative Transaction") with and into a newly-formed subsidiary, GB. In the Curative Transaction, GB issued one share of its common stock for each share of Original Glacier common stock then outstanding. Original Glacier and GB have obtained a legal opinion from special Delaware counsel, to the effect that all of the GB shares issued in the Curative Transaction, in exchange for the shares of Original Glacier common stock then outstanding, are validly issued, fully paid and non-assessable. When the Curative Transaction was completed, the name of the continuing corporation was changed from GB, Inc. to Glacier Bancorp, Inc. ("New Glacier").

         In addition to completing the Curative Transaction, the GB Board determined that it was appropriate to file a declaratory judgement action in Delaware, which action was filed on March 9, 1998. The declaratory judgment action seeks a judicial declaration that the Curative Transaction is in compliance with Delaware law and that the shares of GB Common Stock issued in the Curative Transaction were validly issued. The Court of Chancery of Delaware has not taken any action with respect to the declaratory judgment action, and has not set any date for a hearing or other proceeding.

         New Glacier is the successor in interest to all of the rights and liabilities of Original Glacier, including all of Original Glacier's rights and liabilities under the Merger Agreement and the Share Exchange Agreement. The corporate attributes of New Glacier, the material aspects of which are set forth elsewhere in this Prospectus/Joint Proxy Statement, are identical to those of Original Glacier, except that New Glacier has a larger number of authorized shares than Original Glacier had. The shares of GB Common Stock that are being registered pursuant to the Registration Statement of which this Prospectus is a part, and which will be issued in the Merger and the Share Exchange, are shares of New Glacier. Such shares of GB Common Stock have been listed for trading on the Nasdaq National Market, under the ticker symbol "GBCI", which was also the symbol under which the common stock of Original Glacier traded. The shares of GB Common Stock that were outstanding prior to the Curative Transaction have been withdrawn from quotation on the Nasdaq National Market and from registration under Section 12 of the 1934 Act.

         The Curative Transaction was consummated on July 9, 1998. In order to reflect the effects of the Curative Transaction, Original Glacier and HUB entered into the Amended Merger Agreement, effective June 30, 1998. The Amended Merger Agreement is attached to this Prospectus/Joint Proxy Statement at APPENDIX B. The related Share Exchange Agreement was effectively amended to the extent that it refers to the Merger Agreement.

REASONS FOR MERGER - HUB

         The HUB Board believes that the terms of the Merger Agreement are fair and in the best interests of HUB and its stockholders. In reaching a decision on the Merger Agreement, the HUB Board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with legal, tax, accounting and financial advisors as well as HUB and VB senior management. The factors considered included:

        (i)     the fairness opinion of CFA with respect to the Merger
                Agreement;

        (ii) the federal tax treatment to HUB stockholders of the proposed transaction which provides for tax deferred treatment of the exchange of stock contemplated by the Merger Agreement;

        (iii) the liquidity of GB Common Stock created by the market available for the trading of GB Common Stock and the comparatively more limited liquidity of HUB Common Stock;

        (iv) the increased financial and technology resources of GB which will be available to VB following the Merger;

        (v) the financial, business and other prospects of GB in its existing markets and in the markets served by VB;

        (vi) the compatibility of VB and GB senior management and the opportunity for continuity of employment of VB employees following consummation of the Merger;

        (vii) the enhancement of HUB stockholder value anticipated by reason of the issuance of the shares of GB Common Stock in exchange for HUB Common Stock in the Merger;

        (viii) the availability and continuity of services to existing VB customers and the Helena community served by VB;

        (ix) the competitive nature of the commercial banking industry and the banking markets served by VB;

        (x)     the future business and other prospects of VB and HUB.

         At a special meeting of the HUB Board held on December 29, 1997 the Board determined that the Merger Agreement is in the best interests of HUB and its stockholders and voted unanimously to approve the Merger Agreement.

REASONS FOR THE SHARE EXCHANGE - VB

         The VB Board believes that the terms of the Share Exchange Agreement are fair and in the best interests of VB and its stockholders. In reaching a decision on the Share Exchange Agreement, the VB Board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with legal, tax, accounting and financial advisors as well as VB senior management. The factors considered included:

        (i)     the fairness opinion of CFA with respect to the Share Exchange;

        (ii) the federal tax treatment to VB stockholders of the proposed transaction which provides for tax deferred treatment of the exchange of stock contemplated by the Share Exchange Agreement;

        (iii) the liquidity of GB Common Stock created by the market available for the trading of GB Common Stock and the comparatively more limited liquidity of VB common stock;

        (iv) the effect on VB stockholders of holding a minority ownership in VB following the Merger;

        (v) the financial, business and other prospects of GB in its existing markets and in the markets served by VB;

        (vi) the compatibility of VB and GB senior management and the opportunity for continuity of employment of VB employees following consummation of the Share Exchange;

        (vii) the enhancement of VB stockholder value anticipated by reason of the issuance of the shares of GB Common Stock in exchange for VB Common Stock in the Share Exchange;

        (viii)  the future business and other prospects of VB.

         At a special meeting of the VB Board held on December 29, 1997 the Board determined that the Share Exchange Agreement is in the best interests of VB and its stockholders and voted unanimously to approve the Share Exchange Agreement.

REASONS FOR THE MERGER AND SHARE EXCHANGE - GB

         At its special meeting on December 30, 1997, the GB Board determined that the Merger, Merger Agreement, Share Exchange and Share Exchange Agreement are fair to, and in the best interests of, GB and its stockholders. In reaching that conclusion, GB determined that the Merger and Share Exchange would advance GB's strategic plan of growing its franchise through internal and external opportunities. The GB Board determined that the Merger and Share Exchange would allow it to increase its market share and presence in the Helena market and continue its philosophy of expanding its Montana banking franchise through acquisitions. The GB Board believes that the Merger and Share Exchange will also immediately have a positive impact on both GB's financial condition and statement of operations. In addition, GB believes that the Merger and Share Exchange will enhance GB's prospects for growth in the Helena market, as well as serve as a platform for continued acquisition opportunities in southwestern Montana.

         GB believes that the Merger and Share Exchange will combine two financially sound institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. In addition, GB believes that GB, HUB and VB each bring certain strengths that will augment the other's operations. The GB Board believes that (i) each institution is currently well managed, (ii) the companies have compatible corporate philosophies and strategic objectives, (iii) the combined entity will be able to realize the benefits of complementary strengths at both organizations, (iv) the Merger and Share Exchange will allow for an increased presence in the key western Montana market of Helena, and (v) the strong capitalization of the combined entity will allow it to take advantage of future acquisition opportunities. The GB Board also believes that the Merger and Share Exchange will further allow it to compete effectively in the rapidly changing market place of banking and financial services and to take advantage of opportunities for growth and diversification in Montana.

         In reaching its decision to approve the Merger Agreement and Share Exchange Agreement and recommend the approval of the Merger and Share Exchange to GB stockholders, the GB Board considered a number of factors, none of which were assigned any specific relative value or weight. The factors considered included the following:

        (i) the financial condition, results of operation and business operations and prospects of HUB and VB;

        (ii) the current banking industry environment, including the rapid consolidation and the need to effectively and proactively position GB competitively;

        (iii) the prospect that the Merger and Share Exchange will expand and enhance GB's existing Helena operations;

        (iv) the belief that the Merger and Share Exchange will expand GB's banking franchise in the Montana market;

        (v) the prospect that the Merger and Share Exchange will allow for revenue enhancement and operating synergies, as well as various cross-selling opportunities;

        (vi) the belief that the Merger and Share Exchange will be immediately accretive to both GB's earnings and book value per share;

        (vii) the belief that the Merger and Share Exchange will diversify GB's loan portfolio and deposit mix by geography and product types;

        (viii) the judgement that HUB and VB are well-managed institutions and will be superior merger partners as a result of the similarities of the institutions in culture and commitment to the Montana market;

        (ix) the belief that the Merger and Share Exchange will advance GB's external growth strategy of acquiring profitable, well-managed institutions and further promote GB as a consolidator of regionally-based banks;

        (x) the belief that the Merger and Share Exchange will increase GB's market capitalization and liquidity of its shares;

        (xi) evaluation of the financial terms of the Merger and their effect on GB and the GB Board's belief that such terms are fair to GB and its stockholders, based in part on the financial presentations of D.A. Davidson regarding the Merger and the expression of D.A. Davidson's opinion as to the fairness to GB of the consideration to be delivered by GB in the Merger and Share Exchange (see "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE -- Opinion of GB Financial Advisor"); and

        (xii) the belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger and Share Exchange.

         The foregoing discussion of the information and factors considered by the GB Board is not intended to be exhaustive but is believed to encompass the material factors considered by the GB Board. On the basis of the foregoing factors, the GB Board concluded that the terms of the Merger and Share Exchange are fair to, and in the best interests of, GB and its stockholders.

OPINIONS OF HUB AND VB FINANCIAL ADVISOR

         Columbia Financial Advisors, Inc. ("CFA") has delivered written opinions to the HUB Board and VB Board to the effect that, as of the date of this Proxy Statement/Prospectus, the consideration to be received by HUB and VB common stockholders pursuant to the terms of the Merger Agreement and the Share Exchange Agreement is fair to such stockholders from a financial point of view. The exchange ratio has been determined by HUB, VB and GB through negotiations. The CFA opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any HUB or VB stockholder as to how such stockholder should vote at the HUB meeting or the VB meeting. As of _________, 1998, the price of GB's common stock was $______, and the total purchase price was $_________ per share for all of the 11,000 outstanding shares of VB, and, since HUB owns 9,513 shares of VB, the total purchase price for HUB is the product of 9,513 shares and $__________ and is then divided by 9,265 shares outstanding for HUB to equal $________ per HUB share.

         HUB and VB retained CFA as their exclusive financial advisor pursuant to an engagement letter dated November 24, 1997 and December 23, 1997, respectively, in connection with the Merger and the Share Exchange. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. HUB and VB Board selected CFA to act as HUB's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

         On December 29, 1997, CFA issued its opinions to the HUB Board and VB Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to HUB, VB and their respective stockholders. THE FULL TEXT OF THE CFA OPINIONS TO HUB AND TO VB, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, ARE ATTACHED HERETO AS APPENDICES E AND F. THE SUMMARY OF THE CFA OPINIONS IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. HUB AND VB STOCKHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINIONS.

         In rendering its opinions to HUB and VB, CFA reviewed, among other things, historical financial data of HUB, certain internal financial data and assumptions of HUB and VB prepared for financial planning and budgeting purposes furnished by the management of HUB and VB and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with HUB's management and VB's management the financial condition, current operating results, and business outlook for HUB. CFA also reviewed certain publicly available information concerning GB and certain financial and securities data of GB and companies deemed similar to GB. CFA discussed with GB's management the financial condition, current operating results, and business outlook for GB and GB's plans relating to HUB and VB. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of HUB, VB or GB nor was it furnished with any such appraisals. HUB and VB did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

         CFA analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%. Please note that HUB owns 9,513 shares of VB, and minority stockholders own 1,487 shares of VB. Since GB is paying $1,366.82 to all stockholders of VB, the analysis of the fairness for HUB stockholders also pertains to minority stockholders of VB.

         NET ASSET VALUE is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among HUB's and VB's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

         MARKET VALUE is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

         CFA maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Montana, Washington and Oregon banking institutions, during 1988 through 1997. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of HUB and VB, CFA has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Montana, Oregon and Washington banking organizations with total assets less than $100 million that sold for 100% common stock from January 1988 to September 1997.

         COMPARABLE SALES MULTIPLES. CFA calculated a "Merger Consideration-Adjusted Book Value" for HUB's September 30, 1997 stockholders equity and the estimated June 30, 1998 stockholders' equity adjusted for the price to stockholders' equity ratios for a sample of Northwest banking institutions with assets below $100 million which sold between January 1, 1993 through December 29, 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between January 1, 1996 and December 29, 1997. The calculations are $959.64 and $1,089.03 per share, respectively, for the September 30, 1997 stockholders' equity for the two samples. For the estimated June 30, 1998 stockholders' equity, the calculations are $1,048.81 and $1,190.22 per share, respectively. For HUB's 1997 net income and twelve months prior to June 30, 1998, the calculations are $1,046.39 and $1,549.05 per share, respectively.

         TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders' equity and earnings. In this instance, a transaction value of $1,403.41 per HUB share results in a transaction value as a percentage of total assets of 19.13%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million which sold between January 1, 1993 through December 29, 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between January 1, 1996 and December 29, 1997 of 16.3% and 17.8% of total assets, respectively.

         INVESTMENT VALUE is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

         NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using HUB's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of banking industry, HUB's earnings estimates for 1998-2002, historical levels of growth and earnings, and the competitive situation in HUB's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $1,256.09 to $1,492.09 per share.

         When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view to the HUB stockholders.

         In addition to the net asset value, market value and investment value approaches, CFA investigated control premiums for publicly traded community banks which have sold in a change of control transaction during the period of January 1, 1996 and December 29, 1997 and had a consideration of less than $50 million. A sample of twelve financial institutions which were publicly traded before they announced a transaction with third parties indicates that the median control premium was 21.8% above the prevailing market price prior to the merger announcement. Using the control premium of 21.8%, minority stockholders could then expect to receive a price of $997.82 per share. However, GBCI has agreed to circumvent this control premium issue by paying all minority stockholders of VB the price per share of $1,366.82, as of January 16, 1998.

         When the net asset value, market value, investment value, and control premium approaches are subjectively weighted, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view to VB's stockholders.

         Pursuant to the terms of the Engagement Letter, HUB has agreed to pay CFA a fee of $25,000 for the fairness opinion. Pursuant to the terms of the Engagement Letter, VB has agreed to pay CFA a fee of $5,000 for the fairness opinion In addition, HUB has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

RECOMMENDATION OF THE HUB BOARD AND VB BOARD

         THE HUB BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

         THE VB BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT.

OPINION OF GB FINANCIAL ADVISOR

         Pursuant to an engagement letter dated October 16, 1997, GB engaged D.A. Davidson to provide investment banking advice and services in relation to the Merger. D.A. Davidson attended the special meeting of the GB Board held on December 30, 1997, at which the GB Board approved the Merger Agreement. The GB Board retained D.A. Davidson based upon its experience, expertise and familiarity with GB and with financial institutions in the Northern Rocky Mountain and Pacific Northwest regions. D.A. Davidson is a recognized regional investment firm which, as a part of its business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, investment research and other purposes.

         D.A. Davidson has delivered its written opinion dated December 30, 1997, and dated the date of this Prospectus/Joint Proxy Statement, to the effect that, based upon and subject to the factors and assumptions set forth in such written opinions, and as of the date of each such opinion, the consideration to be delivered by GB in the Merger and Share Exchange is fair to GB stockholders from a financial point of view. The full text of the D.A. Davidson opinion, which sets forth the assumptions made, matters considered, and limits on its review, is attached as APPENDIX G. The summary of the D.A. Davidson opinion in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         In arriving at its written opinion presented to the GB Board on December 30, 1997, D.A. Davidson (i) reviewed the financial statements and related financial reports of HUB and VB for the years ended December 31, 1994, 1995, and 1996 and for the nine months ended September 30, 1996 and 1997; (ii) reviewed certain internally prepared financial reports and schedules of HUB and VB; (iii) reviewed various regulatory reporting statements of VB; (iv) reviewed GB's Annual Reports, Forms 10-K and related financial information for the years ended December 31, 1994, 1995, and 1996 and GB's Form 10-Q for the periods ended September 30, 1997 and 1996; (v) reviewed certain other information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects for GB, HUB and VB furnished to it by GB, HUB, and VB; (vi) conducted discussions with members of management of GB, HUB and VB concerning their respective business and prospects; (vii) considered certain financial and common stock performance information with respect to GB; (viii) considered securities data of certain publicly traded financial institutions in businesses similar to those of GB, HUB and VB; (ix) compared the proposed financial terms of the transactions contemplated by the Merger and Share Exchange with financial terms of certain other mergers and acquisitions which it deemed to be relevant; (x) considered the pro forma effect of the Merger and Share Exchange on GB's capitalization ratios, assets, loans, deposits, earnings, book value and tangible book value per share; (xi) reviewed the Merger Agreement; and (xii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which D.A. Davidson deemed relevant.

         D.A. Davidson has relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or provided to it for the purpose of its opinion. D.A. Davidson also relied upon the management of GB, HUB and VB as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it. D.A. Davidson is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of GB, HUB or VB nor has it reviewed any individual credit files. In addition, D.A. Davidson has not made an independent evaluation or appraisal of the assets and liabilities of GB and HUB or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal.

         The following is a summary of the analyses D.A. Davidson utilized in arriving at its opinion as to the fairness of the consideration to be delivered by GB in the Merger and Share Exchange and that D.A. Davidson discussed with the GB Board on December 30, 1997. D.A. Davidson arrived at its opinion based on the results of all the analyses described below assessed as a whole and did not reach any specific conclusions from or with regard to any one method of analysis. The analyses performed by D.A. Davidson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         General. Through the various analyses which are summarized below and were presented to the GB Board on December 30, 1997, D.A. Davidson attempted to determine the value of HUB, assuming that HUB owned 100% of VB. As such, future references to HUB in this section "Opinion of GB Financial Advisor" will refer to HUB and VB on a combined basis and references to the Merger will include the acquisition by GB of the operations of both HUB and VB. D.A. Davidson also noted that the transactions with VB minority stockholders, as contemplated by the Share Exchange Agreement, would be accounted for as a purchase transaction and, therefore, made appropriate adjustments to its pro forma merger analysis. In the determination of value to be delivered by GB to HUB, D.A. Davidson noted in its presentation to the GB Board on December 30, 1997, that under the terms of the Merger, HUB stockholders would receive shares of GB worth $13.6 million based on the closing price of GB Common Stock on December 29, 1997. Based upon the closing price of GB Common Stock on ____________________, 1998, HUB stockholders would receive shares of GB Common Stock worth approximately $__________.

         Pro Forma Merger Analysis. D.A. Davidson analyzed certain pro forma effects resulting from the Merger. The analysis indicated that the Merger would result in earnings accretion per GB share for the twelve months ended September 30, 1997 of 1.6%. The analysis also indicated that the Merger would result in book value and tangible book value accretion per GB share at September 30, 1997 of 2.6% and 1.2%, respectively. On a pro forma basis, at September 30, 1997, GB's total assets would increase from $574 million to $645 million, its deposits would increase from $347 million to $404 million, and its stockholders' equity would increase from $57 million to $64 million. The analysis also indicated that for the twelve months ended September 30, 1997, GB's net earnings would increase from $8.7 million to $9.7 million, its return on average assets would decrease from 1.58% to 1.56%, and its return on average equity would decrease from 16.3% to 16.2%. D.A. Davidson also observed that under the terms of the Merger, current GB stockholders would own approximately 91.7 % and former HUB stockholders would own 8.3 % of the combined entity after giving effect for the Merger. D.A. Davidson noted that these relative ownership positions compared to the relative contributions of GB and HUB to the combined entity's pro forma financial results for the twelve months ended September 30, 1997 and pro forma financial condition at September 30, 1997 as follows: 89.0% and 11.0%, respectively, of assets, 86.0% and 14.0%, respectively, of deposits, 89.3% and 10.7%, respectively, of book value, 90.6% and 9.4%, respectively, of tangible book value, and 90.4% and 9.6%, respectively, of net earnings.

         Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, D.A. Davidson estimated the present value of the future streams of after-tax cash flows that HUB could produce through 2001 and distribute to stockholders ("dividendable net income"). In this analysis, D.A. Davidson assumed that HUB performed in accordance with the earnings growth rate estimates provided to D.A. Davidson by the management of HUB, and that HUB could pay out up to 100% of its net income with the constraint that its tangible equity to assets ratio be maintained at a minimum 7 % level. D.A. Davidson estimated the terminal value for the HUB common stock at 10.0 times estimated 2001 net income. The dividendable net income streams and terminal value were then discounted to a present value using differing discount rates (13% to 15%) chosen to reflect different assumptions regarding the required rates of return for holders or prospective buyers of HUB common stock. This analysis indicated a reference range of between $13.3 million and $14.1 million aggregate value for HUB. This analysis was based upon the projections and assumptions of HUB's management. Management's projections and assumptions are based upon a variety of factors, many of which are beyond the control of HUB. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the price at which any securities may trade at the present or at any time in the future.

         Comparison of Selected Public Companies. D.A. Davidson reviewed and compared certain financial, operating and market information of HUB with the following eight publicly traded banking organizations that it believed to be appropriate for comparison: First State Bancorp., West Coast Bancorp, United Security Bancorp, Northrim Bank, Cascade Bancorp, Centennial Bancorp, Columbia Banking System, and GB, Inc. (collectively "Composite"). Such information included market valuation, profitability, asset quality, reserve coverage and capital ratios. Among the market information compared were market price to: latest twelve months earnings ("LTM earnings"), estimated 1997 earnings, book value, assets, and deposits. D.A. Davidson noted that the average price to LTM earnings of the Composite was 21.3x, the price to estimated 1997 earnings was 20.5x, the price to book value was 2.49x, the price to assets was .261x, and the price to deposits was .328x. In applying these valuation multiples to HUB, D.A. Davidson derived an average market value of $18.3 million.

         In addition, D.A. Davidson examined an index of 18 regional bank systems across the U.S. ("Regional Bank Index"), and noted that the average price to 1996 earnings was 21.lx, the price to estimated 1997 earnings was 18.2x, the price to book value was 3.12x, and the price to assets was .248x. In applying these multiples to HUB, D.A. Davidson derived an average value for HUB of $18.4 million.

         D.A. Davidson noted that neither the Composite nor the Regional Bank Index is identical to HUB, and that various adjustments could be applied to the comparison multiples in consideration of the varying size, financial and operating characteristics of the compared entities.

         Analysis of Acquisition Transactions. D.A. Davidson reviewed the pricing multiples paid in recently announced or completed financial institution merger or acquisition transactions as a basis for comparison of the financial terms contemplated in the Merger Agreement. D.A. Davidson examined six transactions involving bank and thrift acquisitions in Montana which had characteristics relevant to the Merger. Those transactions included First Interstate BancSystem of Montana, Inc.'s acquisition of Citizen's Bancshares, Inc., First Interstate BancSystem of Montana, Inc.'s acquisition of First National Park Bank, GB's acquisition of Missoula Bancshares, Inc., First Interstate BancSystem of Montana, Inc.'s acquisition of Wells Fargo's Montana and Wyoming branches, WesterFed Financial Corp.'s acquisition of Security Bancorp, Inc., and United Financial Corp.'s merger with Heritage Bancorporation. D.A. Davidson noted that the average valuation multiples involved with these transactions were: price to LTM earnings of 12.2x, price to book value of 1.92x, price to assets of .152x, and price to deposits of .186x. This analysis yielded an average implied value of $11.6 million for HUB. D.A. Davidson noted that due to the relative infrequency of transactions in Montana, this group of bank mergers or acquisitions took place over a period of three years. D.A. Davidson also noted that over that three year period, bank valuations in both the public market and in the merger and acquisition market have significantly increased. As such, the multiples paid in earlier transactions may tend to understate values in the existing bank valuation environment.

         In addition to pricing multiples paid in specific Montana transactions, D.A. Davidson also examined a broad index of transactions which was compiled by CS First Boston and includes all transactions completed in the third quarter of 1997. The reported average valuation multiples involved with these transactions were: price to LTM earnings of 18.3x, price to book value of 2.25x, price to assets of .163x, and price to deposits of .207x. This analysis yielded an average implied value based upon a broad compilation of recent bank merger and transactions of approximately $15.5 million.

         No Company or transaction used in the above analysis as a comparison is identical to HUB or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and transactions analyzed.

         In connection with its opinion dated as of the date of this Prospectus/Joint Proxy Statement, D.A. Davidson reviewed, discussed and analyzed updated information and financial statements of GB, HUB and VB and performed


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

procedures to update certain of the analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         The summary of the analyses set forth above provides a description of the main elements of D.A. Davidson's presentation to the GB Board on December 30, 1997. It does not purport to be a complete description of the presentation by D.A. Davidson to the GB Board or of the analyses performed by D.A. Davidson. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. D.A. Davidson believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors, analyses and circumstances, would create an incomplete view of the procedures underlying the analyses set forth in the D.A. Davidson presentation and opinion.

         In performing its analyses, D.A. Davidson made or relied upon certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of GB or HUB. The analyses summarized above were prepared solely as part of D.A. Davidson's analysis of the fairness, from a financial point of view, of the consideration to be delivered by GB in the Merger and were provided to the GB Board in connection with the delivery of D.A. Davidson's opinions. In addition, as described above, D.A. Davidson's opinion and presentation to the GB Board is only one of many factors taken into consideration by the GB Board.

         Under the terms of a letter agreement dated October 16, 1997 between D.A. Davidson and GB, GB will pay D.A. Davidson a fee on the Closing Date of the Merger of approximately $180,000. The letter agreement with D.A. Davidson also provides that GB will reimburse D.A. Davidson for its reasonable out-of-pocket expenses and will indemnify D.A. Davidson against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

RECOMMENDATION OF THE GB BOARD

         THE GB BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE SHARE EXCHANGE AGREEMENT.

                                   THE MERGER

GENERAL

         The following description of the material aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. GB and HUB stockholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to read the Merger Agreement, as amended, which is attached to this Prospectus/Joint Proxy Statement at APPENDICES A and B, carefully.

BASIC TERMS OF THE MERGER

         The Merger Agreement provides for the merger of HUB with and into GB, with the result that HUB stockholders would become stockholders of GB and VB would become a direct subsidiary of GB. HUB would cease to exist after the Merger. While GB and HUB believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of these approvals or as to the ability to obtain these approvals on satisfactory terms. See "-- Conditions to the Merger."

         Subject to the transaction expense limitation described below, the total Purchase Price that GB will pay to HUB stockholders in the Merger ("Merger Purchase Price") will be the number of shares of GB Common Stock (rounded to the nearest whole number) determined by multiplying 620,000 by HUB's fractional ownership interest in VB Common Stock at Closing. By way of example only, if HUB owns 86.5% of the outstanding shares of VB Common Stock on the Merger Effective Date, the total number of GB Common Stock shares to be received by HUB stockholders would be 536,300 shares (620,000 times 86.5%). However, the Merger Agreement provides that that if the costs and expenses incurred by HUB in connection with the Merger exceed $110,000, the Purchase Price will be reduced by the number of shares of GB Common Stock equal in value to the excess. For purposes of any reduction in the Purchase Price under this provision, the Merger Agreement provides that GB Common Stock will be valued at $21.00 per share.

         Exchange Ratio. The number of shares of GB Common Stock that each HUB stockholder (other than holders of Dissenting Shares) will receive in exchange for his or her shares of HUB Common Stock will be determined in accordance with an Exchange Ratio. This Exchange Ratio will be computed by dividing the Merger Purchase Price by the aggregate number of shares of HUB Common Stock that are issued and outstanding on the Merger Effective Date, rounded to 2 decimals. If, as in the example above, the Purchase Price was 536,300 shares, and if on the Merger Effective Date there were 9,265 shares of HUB Common Stock outstanding, each holder of HUB Common Stock would receive 57 shares of GB Common Stock for each share of HUB Common Stock held.

MECHANICS OF THE MERGER

         On the Merger Effective Date, HUB will be merged with and into GB. At that time, all business, assets, and liabilities formerly carried on or owned by HUB will be transferred to and vested in GB. HUB will cease to have a corporate existence separate from GB, and VB will be a directly owned subsidiary of GB.

EXCHANGE OF STOCK CERTIFICATES

         On and after the Merger Effective Date, certificates representing HUB Common Stock will be deemed to represent only the right to receive GB Common Stock or cash as provided in the Merger Agreement. Upon surrender to the Exchange Agent designated by GB and HUB of certificates that, before the Merger Effective Date, represented shares of HUB Common Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of GB Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Merger Agreement. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. HUB stockholders will receive written instructions and the required letter of transmittal after the Merger is effective.

         All GB Common Stock issued under the Merger Agreement will be deemed issued as of the Merger Effective Date. No distributions or dividends paid upon shares of GB Common Stock after Closing of the Merger will be paid to holders of HUB Common Stock who are entitled under the Merger Agreement to receive GB Common Stock until such holders have surrendered the certificates formerly representing shares of HUB Common Stock, at which time any accumulated dividends and distributions since the Merger Effective Date, without interest, will be paid.

CASH FOR FRACTIONAL SHARES

         GB will not issue certificates for fractional shares of GB Common Stock. The Merger Agreement provides that each HUB stockholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by $21.00, and such HUB stockholder will have no other rights with respect to such fractional shares or other shares.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected on or before October 31, 1998, the Merger Agreement may be terminated by either party to the Merger Agreement.

         The Merger can occur only if the holders of the shares of HUB Common Stock and GB Common Stock approve the transaction. In accordance with applicable Montana corporate laws, approval of the Merger requires the affirmative vote of the holders of two-thirds of all outstanding share of HUB Common Stock. In accordance with the Delaware General Corporation Law, approval of the Merger requires the affirmative vote of the holders of a majority of all outstanding shares of GB Common Stock. In addition, approval of the Merger is required from the FRB. Conditional approval has been received from the FRB. Although no assurance can be given, the parties expect to receive final approval in due course.

         Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Merger. Each party's obligations under the Merger Agreement are conditioned on satisfaction by the other parties of their conditions. Some of these conditions are as follows: (a) the representations and warranties of each party are true in all material respects (as of Closing), and each party has complied with its covenants in the Merger Agreement; (b) no Material Adverse Effect, as defined

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

in the Merger Agreement, has occurred with respect to a party; (c) each party's Board and HUB's and GB's stockholders have approved the Merger; (d) GB has appointed, effective as of Closing, Fred J. Flanders to serve on GB's Board; (e) the parties have received and/or provided one another with the counsel, tax, accounting treatment, and fairness opinions required by the Merger Agreement;
(f) the SEC has declared the effectiveness of the registration statement for the shares of GB Common Stock to be issued in the Merger; (g) HUB and VB have met certain financial condition requirements; (h) no action or proceeding has been commenced or is threatened by any governmental agency to restrain or prohibit or invalidate the Merger; and (i) the aggregate cash to be paid to holders of HUB Common Stock, for fractional shares and to holders of Dissenting Shares, does not exceed 10% of the Merger Purchase Price.

         Either GB or HUB may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and stockholder approval). Either GB or HUB may also grant extended time to the other party to complete an obligation or condition.

STOCK OPTION AGREEMENT

         As a condition to GB's execution of the Merger Agreement, GB and HUB have entered into a Stock Option Agreement, dated as of December 30, 1997, under which HUB grants to GB an option ("Option") to purchase 2,302 authorized but unissued shares of HUB Common Stock (representing approximately 19.9% of HUB's issued and outstanding shares of common stock after the Option shares are issued) at a per share price of $781.00. This Option effectively makes acquisition of HUB by a party other than GB more expensive (and therefore less likely) as there would be more shares of HUB Common Stock outstanding.

         GB may not exercise the Option unless and until certain "Triggering Events" occur. These Triggering Events include (among other events):

        o HUB or the HUB Board enters into an agreement under which another person or business entity would (1) merge, consolidate with, or acquire 51% or more of the assets or liabilities of HUB, or engage in similar transactions with HUB, or (2) purchase or otherwise acquire securities representing 10% or more of HUB's voting shares.

        o Any person or business entity acquires, subject to additional criteria set forth in the Stock Option Agreement, the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other securities owned by such person or business entity, represents 10% or more of the voting shares of HUB.

        o The failure of the HUB Board to recommend the Merger to HUB's stockholders, or the withdrawal of such recommendation.

        o The failure of HUB's stockholders to approve the Merger at the HUB Meeting after any person or business entity announces its proposal to (1) acquire HUB by merger, consolidation or otherwise, or acquire 51% or more of HUB's assets and liabilities, (2) purchase or otherwise acquire 25% or more of HUB's voting stock, or (3) change the composition of the HUB Board.

AMENDMENT OR TERMINATION OF MERGER AGREEMENT

         The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of HUB's stockholders, except amendments which would reduce the amount or change the form of consideration HUB stockholders will receive in the Merger transaction.

         The Merger Agreement contains several provisions entitling either HUB or GB to terminate the Merger Agreement under certain circumstances. The following briefly describes these provisions:

         Lapse of Time. If the Merger has not closed by October 31, 1998, then at any time after that date, either GB or HUB may terminate the Merger Agreement, as long as the party terminating has not caused the delay in closing by breaching its obligations under the Merger Agreement.

         Mutual Consent. The parties may terminate the Merger Agreement at any time before Closing, whether before or after approval by the parties' stockholders, by mutual consent.

         Failure of HUB to Recommend Approval or Stock Option Becomes Exercisable. GB may terminate the Merger Agreement before HUB stockholders approve it if the HUB Board fails to recommend (or adversely modifies, withdraws or changes its recommendation) approval of the Merger to its stockholders. GB may also terminate the Merger if the Option under the Stock Option Agreement becomes exercisable by GB, unless GB has exercised the Option.

         Impracticability. The parties may terminate the Merger Agreement if the party seeking termination, through its Board, has determined that the transaction has become inadvisable or impracticable by reason of litigation by the federal government or the government of Montana to restrain or invalidate the Merger.

         HUB's Conditions Not Met. GB may terminate the Merger Agreement if, by October 31, 1998, any of HUB's conditions to closing are not met. Among such conditions are (i) HUB's Tangible Equity Capital, determined in accordance with GAAP, must be at least $5.9 million; (ii) there must have been no event that causes a Material Adverse Effect, as defined in the Merger Agreement, with respect to HUB or VB; (iii) HUB's financial condition must meet the criteria set forth in the Merger Agreement; and (iv) the aggregate amount of cash to be paid by GB for fractional shares and to holders of Dissenting Shares must not exceed 10% of the Merger Purchase Price. Additionally, GB may terminate the Merger Agreement and the Share Exchange if any event has occurred that would adversely affect GB's ability to account for the Merger as a "pooling of interests." In this regard, affiliates of HUB who own shares of GB Common Stock and VB Common Stock, and who vote in favor of the Merger, have undertaken not to dissent from the Share Exchange in their capacities as VB stockholders, as this would adversely affect "pooling of interests" accounting treatment.

         GB's Conditions Not Met. HUB may terminate the Merger Agreement if, by October 31, 1998, any of HUB's conditions to closing are not met. Among such conditions are (i) there must have been no event that causes a Material Adverse Effect, as defined in the Merger Agreement, with respect to GB; and (ii) GB must have complied with all terms, covenants and conditions of the Merger Agreement.

         Termination Fees. If HUB terminates the Merger Agreement under certain circumstances, or GB terminates the Merger Agreement under certain circumstances due to HUB's failure to comply with or satisfy certain conditions to closing, HUB will pay to GB a termination fee of $250,000. If GB terminates the Merger Agreement under certain circumstances, or HUB terminates the Merger Agreement under certain circumstances due to GB's failure to comply with or satisfy certain conditions to closing, GB will pay to HUB a termination fee of $85,000.

         Allocation of Costs Upon Termination. If the Merger Agreement is terminated, GB and HUB will each pay their own out-of-pocket expenses incurred in connection with the transaction and, except for applicable termination fees, will have no other liability to the other party. Termination of the Merger Agreement does not, however, affect GB's rights under the Option Agreement.

CONDUCT PENDING THE MERGER

         The Merger Agreement provides that, until the Merger is effective, HUB will, and will cause VB to, conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreement also provides that, unless GB otherwise consents in writing, HUB will refrain from engaging in various activities such as: (i) effecting any stock split or other recapitalization, (ii) except under certain limited circumstances, declaring or paying dividends or other distributions except dividends from VB to HUB to support the operations of HUB and HUB's regular quarterly dividends to its stockholders, consistent with past practices and not exceeding $6.00 per HUB Common Stock share, (iii) acquiring or disposing of assets or making with respect to assets material commitments outside the ordinary course of business,
(iv) with certain exceptions, soliciting or accepting deposit accounts of a different type than previously accepted by VB, or incurring any indebtedness in excess of $25,000, (v) acquiring real property without conducting an environmental evaluation, (vi) with certain exceptions, entering into or terminating any contracts with a term of more than one year or that require HUB or VB of more than $25,000, (vii) selling investment securities if the aggregate gain realized would exceed $50,000, or transferring investment securities between portfolios, (viii) amending or materially changing its policies, (ix) increasing its full-time employees above 47, (x) with certain exceptions, making capital expenditures in excess of

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

$10,000 per project or $50,000 in the aggregate, and (xi) entering into transactions or incurring any expenses that are not in the ordinary course of business.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

        In connection with the Merger, GB intends to appoint Fred J. Flanders to the GB Board. Mr. Flanders is currently VB's President. Mr. Flanders' appointment will be effective on the Merger Effective Date. Further, after the Merger becomes effective, Mr. Flanders will continue to serve as VB's President; it is anticipated that Mr. Flanders will be named Chairman and Chief Executive Officer of VB following the Merger.

         Pursuant to the Merger Agreement, on the Merger Effective Date two directors, to be designated by GB, will be added to the VB Board. Additionally, although it is not a requirement of the Merger Agreement or any other agreement between GB and HUB or VB, three current directors of VB, Messrs. Harris Hanson, James Foley, and Ms. Mary Munger, have announced that they intend to retire and resign effective on the Merger Effective Date. All other current directors of the VB Board will remain as members of the VB Board following the Merger. VB's directors will serve until the 1999 annual meeting of VB's stockholders or until their successors have been elected and qualified. VB's executive officers will remain unchanged following consummation of the Merger.

         As a condition to the execution of the Merger Agreement, each member of the respective Boards of HUB and VB entered into a Director Noncompetition Agreement with GB and HUB. Except under certain limited circumstances, the Director Noncompetition Agreement prohibits these directors from competing with GB in Flathead, Lewis and Clark, and Missoula Counties, Montana, for the lesser of (a) two years after the director's service as a director of HUB, VB, GB, or any affiliate of GB, is terminated or (b) three years from the Merger Effective Date.

        As a further condition to the execution of the Merger Agreement, VB has entered into an employment agreement with Mr. Flanders, which GB has ratified. Mr. Flanders will continue as President (as noted above, Mr. Flanders will be named Chairman and Chief Executive Officer) of VB under the terms and conditions of the employment agreement. See "-- Interests of Certain Persons in the Merger."

EMPLOYEE BENEFIT PLANS

         The Merger Agreement confirms GB's intention to allow VB's employees who continue as employees of VB after the Merger to participate in certain GB employee benefit plans, including GB's stock option plans. HUB's employee benefit plans will be terminated as soon as practical after the Merger, and the employee interests in those plans will be transferred or merged into GB's employee benefit plans. HUB will terminate its Profit Sharing Plan as soon as practicable after Closing and distribute the proceeds to the participants as appropriate.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the HUB Board and management may be deemed to have interests in the Merger, in addition to their interests as stockholders of HUB. The HUB Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Employment Agreement. GB has ratified an employment agreement between VB and Fred J. Flanders. The employment agreement is for a term of two years, beginning on the Merger Effective Date. Mr. Flanders' base annual salary as provided in the employment agreement is $42,000. VB may terminate the agreement at any time for Cause (as defined in the employment agreement) without incurring any post-termination obligations or penalties. If VB terminates the employment agreement without cause or terminates the employment agreement under certain circumstances tied to a change in control of VB, Mr. Flanders will be entitled to severance payments consisting of the compensation and other benefits to the end of the term of his employment agreement, as to which he would have been entitled to if his employment had not been terminated. Mr. Flanders is prohibited from competing with GB or VB in Lewis and Clark County, Montana for the lesser of (i) two years after his employment with VB and GB has terminated or (ii) three years from the Merger Effective Date.

         Appointments to the GB Board and Composition of VB Board. GB has also agreed to appoint Mr. Flanders to the GB Board effective on Closing of the Merger. The current directors of VB will continue to serve as directors following the Merger,

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

except that three current directors will retire and resign, and two directors designated by GB will become members of VB Board, on the Merger Effective Date. See "--Directors and Executive Officers After the Merger" above.

FEDERAL INCOME TAX TREATMENT OF THE MERGER

         The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code for federal income tax purposes. HUB and GB will receive at Closing an opinion from Graham & Dunn that the Merger will constitute a tax-free reorganization for federal tax purposes. Such opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by HUB and GB. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF HUB COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. STOCKHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

         The Graham & Dunn opinion will state that:

        1. The merger of HUB with and into GB will constitute a tax-free reorganization.

        2. No gain or loss will be recognized by either HUB or GB as a result of the Merger.

        3. The tax basis and holding period for the HUB assets that are received by GB in the Merger will be the same as the tax basis and holding period of the assets held immediately before the exchange by HUB.

        4. No gain or loss will be recognized by holders of HUB Common Stock upon the receipt of GB Common Stock in exchange for HUB Common Stock in the Merger.

        5. The tax basis of the GB Common Stock received in the Merger by HUB stockholders will be the same as the tax basis of the shares of HUB Common Stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in the GB Common Stock for which cash is received. The holding period for the shares of GB Common Stock received in the Merger will include the holding period of HUB shares exchanged, provided that HUB shares were held as capital assets at the time of the Merger.

        6. Gain or loss will be recognized by HUB stockholders who receive cash in lieu of fractional shares of GB Common Stock, or who exercise dissenters' rights and receive cash for their shares. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Such gain or loss will be a capital gain or loss provided that the shares of HUB Common Stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of HUB have been held for more than one year.

ACCOUNTING TREATMENT OF MERGER

         It is anticipated that the Merger will be accounted for as a pooling of interests for accounting purposes. Under this method of accounting, assets and liabilities of HUB and GB are carried forward at their previously recorded amounts, and operating results of GB and HUB will represent the combined results for periods before and after the Merger. No recognition of goodwill arising from the Merger is required of any party to the Merger. Under the Merger Agreement, receipt of a letter from KPMG that they concur with the respective management's conclusions that the Merger will qualify for the pooling of interests treatment is a condition to the obligation of GB to consummate the Merger.

         The unaudited condensed pro forma combined financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS," including the related Notes.

DISSENTERS' RIGHTS OF APPRAISAL

         Under Montana law (MBCA Section 35-1-826 through 35-1-839), a stockholder of HUB may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, a HUB stockholder must (1) deliver to HUB before the vote on the approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is effected, and (2) not vote in favor of the Merger.

         If the stockholders of HUB approve the Merger and the Merger Agreement, then HUB will deliver a written Dissenters' Notice to all stockholders who have previously satisfied the statutory requirements listed above. The Dissenters' Notice must be sent within ten days after the stockholders of HUB voted to approve the Merger and the Merger Agreement. The Dissenters' Notice must (1) state where the payment demand must be sent and where and when certificates for certified shares must be deposited, (2) inform stockholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received, (3) supply a form for demanding payment which includes the date of the first announcement to the news media or to stockholders of the terms of the proposed Merger Agreement and Merger and requires the person asserting dissenters' rights to certify whether or not he or she acquired beneficial ownership of the shares before that date, (4) set a date (not fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered) by which HUB must receive the dissenting HUB's stockholder's payment demand, and (5) be accompanied by a copy of MBCA Sections 35-1-826 through 35-1-839.

         A HUB stockholder who receives a Dissenters' Notice as described above must (1) demand payment, (2) certify whether the stockholder acquired beneficial ownership of his/her shares before the date set forth in the Dissenter's Notice, and (3) deposit his or her certificates in accordance with the terms of the Dissenters' Notice. A HUB stockholder who demands payment and deposits his or her certificates in accordance with the Dissenters' Notice and Montana law, will retain all other rights of a HUB stockholder until these rights are canceled or modified by the consummation of the Merger as provided in the Merger Agreement. A stockholder who does not demand payment or deposit his or her certificates when and where required, each by the date set in the Dissenters' Notice, is not entitled to payment under these Montana dissenters' rights provisions for his or her shares.

         Except in the case of after acquired shares, if the HUB stockholders approve the Merger and the Merger Agreement, and upon receipt of a payment demand as described above, HUB will pay each dissenter who has satisfied the statutory requirements, the amount that HUB estimates to be the fair value of his/her shares, plus accrued interest.

         HUB's payment to each dissenting HUB stockholder will be accompanied by: (1) HUB's balance sheet as of the end of a fiscal year ending not more than 16 months before the date the payment will be made, an income statement for that year, a statement of changes in stockholder equity for that year, and HUB's latest available interim financial statements, if any; (2) a statement of HUB's estimate of the fair value of the shares; (3) an explanation of how the interest paid to the dissenter was calculated; (4) a statement of the dissenter's right to demand payment if the dissenter disagrees with HUB's assessment of the fair value of his/her shares under the appropriate Montana statutes, and (5) a copy of MBCA Section 35-1-826 through 35-1-839. If a stockholder exercises dissenters' rights, the dissenting stockholder is entitled to receive the fair value of his or her shares in cash. Such value may be higher or lower than the value of GB's Common Stock issuable under the Merger Agreement.

         THE FAILURE OF A HUB STOCKHOLDER TO COMPLY STRICTLY WITH THE MONTANA STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX H. HUB STOCKHOLDERS SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH APPENDIX.

STOCK RESALES BY HUB AFFILIATES

         The GB Common Stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of HUB, who may be deemed to be "affiliates" of HUB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of GB Common Stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to GB, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Effective Date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. GB will obtain customary agreements with all HUB directors, officers, and affiliates of HUB and GB, under which such persons have represented that they will not dispose of their shares of GB received in the Merger or the shares of capital stock of HUB or GB held by them before the Merger, except (i) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of GB to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Joint Proxy Statement does not cover any resales of the GB Common Stock received by affiliates of HUB.

NO SOLICITATION

         HUB has agreed in the Merger Agreement that, except as required by fiduciary duties under applicable law, neither HUB nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of HUB or its subsidiaries, (ii) enter into discussions concerning any such acquisition, or
(iii) furnish any nonpublic information relating to GB's business or organization to any person that is not affiliated with HUB or GB.

EXPENSES

         Subject to possible termination fees described under "-- Amendment or Termination of the Merger Agreement," if the Merger Agreement is terminated or abandoned, each party will pay its own out-of-pocket expenses incurred in connection with the Merger Agreement.

                               THE SHARE EXCHANGE

GENERAL

         The following description of the material aspects of the Share Exchange does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement. GB and VB stockholders are being asked to approve the Share Exchange in accordance with the terms of the Share Exchange Agreement, and are urged to read the Share Exchange Agreement carefully.

BASIC TERMS OF THE SHARE EXCHANGE

         The Share Exchange Agreement provides for the exchange of the shares of VB that HUB does not own at the Closing of the Merger (the "Minority Stock") for shares of GB Common Stock, with the result that holders of Minority Stock would become stockholders of GB and VB would become a wholly owned, direct subsidiary of GB. While GB and VB believe that they will receive the requisite regulatory approvals for the Share Exchange, there can be no assurance that such approvals will be received or, if received, as to the timing of these approvals or as to the ability to obtain these approvals on satisfactory terms. See "-- Conditions to the Share Exchange."

         The total Purchase Price that GB will pay to holders of Minority Stock (the "VB Purchase Price") will be the number of shares of GB Common Stock calculated by multiplying 620,000 by the percentage of VB Common Stock owned by holders of Minority Stock at the Merger Effective Date. By way of example, if Minority Stock constitutes 13.5% of all VB Common Stock on the Merger Effective Date, the total VB Purchase Price would be 83,700 shares of GB Common Stock (620,000 X 13.5%).

         Exchange Ratio. The number of shares of GB Common Stock that each holder of Minority Stock (other than Dissenting Shares) will receive in exchange for his or her shares of Minority Stock will be determined in accordance with an Exchange Ratio. This Exchange Ratio will be computed by dividing the VB Purchase Price by the aggregate number of shares of Minority Stock that are outstanding on the Share Exchange Effective Date, rounded to two decimals. If, as in the example above, the VB Purchase Price was 83,700 shares of GB Common Stock, and if on the Share Exchange Effective Date there were 1,485 shares of Minority Stock outstanding, each holder of Minority Stock would receive 56.36 shares of GB Common Stock for each share of Minority Stock held. Because cash will be paid in lieu of fractional shares, 56 shares of

GB Common Stock would be issued, and cash would be paid for the .36 fractional share, for each share of Minority Stock. See "-- Cash for Fractional Shares."

MECHANICS OF THE SHARE EXCHANGE

         On the Share Exchange Effective Date and immediately following consummation of the Merger, each share of Minority Stock outstanding will be transferred to GB in exchange for shares of GB Common Stock. VB will then become a wholly-owned subsidiary of GB.

EXCHANGE OF STOCK CERTIFICATES

         On and after the Share Exchange Effective Date, certificates representing Minority Stock will be deemed to represent only the right to receive GB Common Stock or cash as provided in the Share Exchange Agreement. Upon surrender to the Exchange Agent designated by GB and VB, of certificates that, before the Share Exchange Effective Date, represented shares of Minority Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of GB Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Share Exchange Agreement. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. Holders of Minority Stock will receive written instructions and the required letter of transmittal after the Share Exchange is effective.

         All GB Common Stock issued under the Share Exchange Agreement will be deemed issued as of the Share Exchange Effective Date. No distributions or dividends paid upon shares of GB Common Stock after Closing of the Share Exchange will be paid to holders of Minority Stock who are entitled under the Share Exchange Agreement to receive GB Common Stock until such holders have surrendered the certificates formerly representing shares of Minority Stock, at which time any accumulated dividends and distributions since the Share Exchange Effective Date, without interest, will be paid.

CASH FOR FRACTIONAL SHARES

         GB will not issue certificates for fractional shares of GB Common Stock. Each holder of Minority Stock who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by the fair market value of a share of GB Common Stock at Closing, and such holder of Minority Stock will have no other rights with respect to such fractional shares or other shares.

CONDITIONS TO THE SHARE EXCHANGE; REGULATORY APPROVALS

         Consummation of the Share Exchange is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Share Exchange will be completed. In the event that conditions to the Share Exchange remain unsatisfied, or if the Merger Agreement is terminated for any reason, then the Share Exchange Agreement will terminate.

         In accordance with applicable Montana laws, approval of the Share Exchange requires the affirmative vote of two-thirds of the holders of all shares outstanding of VB Common Stock. HUB HAS AGREED TO VOTE ALL OF THE VB STOCK OWNED BY IT (APPROXIMATELY 86.5% OF OUTSTANDING VB COMMON STOCK) IN FAVOR OF THE SHARE EXCHANGE. CONSEQUENTLY, STOCKHOLDER APPROVAL OF THE SHARE EXCHANGE BY VB STOCKHOLDERS IS ASSURED. The Share Exchange Agreement must also be approved by the holders of at least a majority of the shares of GB Common Stock outstanding on the GB Record Date. In addition, approval of the Share Exchange Agreement is required from the FRB. Conditional approval has been received from the FRB. Although no assurance can be given, the parties expect to receive the approval in due course.

         Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Share Exchange. As noted above, if the Merger does not occur for any reason, the Share Exchange Agreement will be terminated, and the Share Exchange will not occur. Each party's obligations under the Share Exchange Agreement are also conditioned on satisfaction by the other parties of their conditions. Some of these conditions are as follows: (a) VB's receipt of an opinion from Graham & Dunn, P.C. to the effect that, among other things, the Share Exchange will qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Code, (b) VB's receipt of an opinion from CFA to the effect that the financial terms of the Share Exchange are financially fair to VB's stockholders, (c) GB's and VB's receipt of opinions from Holland & Hart LLP and Graham & Dunn, P.C., respectively, to the effect that, among other things, VB and GB have the corporate power and authority, and have taken all necessary corporate action, to execute, deliver and perform the Share Exchange Agreement, and (d) other conditions. Additionally, GB may terminate the Merger Agreement and the Share Exchange if any event has occurred that would adversely affect GB's ability to account for the Merger as a "pooling of interests." In this regard, affiliates of HUB who own shares of GB Common Stock and VB Common Stock, and who vote in favor of the Merger, have undertaken not to dissent from the Share Exchange in their capacities as VB stockholders, as this would adversely affect "pooling of interests" accounting treatment of the Merger.

         Either GB or VB may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and stockholder approval). Either GB or VB may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OR TERMINATION OF THE SHARE EXCHANGE AGREEMENT

         The Share Exchange Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of VB's stockholders, except amendments which would reduce the amount or change the form of consideration VB stockholders will receive in the Share Exchange transaction.

         The Share Exchange Agreement may be terminated upon (i) the termination of the Merger Agreement for any reason, or (ii) the material failure of any condition set forth in the Share Exchange Agreement.

CONDUCT PENDING THE SHARE EXCHANGE

         The Share Exchange Agreement provides that, until the Share Exchange is effective, VB will conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE SHARE EXCHANGE

         The Share Exchange itself will have no effect on the composition of the GB Board or the VB Board. However, pursuant to the Merger Agreement, following the Merger the GB Board will consist of GB's current directors plus Fred Flanders, who is presently a member of the VB Board and currently serves as VB's President. Also, pursuant to the Merger Agreement, two directors, to be designated by GB, will be added to the VB Board. Although it is not a requirement of the Merger Agreement or any other agreement between GB and HUB or VB, on the Merger Effective Date Messrs. Harris Hanson and James Foley, and Ms. Mary Munger, will retire and resign from the VB Board. See "THE MERGER - Directors and Executive Officers After the Merger." VB's executive officers will remain unchanged following consummation of the Share Exchange, although it is anticipated that Mr. Fred Flanders, currently VB's President, will be named Chairman and Chief Executive Officer of VB following the Share Exchange.

INTERESTS OF CERTAIN PERSONS IN THE SHARE EXCHANGE

         Mr. Fred J. Flanders, VB's President, will be appointed to the GB Board on the Merger Effective Date. Additionally, GB has ratified an employment agreement between VB and Mr. Flanders, providing for his continued service as President of VB; it is anticipated that Mr. Flanders will be named Chairman and Chief Executive Officer following the Share Exchange. See "THE MERGER -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

         The Share Exchange is intended to qualify as a tax-free reorganization under Section 368(a) of the Code for federal income tax purposes. VB and GB will receive at Closing an opinion from Graham & Dunn that the Share Exchange will constitute a tax-free reorganization for federal tax purposes. Such opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by VB and GB. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF VB COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE

RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. STOCKHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE SHARE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

        The Graham & Dunn opinion will state that:

        1.      The Share Exchange will constitute a tax-free reorganization.

        2. No gain or loss will be recognized by either VB or GB as a result of the Share Exchange.

        3. No gain or loss will be recognized by holders of VB Common Stock upon the receipt of GB Common Stock in exchange for VB Common Stock in the Share Exchange.

        4. The tax basis of the GB Common Stock received in the Share Exchange by VB stockholders will be the same as the tax basis of the shares of VB Common Stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in the GB Common Stock for which cash is received. The holding period for the shares of GB Common Stock received in the Share Exchange will include the holding period of VB shares exchanged, provided that VB shares were held as capital assets at the time of the Share Exchange.

        5. Gain or loss will be recognized by VB stockholders who receive cash in lieu of fractional shares of GB Common Stock, or who exercise dissenters' rights and receive cash for their shares. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Such gain or loss will be a capital gain or loss provided that the shares of VB Common Stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of VB Common Stock have been held for more than one year.

ACCOUNTING TREATMENT OF SHARE EXCHANGE

        Although the acquisition of the outstanding Minority Stock of VB is not a "business combination" as defined by GAAP, such transactions generally are accounted for by the purchase method. To apply the purchase method to the acquisition of the Minority Stock, GB will first assign fair values to all of the individual assets and liabilities of VB, including identifiable intangible assets. The proportionate share of each asset and liability acquired in the Share Exchange will be adjusted to fair value. The excess of the purchase price for the Minority Stock over the fair value of the proportionate share of each asset and liability acquired will be allocated to goodwill. The proportionate share of VB assets and liabilities currently owned by HUB will not be recorded at fair value. See "THE MERGER - Accounting Treatment of the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

        Under Montana law (MBCA Section 35-1-826 through 35-1-839), a holder of Minority Stock may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, the holder of Minority Stock must (1) deliver to VB before the vote on the approval of the Share Exchange is taken, written notice of intent to demand payment for his or her shares if the Share Exchange is effected, and (2) not vote in favor of the Share Exchange.

        If the stockholders of VB approve the Share Exchange and the Share Exchange Agreement, then VB will deliver a written Dissenters' Notice to all stockholders who have previously satisfied the statutory requirements listed above. The Dissenters' Notice must be sent within ten days after VB stockholders voted to approve the Share Exchange and the Share Exchange Agreement. The Dissenters' Notice must (1) state where the payment demand must be sent and where and when certificates for certified shares must be deposited, (2) inform stockholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received, (3) supply a form for demanding payment which includes the date of the first announcement to the news media or to stockholders of the terms of the proposed Share Exchange Agreement and Share Exchange and requires the person asserting dissenters' rights to certify whether or not he or she acquired beneficial ownership of the shares before that date,
(4) set a date (not fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered) by which VB must receive the dissenting VB stockholder's payment demand, and (5) be accompanied by a copy of MBCA Sections 35-1-826 through 35-1-839.

         A holder of Minority Stock who receives a Dissenters' Notice as described above must (1) demand payment, (2) certify whether the stockholder acquired beneficial ownership of his/her shares before the date set forth in the Dissenter's Notice, and (3) deposit his or her certificates in accordance with the terms of the Dissenters' Notice. A holder of Minority Stock who demands payment and deposits his or her certificates in accordance with the Dissenters' Notice and Montana law, will retain all other rights of a VB stockholder until these rights are canceled or modified by the consummation of the Share Exchange as provided in the Share Exchange Agreement. A stockholder who does not demand payment or deposit his or her certificates when and where required, each by the date set in the Dissenters' Notice, is not entitled to payment under the Montana dissenters' rights provisions for his or her shares.

         Except in the case of after acquired shares, if VB stockholders approve the Share Exchange and the Share Exchange Agreement, and upon receipt of a payment demand as described above, VB will pay each dissenter who has satisfied the statutory requirements, the amount that VB estimates to be the fair value of his/her shares, plus accrued interest.

         VB's payment to each dissenting VB stockholder will be accompanied by:
(1) VB's balance sheet as of the end of a fiscal year ending not more than 16 months before the date the payment will be made, an income statement for that year, a statement of changes in stockholder equity for that year, and VB's latest available interim financial statements, if any; (2) a statement of VB's estimate of the fair value of the shares; (3) an explanation of how the interest paid to the dissenter was calculated; (4) a statement of the dissenter's right to demand payment if the dissenter disagrees with VB's assessment of the fair value of his/her shares under the appropriate Montana statutes, and (5) a copy of MBCA Section 35-1-826 through 35-1-839. If a stockholder exercises dissenters' rights, the dissenting stockholder is entitled to receive the fair value of his or her shares in cash. Such value may be higher or lower than the value of GB's Common Stock issuable under the Share Exchange Agreement.

         THE FAILURE OF A HOLDER OF MINORITY STOCK TO COMPLY STRICTLY WITH THE MONTANA STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX H. HOLDERS OF MINORITY STOCK SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH APPENDIX.

STOCK RESALES BY HUB AFFILIATES

         The GB Common Stock to be issued in the Share Exchange will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of VB, who may be deemed to be "affiliates" of VB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of GB Common Stock acquired in the Share Exchange, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to GB, under other applicable exemptions from the registration requirements of the 1933 Act. GB will obtain customary agreements with all VB directors, officers, and affiliates of VB and GB, under which such persons have represented that they will not dispose of their shares of GB received in the Share Exchange or the shares of capital stock of VB or GB held by them before the Share Exchange, except in compliance with the 1933 Act and the rules and regulations promulgated thereunder. This Prospectus/Joint Proxy Statement does not cover any resales of the GB Common Stock received by affiliates of VB.

           UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL
STATEMENTS.

         The unaudited condensed pro forma combined statements of financial condition on the following page combines the historical consolidated balance sheets of GB and HUB as if the Merger had become effective on March 31, 1998, under the pooling-of-interests method of accounting. In addition, the effect of the exchange of shares with the minority shareholders of VB, using the purchase accounting method for the exchange, is also presented.

         The pro forma combined statements of operation on the following pages give effect to the merger of GB and HUB, based on the pooling-of-interests method of accounting, as if the Merger occurred on January 1, 1995. The exchange of shares with the minority shareholders of VB, using the purchase accounting method for the Share Exchange, is presented as if the Share Exchange occurred on January 1, 1997.

           UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA COMBINED STATEMENTS OF FINANCIAL CONDITION
AS OF MARCH 31, 1998
(Unaudited)

                                                                                                HUB/GB      Minority       Total
                                                                                Adjustments    Pro Forma   Adjustments    Company
(dollars in thousands)                                   GB            HUB       (Note 1)      Combined     (Note 2)      Combined
                                                      ---------       ------     --------      --------     --------      --------
Assets:
  Cash on hand and in banks .......................   $  24,843        3,203                    28,046                    28,046
  Interest bearing cash deposits and Fed Funds sold       3,842        3,675                     7,517                     7,517
       Cash and cash equivalents ..................      28,685        6,878            0       35,563            0       35,563

  Investment securities, available-for-sale .......      90,075        6,415                    96,490                    96,490
  Investment securities, held-to-maturity .........       4,911        5,110                    10,021                    10,021
       Total investment securities ................      94,986       11,525            0      106,511            0      106,511

  Loans receivable ................................     440,242       46,813                   487,055                   487,055
  Allowance for loan losses .......................      (3,641)        (501)                   (4,142)                   (4,142)
       Total loans, net ...........................     436,601       46,312            0      482,913            0      482,913

  Premises and equipment, net .....................      12,446        1,892                    14,338                    14,338
  Real estate and other assets owned, net .........         152            0                       152                       152
  Federal Home Loan Bank of Seattle stock, at cost       10,527          638                    11,165                    11,165
  Federal Reserve Bank stock, at cost .............       1,067            0                     1,067                     1,067
  Accrued interest receivable .....................       3,547          542                     4,089                     4,089
  Goodwill, net ...................................       1,386            0                     1,386        1,150        2,536
  Deferred income taxes ...........................           0            0            0            0            0            0
  Other assets ....................................         953          449                     1,402                     1,402
       Total assets ...............................   $ 590,350       68,236            0      658,586        1,150      659,736

Liabilities and Stockholders' Equity:
  Deposits - interest bearing .....................   $ 283,217       46,752                   329,969                   329,969
  Deposits - non-interest bearing .................      72,222        9,150                    81,372                    81,372
       Total deposits .............................     355,439       55,902            0      411,341            0      411,341

  Advances from Federal Home Loan Bank of Seattle .     148,028        2,535                   150,563                   150,563
  Securities sold under agreements to repurchase ..      10,616        2,507                    13,123                    13,123
  Other borrowed funds ............................       3,604          216                     3,820                     3,820
       Total borrowed funds .......................     162,248        5,258            0      167,506            0      167,506

  Accrued interest payable ........................       1,988          290                     2,278                     2,278
  Current income taxes ............................       1,609          321                     1,930                     1,930
  Deferred income taxes ...........................       1,888          (35)           0        1,853            0        1,853
  Minority interest ...............................         300          817                     1,117         (817)         300
  Other liabilities ...............................       5,519          354                     5,873                     5,873
       Total liabilities ..........................     528,991       62,907            0      591,898         (817)     591,081

Stockholders' equity
  Common stock ....................................          69          540         (535)          74            1           75
  Paid-in capital .................................      35,673          200            0       35,873        1,966       37,839
  Retained earnings ...............................      25,646        4,856          254       30,756            0       30,756
  Treasury stock ..................................      (1,066)        (281)         281       (1,066)           0       (1,066)
  Net unrealized gains on
         securities available-for-sale ............       1,037           14                     1,051                     1,051
       Total stockholders' equity .................      61,359        5,329            0       66,688        1,967       68,655
       Total liabilities and stockholders' equity .   $ 590,350       68,236            0      658,586        1,150      659,736

Note 1 - Restate capital accounts to reflect $.01 per share stock value.

Note 2 - Reflects purchase of minority interest using purchase accounting method at stock price of $23.50.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED MARCH 31, 1998
(Unaudited)

                                                                                            GB/HUB
(amounts in thousands, except per share data)                                              Pro Forma
                                                                 GB            HB           Combined
                                                             ---------       -------        --------
Interest Income:
   Real estate loans ..................................       $ 4,077           218          4,295
   Commercial loans ...................................         3,029           522          3,551
   Installment and other loans ........................         2,397           382          2,779
   Investment securities ..............................         1,757           253          2,010

       Total Interest Income ..........................        11,260         1,375         12,635

Interest Expense:
   Deposits ...........................................         2,813           503          3,316
   FHLB advances ......................................         2,006            40          2,046
   Securities sold under agreements to repurchase .....           183            27            210
   Other borrowed funds ...............................            48             5             53

       Total Interest Expense .........................         5,050           575          5,625

       Net Interest Income ............................         6,210           800          7,010
   Provision for loan losses ..........................           202            15            217
       Net Interest Income After Provision
         for Loan Losses ..............................         6,008           785          6,793

Non-Interest Income:
   Service charges and other fees .....................         1,930           359          2,289
   Gain (Loss) on sale of investments, net ............             0            (1)            (1)
   Other income .......................................           210            23            233
       Total Non-Interest Income ......................         2,140           381          2,521

Non-Interest Expense:
   Compensation, employee benefits and related expenses         2,254           387          2,641
   Occupancy and equipment expense ....................           460           104            564
   Data processing expense ............................           199            66            265
   Other expense ......................................         1,399           227          1,626
   Minority interest ..................................            14            35             49

       Total Non-Interest Expense .....................         4,326           819          5,145

   Earnings before income taxes .......................         3,822           347          4,169
   Federal and state income tax expense ...............         1,392           142          1,534

       Net Earnings ...................................       $ 2,430           205          2,635

   Average common shares outstanding ..................         6,862           536          7,398
   Basic net earnings per share of common stock .......       $  0.35          0.38           0.36
   Diluted net earnings per share of common stock .....          0.34          0.38           0.35

(1)  Adjusted for 3 for 2 stock split in 1997

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED MARCH 31, 1997
(Unaudited)

                                                                                                          GB/HUB
(amounts in thousands, except per share data)                                                            Pro Forma
                                                                       GB                HUB             Combined
                                                                   --------             -----           ----------
Interest Income:
   Real estate loans ..................................            $ 3,999                203              4,202
   Commercial loans ...................................              2,376                481              2,857
   Installment and other loans ........................              2,212                348              2,560
   Investment securities ..............................              1,924                222              2,146

       Total Interest Income ..........................             10,511              1,254             11,765

Interest Expense:
   Deposits ...........................................              2,690                437              3,127
   FHLB advances ......................................              1,950                 53              2,003
   Securities sold under agreements to repurchase .....                148                 26                174
   Other borrowed funds ...............................                 50                  3                 53

       Total Interest Expense .........................              4,838                519              5,357

       Net Interest Income ............................              5,673                735              6,408
   Provision for loan losses ..........................                163                 10                173
       Net Interest Income After Provision
         for Loan Losses ..............................              5,510                725              6,235

Non-Interest Income:
   Service charges and other fees .....................              1,697                270              1,967
   Gain (Loss) on sale of investments, net ............                  0                  0                  0
   Other income .......................................                181                 14                195
       Total Non-Interest Income ......................              1,878                284              2,162

Non-Interest Expense:
   Compensation, employee benefits and related expenses              2,279                334              2,613
   Occupancy and equipment expense ....................                477                 83                560
   Data processing expense ............................                185                 53                238
   Other expense ......................................              1,295                177              1,472
   Minority interest ..................................                 13                 32                 45

       Total Non-Interest Expense .....................              4,249                679              4,928

   Earnings before income taxes .......................              3,139                330              3,469
   Federal and state income tax expense ...............              1,153                130              1,283

       Net Earnings ...................................            $ 1,986                200              2,186

   Average common shares outstanding ..................              6,796                536              7,332
   Basic net earnings per share of common stock .......            $  0.29               0.37               0.30
   Diluted net earnings per share of common stock .....               0.29               0.37               0.30

(1)  Adjusted for 3 for 2 stock split in 1997

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 1997
(Unaudited)

                                                                                                          GB/HUB
(amounts in thousands, except per share data)                                                            Pro Forma
                                                                       GB                HUB             Combined
                                                                   --------             -----            ---------
Interest Income:
   Real estate loans ..................................            $16,353                837             17,190
   Commercial loans ...................................             10,500              2,055             12,555
   Installment and other loans ........................              9,379              1,505             10,884
   Investment securities ..............................              7,772                980              8,752

       Total Interest Income ..........................             44,004              5,377             49,381

Interest Expense:
   Deposits ...........................................             11,092              1,919             13,011
   FHLB advances ......................................              7,599                193              7,792
   Securities sold under agreements to repurchase .....                951                121              1,072
   Other borrowed funds ...............................                236                 23                259

       Total Interest Expense .........................             19,878              2,256             22,134

       Net Interest Income ............................             24,126              3,121             27,247
   Provision for loan losses ..........................                747                 60                807
       Net Interest Income After Provision
         for Loan Losses ..............................             23,379              3,061             26,440

Non-Interest Income:
   Service charges and other fees .....................              7,488              1,211              8,699
   Gain (Loss) on sale of investments, net ............                197                  0                197
   Other income .......................................                654                 65                719
       Total Non-Interest Income ......................              8,339              1,276              9,615

Non-Interest Expense:
   Compensation, employee benefits and related expenses              9,185              1,393             10,578
   Occupancy and equipment expense ....................              1,916                344              2,260
   Data processing expense ............................                768                228                996
   Other expense ......................................              5,282                769              6,051
   Minority interest ..................................                 68                140                208

       Total Non-Interest Expense .....................             17,219              2,874             20,093

   Earnings before income taxes .......................             14,499              1,463             15,962
   Federal and state income tax expense ...............              5,319                589              5,908

       Net Earnings ...................................            $ 9,180                874             10,054

   Average common shares outstanding ..................              6,807                536              7,343
   Basic net earnings per share of common stock .......            $  1.35               1.63               1.37
   Diluted net earnings per share of common stock .....               1.32               1.63               1.35

(1)  Adjusted for 3 for 2 stock split in 1997

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 1996
(Unaudited)

                                                                                                          GB/HUB
(amounts in thousands, except per share data)                                                            Pro Forma
                                                                       GB                HUB             Combined
                                                                   --------             -----            ---------
Interest Income:
   Real estate loans ..................................            $15,962                823              16,785
   Commercial loans ...................................              9,008              1,698              10,706
   Installment and other loans ........................              8,374              1,216               9,590
   Investment securities ..............................              7,804              1,030               8,834

       Total Interest Income ..........................             41,148              4,767              45,915

Interest Expense:
   Deposits ...........................................             10,272              1,669              11,941
   FHLB advances ......................................              7,302                184               7,486
   Securities sold under agreements to repurchase .....                772                103                 875
   Other borrowed funds ...............................                210                  9                 219

       Total Interest Expense .........................             18,556              1,965              20,521

       Net Interest Income ............................             22,592              2,802              25,394
   Provision for loan losses ..........................                880                  0                 880
       Net Interest Income After Provision
         for Loan Losses ..............................             21,712              2,802              24,514

Non-Interest Income:
   Service charges and other fees .....................              7,212              1,148               8,360
   Gain (Loss) on sale of investments, net ............                121                 (1)                120
   Other income .......................................              1,006                 54               1,060
       Total Non-Interest Income ......................              8,339              1,201               9,540

Non-Interest Expense:
   Compensation, employee benefits and related expenses              8,608              1,240               9,848
   Occupancy and equipment expense ....................              1,688                329               2,017
   Data processing expense ............................                666                214                 880
   Other expense ......................................              6,510                769               7,279
   Minority interest ..................................                 64                127                 191

       Total Non-Interest Expense .....................             17,536              2,679              20,215

   Earnings before income taxes .......................             12,515              1,324              13,839
   Federal and state income tax expense ...............              5,090                542               5,632

       Net Earnings ...................................            $ 7,425                782               8,207

   Average common shares outstanding ..................              6,708                536               7,244
   Basic net earnings per share of common stock .......            $  1.11               1.46                1.13
   Diluted net earnings per share of common stock .....               1.09               1.46                1.11

(1)  Adjusted for 3 for 2 stock split in 1997

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 1995
(Unaudited)

                                                                                                          GB/HUB
(amounts in thousands, except per share data)                                                            Pro Forma
                                                                       GB                HUB             Combined
                                                                   --------             -----            ---------
Interest Income:
   Real estate loans ..................................            $ 16,095                700            16,795
   Commercial loans ...................................               8,284              1,344             9,628
   Installment and other loans ........................               6,436                960             7,396
   Investment securities ..............................               6,037              1,131             7,168

       Total Interest Income ..........................              36,852              4,135            40,987

Interest Expense:
   Deposits ...........................................               8,619              1,504            10,123
   FHLB advances ......................................               6,041                120             6,161
   Securities sold under agreements to repurchase .....               1,199                 28             1,227
   Other borrowed funds ...............................                 210                 31               241

       Total Interest Expense .........................              16,069              1,683            17,752

       Net Interest Income ............................              20,783              2,452            23,235
   Provision for loan losses ..........................                 581                  0               581
       Net Interest Income After Provision
         for Loan Losses ..............................              20,202              2,452            22,654

Non-Interest Income:
   Service charges and other fees .....................               6,623              1,002             7,625
   Gain (Loss) on sale of investments, net ............                  (6)               (17)              (23)
   Other income .......................................                 975                (27)              948
       Total Non-Interest Income ......................               7,592                958             8,550

Non-Interest Expense:
   Compensation, employee benefits and related expenses               7,514              1,069             8,583
   Occupancy and equipment expense ....................               1,529                256             1,785
   Data processing expense ............................                 499                183               682
   Other expense ......................................               5,026                700             5,726
   Minority interest ..................................                 112                116               228

       Total Non-Interest Expense .....................              14,680              2,324            17,004

   Earnings before income taxes .......................              13,114              1,086            14,200
   Federal and state income tax expense ...............               5,139                438             5,577

       Net Earnings ...................................            $  7,975                648             8,623

   Average common shares outstanding ..................               6,750                536             7,286
   Basic net earnings per share of common stock .......            $   1.18               1.21              1.18
   Diluted net earnings per share of common stock .....                1.18               1.21              1.18

(1)  Adjusted for 3 for 2 stock split in 1997

                            INFORMATION CONCERNING GB

GENERAL

         GB is a corporation organized under Delaware law, and a registered bank holding company under the BHCA. GB's principal office is located in Kalispell, Montana, and presently has four bank subsidiaries. GB has long-standing roots in northwest Montana dating back to 1955, and owns (i) all of the outstanding common stock of the Glacier Bank, First Security Bank of Missoula, and Community First, Inc., a full-service brokerage firm; (ii) approximately 94% of the outstanding common stock of Glacier Bank of Whitefish; and (iii) approximately 98% of the outstanding common stock of Glacier Bank of Eureka.

         GB offers a broad range of community banking services throughout the 18-office network located primarily in northwest Montana and Billings, Montana. The business of the GB Subsidiaries consists primarily of attracting deposit accounts from the general public and originating commercial, residential, and installment loans. The GB Subsidiaries' principal sources of income are interest on loans, loan origination fees, and interest and dividends on investment securities, while principal expenses consist of interest on savings deposits, FHLB advances, and repurchase agreements, as well as general and administrative expenses. GB also offers full service brokerage services through Community First Inc., a subsidiary corporation that is maintained for this purpose.

         GB's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion into other areas of Montana. In addition to limited de novo branching, GB's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with HUB, as well as other financial service related companies. GB has continued to invest significantly in management and other resources to support its expansion.

         As described under "BACKGROUND OF AND REASONS FOR THE MERGER AND SHARE EXCHANGE --Recent Developments", GB is a newly-created corporation, which is the continuing corporation following the Curative Transaction. GB (or "New Glacier" as it is sometimes referred to in this document), was incorporated in Delaware on March 24, 1998, the successor in interest to all of the rights and liabilities of Original Glacier. GB's corporate existence and corporate attributes, as described in this Prospectus/Joint Proxy Statement, are identical to those of Original Glacier, except that GB has more authorized shares of common stock than Original Glacier had. Unless otherwise clearly set forth in this Prospectus/Joint Proxy Statement, all references to "GB" are references to the currently existing corporation. Information regarding GB which is incorporated by reference to certain filings with the SEC, as described in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" is information filed by, and regarding, Original Glacier.

         Financial and other information regarding GB, including information relating to GB's directors and executive officers, are set forth in the 1997 10-K and 1998 10-Qs and the 1998 Proxy filed by Original Glacier and incorporated by reference into this Prospectus/Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

YEAR 2000 ISSUES

         GB is aware of the issues associated with computer systems as the year 2000 approaches. The basic issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. GB has a task force to identify all equipment, software, vendor dependencies, and customers that may be affected by the year 2000 problem. GB has provided its business customers, suppliers and vendors with information regarding GB's progress on year 2000 issues with information regarding GB's progress on year 2000 issues and has requested similar information in return. All software currently used within GB is supplied by vendors. Vendor readiness for year 2000 has been assessed, and testing to assure proper functioning is scheduled to be related to the year 2000 issue and could be adversely affected if other entities not affiliated with GB do not appropriately address their own year 2000 compliance issues. Based on the study and analysis conducted, the dollar amount required to remediate the known year 2000 issues is not expected to be material to GB's business. Unanticipated problems or difficulties, however, could significantly increase GB's estimated expenditures for the year 2000 project.

         The discussion above with regards to the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of GB. It is GB's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing GB of the protections of such safe harbor with respect to all "forward looking statements." Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that systems modifications will not operate as intended, unexpected costs, and the uncertainty associated with the impact of the century change on GB's customers, vendors and third-party service providers.

                        INFORMATION CONCERNING HUB AND VB

BUSINESS

         HUB was organized under Montana law in 1982 for the purpose of acquiring and financing the stock of VB. HUB is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Act, as amended, and has no significant operations separate or apart from VB. The principal offices of HUB are located at the main office of VB at 3030 North Montana Avenue, Helena, Montana.

         VB is a state-chartered bank. It engages in commercial banking activities from its main office located at 3030 North Montana Avenue, Helena, Montana, and two branch facilities also located in Helena, Montana. The Bank was originally organized to address a perceived need for the services of a local community bank with a commitment to personalized service to the businesses and residents of Helena and the surrounding area. VB offers commercial banking services, primarily to small and medium-sized businesses, professionals, and retail customers, including commercial loans, consumer installment loans, residential real estate loans, certificates of deposit, and checking and savings accounts.

         VB's deposit accounts are insured by the FDIC. As of December 31, 1997, VB had deposits of approximately $56 million, and total assets of approximately $68 million and $68 million and $56 million, respectively, as of March 31, 1998.

         HUB owns approximately 86.46% of the common stock in VB. HUB has no other bank or non-bank subsidiaries.

         VB's current management began with VB in June 1991. VB has carved out niches in the commercial real estate, small business and residential real estate loan areas.

COMPETITION

         Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has widened the competition for deposits and loans.

         The banking industry in VB's primary market area is characterized by well-established branches of large banks controlled by holding companies with headquarters located outside the State of Montana, five credit unions, seven offices of Montana-based savings associations or commercial banks and two locally owned commercial banks.

         VB's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more office locations or offer higher rates of interest than does VB. Competition for deposit funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. VB competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area.

         In competing for deposits, VB is subject to certain regulations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

         VB's competition for loans comes primarily from the same financial institutions with which VB competes for deposits. VB competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors which affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. VB engages in loan origination for residential loans which are sold to traditional secondary market investors which generates fee income while preserving its liquidity.

         The offices of the larger banks and savings and loan associations have competitive advantages over VB in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than VB can economically maintain. Because single borrower lending limits imposed by law are tied to the institution's capital, the branches or offices of larger institutions with substantial capital bases are also at an advantage with respect to loan applications for amounts in excess of VB's legal lending limits.

FACILITIES

         The principal offices of HUB and VB are located at the Bank's main office at 3030 North Montana Avenue, Helena, Montana. HUB has no facilities but holds title to an undeveloped commercial lot with potential as a branch site. The 3030 North Montana Avenue building houses employee offices, a lobby with six teller stations, a four-lane drive-in bank, and an ATM. VB also operates two branch facilities in Helena, Montana, one of which is located at 1900 9th Avenue and the other in Van's Thriftway Supermarket at the Lundy Center located at 306 Euclid Avenue. The 9th Avenue Branch is a full-service unit, while the Van's Thriftway Branch primarily offers deposit services. VB also operates ATMs at the two branches, and at two other locations in Helena.

EMPLOYEES

         HUB has no compensated employees. As of December 31, 1997, VB had 46 full-time-equivalent (41 full-time and 8 part-time) employees. Employee turnover has historically been relatively low.

LEGAL PROCEEDINGS

         VB is from time to time a party to various legal proceedings arising in the ordinary course of VB's business. Management believes that there is no threatened or pending proceedings against HUB or VB which, if determined adversely, would have a material effect on the business or financial position of either, respectively.

               HUB AND VB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of HUB and of VB. The following discussion should be read in conjunction with the selected financial and other data and the consolidated financial statements and related notes with respect to HUB appearing elsewhere in this Prospectus/Joint Proxy Statement.

        HUB, through VB, operates three banking offices in Helena, Montana. Neither HUB nor VB has any substantial business activities other than the VB commercial banking activities. HUB does not own material assets other than approximately 86.5 percent of VB Common Stock. HUB's income is derived solely from the income generated by VB, consisting of net interest income and other operating income. Net interest income consists of the excess of interest income, received primarily on customer loans and investment securities, over-interest expense, paid principally on customer deposits and indebtedness. Other operating income primarily includes service charges on deposit accounts and loan and other fee income. On a consolidated basis, all of VB's income, less the value of the minority interest not held by HUB, is attributed to HUB.

        Since December 31, 1996, VB has experienced deposit growth of approximately $6.6 million or 12.8 percent and asset growth during the same time period of approximately $5.6 million or nine percent. Both deposit and asset growth are consistent with recent historical growth rates for VB and are in excess of peer group growth rates. At December 31, 1997, VB had total deposits of $56.3 million and total assets of $68 million and deposits of $56.1 million and total assets of $68 million at March 31, 1998.

RESULTS OF OPERATIONS

        Net Income and Expense. HUB net income after income taxes increased from approximately $782,000 in 1996 to approximately $874,000 in 1997, an increase of approximately 11.9 percent, corresponding to the increase in VB net income during the same period Net income after taxes for the period ended March 31, 1998 was approximately $205,000. As previously noted, HUB does not earn income separate from dividends received on VB Common Stock nor does HUB have significant operating or other expenses. HUB currently is obligated on an unsecured loan in the principal balance of approximately $215,000 at December 31, 1997. Interest paid on the unsecured loan totaled $20,746 in 1997 and $6,834 in 1996.

        VB net income increased 11.9 percent from $923,000 in 1996 to $1.034 million in 1997. The increase in VB's net income is attributable primarily to an increase in net interest income during 1997 arising from both growth in the VB loan portfolio and increases in average interest rate spreads of approximately
0.10 percent. VB net income for the quarter ended March 31, 1998 was $255,628, an increase of $9,415, or 8% over the same quarter in 1997.

        VB net income remained constant at approximately 1.35 percent of average assets in both 1996 and 1997. The net income represented return on VB stockholders equity of 19.34% and 19.56% respectively in 1997 and 1996.

        Net Interest Income. VB net interest income is the largest source of VB operating income. As noted above, net interest income is derived from interest, dividends and fees received from interest-earning assets, less interest expense incurred on interest-bearing liabilities. Interest-earning assets primarily include loans and investment securities. Interest-bearing liabilities primarily include deposits and various forms of indebtedness.

        VB's net interest income for the quarter ended March 31, 1998 was $804,532, an increase of $65,851 or 8.9%, over the same quarter in 1997.

        VB's net interest income for 1997 was $3.142 million, an increase of
11.8 percent over the net interest income in 1996 of $2.809 million. The increase resulted primarily from the asset and loan growth of VB during 1997. Total interest expense in 1997 was $2.234 million, an increase of 14.1 percent from the total interest expense in 1996 of $1.957 million.

         The most significant impact on VB's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of loans, investment securities and other interest-earning assets, compared with the volume of interest-bearing deposits and indebtedness, combined with the spread, produces the changes in the net interest income between periods. The increase in interest expense was due primarily to the growth in customer deposits during 1997.

         Non-interest Income and Expense. VB experienced an increase in non-interest income in 1997 as compared to 1996, of approximately $72,000. VB also experienced an increase in non-interest expense of approximately $170,000 from $2.538 million in 1996 to $2.709 million in 1997. Salaries and benefits accounted for approximately $116,000 or 68 percent of the increase in non-interest expense in 1997 as compared to 1996. Additional increases in non-interest expense are attributable to the new branch office opened by VB in December 1997. Increases in non-interest income and expenses during the first quarter of 1998 when compared with the first quarter of 1997 were also attributable to the new branch office.

         Provision for Loan Losses. The provision for loan losses creates an allowance for future loan losses based upon management's current estimates. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the relevant markets. VB performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on the analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, VB may make provisions for potential loan losses.

         Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends and economic conditions. Fluctuations in the provision for loan loss result from management's assessment of the adequacy of the allowance and ultimate loan losses may vary from current estimates.

         At December 31, 1997, the allowance for loan losses was $483,000 or approximately 1.04 percent of total loans. The allowance for loan losses at December 31, 1996, was $431,000 or 1.0 percent of total loans at such date. The increase in the allowance reflects, among other things, the growth of the VB loan portfolio from $43.151 million at December 31, 1996, to $46.351 million at December 31, 1997, an increase of $3.2 million or 7.4 percent. VB made a net provision to the allowance of $60,000 during 1997. At March 31, 1998, the allowance for loan losses was $500,967, or 1.07%.

         The following table sets forth activity in the allowance for loan losses for the three months March 31, 998 and for the years ended December 31, 1997, and December 31, 1996:


                                                  Three Months
 (Dollars in thousands)                              ended                For the year ended December 31,
                                                 March 31, 1998              1997                1996
                                                 --------------           --------             --------

Balance beginning of period                         $    483                   431                  454

Charge-offs:
   Commercial                                              0                   (60)                 (33)
   Real estate                                             0                     0                    0
   Consumer                                                1                   (74)                 (24)
                                                    --------              --------             --------
                                                           1                  (134)                 (57)
                                                    --------              --------             --------
Recoveries:
   Commercial                                              1                   115                   18
   Real estate                                             0                     0                    0
   Consumer                                                1                    11                   16
                                                    --------              --------             --------
                                                           2                   126                   34
                                                    --------              --------             --------
Net (chargeoffs) recoveries                                3                    (8)                 (23)

Provision charged to operations                           15                    60                    0

Balance at end of period                            $    501                   483                  431
                                                    ========              ========             ========

Ratio of net (charge-offs) recoveries to
average outstanding loans during period                 0.01%               -0.02%               -0.06%

Average outstanding loans during period             $ 46,872                45,169               38,651

         Income Tax Expense. HUB's effective consolidated federal tax rate was approximately 34 percent for the year ended December 31, 1997 and is expected to remain approximately 34% for 1998. HUB's effective federal tax rate for 1996 was 34 percent. HUB's effective Montana tax rate was 6.75 percent for the year ended December 31, 1997 and will remain constant in 1998.

FINANCIAL CONDITION

         Loans. The Company's loan portfolio consists of a mix of commercial, consumer, real estate, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economics of the markets served by VB. Thus, VB borrowers could be adversely impacted by a downturn in the sectors of the economy which could have a material adverse effect on the borrower's abilities to repay loans.

         VB's gross loans increased to $46.352 million for the year ended December 31, 1997, from $43.152 million for the year ended December 31, 1996, an increase of approximately $3.2 million or 7.4 percent. At March 31, 1998, gross loans were $46,813 million, an increase of $461,000 over the corresponding period in 1997.

         The following table presents the composition of VB's loan portfolio as of the dates indicated.

 (Dollars in thousands)                                              1997                                   1996
                                                        ------------------------------        -------------------------------
                                  March 31, 1998        Amount        Percent of Total        Amount         Percent of Total
                                  --------------        ------        ----------------        ------         ----------------
Commercial & Agricultural            $22,052            $21,586               46.6%          $19,336               44.8%
Consumer                              15,589             15,799               34.1            13,885               32.2
Real Estate
         Construction                  1,192              1,107                2.4               903                2.1
         Mortgage                      7,981              7,860               16.9             9,028               20.9
                                     -------            -------            -------           -------            -------
Total Gross Loans                    $46,814            $46,352              100.0           $43,152              100.0%
                                     =======            =======            =======           =======            =======

         Both agricultural loans and real estate loans declined at December 31, 1997 as compared to 1996. The decline in agricultural loans to $152,000 from $395,000 in 1996 represents a decline of 61.5 percent and resulted from the full payment by one borrower of all outstanding loans to that borrower. Agricultural loans as a percentage of gross loans was only 0.71 percent in 1997 and 0.92 percent in 1996.

         Real estate loans declined to $8.967 million at December 31, 1997 from $9.931 million at December 31, 1996, a decrease of 10.7 percent. VB sells substantially all residential real estate loans made within a short time period following closing of the loan. The decrease in real estate loan balances from 1996 to 1997 is primarily attributable to the timing of disposition of residential real estate loans at the respective year ends.

         The number and dollar volume of both commercial and consumer loans increased during 1997, reflecting a stable and moderately growing Helena, Montana economy and additional marketing efforts of VB. The number of commercial loans held by VB increased from 378 at December 31, 1996 to 408 at December 31, 1997 while the dollar volume of such loans increased from $18,941 million to $21,443 million at the respective year ends.

         Nonperforming and Classified Assets. Federal regulation and VB loan policies require that VB classify its assets on a regular basis. VB management generally places loans on nonaccrual when they become 90 days past due unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. OREO consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

         The following tables set forth certain information with respect to non-performing assets as of the dates indicated.

                                                       As of             As of December 31,
                                                    March 31, 1998     1997             1996
                                                    --------------     ----             ----
Nonperforming loans:
     Non-accrual loans                                  191             189              90
     Accruing loans past due 90 days or more             69              67              65
     Restructured loans                                  27              27               0
                                                        ---             ---             ---
         Total nonperforming loans                      287             283             155

Other real estate owned (OREO)                            0               0              96
                                                        ---             ---             ---
     Total nonperforming assets                         287             283             251
                                                        ===             ===             ===

Nonperforming assets to total loans and OREO            0.62%           0.61%           0.59%

         At December 31, 1997, VB held no OREO, a decrease of $96,000 from December 31, 1996. The December 31, 1996, balance reflected one property held as OREO which was disposed of in 1997.

         Investment Securities. VB's investment portfolio is managed to meet its liquidity needs and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. Government agency securities, tax-exempt securities, mortgage backed securities and real estate investment conduits or REMIC's. Federal funds sold are additional investments which are not classified as investment securities. Investment securities classified as available for sale are recorded at fair market value while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in stockholders' equity for available for sale securities.

         The balance of investment securities remained relatively constant at $8.54 million at December 31, 1997 compared to $12.791 million at December 31, 1996. The decrease is primarily attributable to loan growth during 1997 and the shifting of resources to fund loan growth.

         Approximately $3.5 million of U.S. Government and Federal Agencies securities held by VB matured in 1997. The substantial maturities in 1997 were partially attributable to longer term securities purchased by VB under investment policies in effect at the time of purchase.

         A comparison of the amortized cost and estimated fair value of VB's investment securities is set forth in Note 3 to the HUB Consolidated Audited Financial Statements.

         Deposits. VB's deposits consist primarily of demand deposits, interest-bearing demand deposits, savings accounts and time deposits (CDs).

LIQUIDITY AND SOURCE OF FUNDS.

         Liquidity is the ability of VB to meet its day-to-day cash flow requirements of customers who may wish to withdraw funds on deposit with VB or required funds to meet credit needs. VB manages its liquidity with the intent to meet the cash flow requirements while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of its stockholders.

         VB's primary source of funds are deposits, loan repayments, retained earnings, maturity of investment securities and, to a lesser extent, FHLB borrowings.

         VB's primary source of funds is customer deposits, maturities of investment securities, loan repayments, net income, sales or "available for sale" securities, and advances from the Federal Home Loan Bank of Seattle. VB primarily attracts deposits from its primary market areas through competitive pricing policies and delivery of products demanded in the market. VB's deposit growth has been consistent over the last three years with an average annual increase of 9% per year in the three-year period from January 1, 1995, through December 31, 1997, for an aggregate increase of approximately 29% in deposits during that period. VB's liquidity ratio as of December 31, 1996, was 19.6% and December 31, 1997, was 21.5%.

         Management anticipates that VB will continue relying on customer deposits, maturity of investment securities, loan repayments and net income to provide liquidity. Although deposit balances have shown strong historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Federal Home Loan Bank borrowings may also be used on a short-term basis to compensate for reduction in other sources of funds. Federal Home Loan Bank borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals of assets.

         Capital Resources. Stockholders' equity increased approximately 9.6% from $62.518 million in 1996 to $68.311 million in 1997, primarily as a result of an increase in retained earnings. A similar increase was shown between the first quarter of 1998 over the first quarter of 1997. Both HUB and VB are subject to capital adequacy requirements established by bank regulators. At December 31, 1997 both HUB and VB were considered "Well-Capitalized" under applicable bank and bank holding company regulatory standards.

     SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS - HUB

         The following table sets forth information regarding the beneficial ownership of HUB Common Stock as of June 29, 1998 by (i) each person known to HUB to own beneficially more than 5 percent of HUB Common Stock; (ii) each current director of HUB; and (iii) all executive officers and directors of HUB and VB as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the HUB Common Stock owned by them.
Each of the following persons may be reached at the main office location of HUB.

                                        Amount and Nature                Percentage of
         Name of Stockholder          of Beneficial Ownership           Shares Outstanding
         -------------------          -----------------------           ------------------
Thomas F. Dowling (1)                          730                           7.88%
Robert J. Peccia (2)                           878                           9.47%
James H. Foley (3)                              11                            .12%
James T. Harrison, Jr. (4)                     897                           9.68%
Joseph G. Loendorf (5)                         730                           7.88%
Mary D. Munger (6)                             846                           9.13%
Fred J. Flanders (7)                           197                           2.13%
Dr. Harris D. Hanson (8)                       801                           8.65%
Jerome T. Loendorf                             878                           9.47%
Dr. Gary L. Mihelish (9)                       730                           7.88%
Joan S. Poston                                 878                           9.47%
John P. Poston (10)                            878                           9.47%


J. Andrew O'Neill (11)                          40                            .43%
Peter J. Van Nice (12)                          41                            .44%

All Directors and Officers
as a Group                                   8,535                          92.10%

         (1) Includes 713 shares owned with Mr. Dowling's spouse and 17 shares owned by a professional corporation controlled by Mr. Dowling.

         (2) Includes 684 shares owned by Mr. Peccia's spouse.

         (3) Includes one share owned with Mr. Foley's spouse.

         (4) Includes 684 shares owned with Mr. Harrison's spouse and 19 shares owned by Carol E. Harrison, Mr. Harrison's spouse.

         (5) Includes 667 shares owned with Mr. Loendorf's spouse and 27 shares held in an individual retirement account for the benefit of Sharlene L. Loendorf, Mr. Loendorf's spouse. Also includes 31 shares held in an individual retirement account for Mr. Loendorf.

         (6) All shares are owned in joint tenancy with right of survivorship with Ms. Munger's spouse.

         (7) Includes 197 shares held in an individual retirement account for Mr. Flanders.

         (8) Includes 684 shares held with Dr. Hanson's spouse and 48 shares held by Dr. Hanson's spouse, Mary E. Hanson. Also includes 23 shares held in a profit-sharing plan substantially for the benefit of Dr. Hanson and his spouse.

         (9) Includes 720 shares owned by Dr. Mihelish with his spouse.

         (10) Includes 184 shares held in a profit-sharing trust in a self-directed account for Mr. Poston.

         (11) Includes 40 shares held by Mr. O'Neill's spouse

         (12) Includes 41 shares held in an individual retirement account for the benefit of Mr. Van Nice.


OTHER PRINCIPAL STOCKHOLDER

Vincent A. Amicucci Revocable Trust                  730                  7.88%

                                   MANAGEMENT

         Following the consummation of the Merger and the Share Exchange, Fred
J. Flanders will be appointed to serve on the GB Board and as the Chairman and Chief Executive Officer of VB.

         Mr. Flanders, age 62, has been a director of VB and has acted as its President since June, 1992. Prior to joining VB, Mr. Flanders was a managing agent for the Resolution Trust Corporation, and prior to that, acted as the Commissioner of Financial Institutions for the State of Montana. Mr. Flanders is also a former president of the Bank of Montana and a Senior Vice President of Norwest Bank Helena.

         Mr. Flanders was paid a salary of $42,000, $42,000 and $84,000 in 1997, 1996 and 1995, respectively. The decrease in Mr. Flanders' salary from 1995 to 1996 was attributable to his having assumed a part-time status beginning in 1996. He also received bonusES of $4,725, $5,544 and $6,227 in 1997, 1996 and
1995, respectively. In addition to the foregoing, Mr. Flanders received compensation in the form of contributions to his pension plan and payment of premiums for a life insurance policy on Mr. Flanders by VB. Such amounts totaled, in the aggregate, $2,680, $3,436 and $6,275 in 1997, 1996 and 1995, respectively.

                           SUPERVISION AND REGULATION

INTRODUCTION

         The following generally refers to certain statutes and regulations affecting banking industry. These references provide brief summaries only and are not intended to be complete. They are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations may exist which apply to and regulate the banking industry, but are not referenced below.

THE HOLDING COMPANIES

GENERAL

         GB is a bank holding company, due to its ownership of Glacier Bank, Glacier Bank of Whitefish, Glacier Bank of Eureka, and First Security Bank of Missoula, all of which are Montana-state chartered commercial banks, and all of which are members of the Federal Reserve (collectively, the "State Banks"). Until recently, GB was also a savings and loan holding company within the meaning of the Home Owners' Loan Act ("HOLA") prior to Glacier Bank's conversion from a federal savings bank to a state-chartered commercial bank and, as such, was registered with and subject to examination and supervision by the OTS. With the enactment of the Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act"), the OTS no longer supervises a holding company like GB that is registered as a bank holding company. HUB is also a bank holding company, due to its ownership of VB, a Montana state-chartered commercial bank. Accordingly, the BHCA subjects each of GB, HUB, and their respective subsidiaries to supervision and examination by the FRB, and the bank holding companies file annual reports of their operations with the FRB.

BANK HOLDING COMPANY STRUCTURE

         In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see "Regulation of Banking Subsidiaries - Recent Federal Legislation
- Interstate Banking and Branching" below). The Economic Growth Act has relaxed certain BHCA restrictions on bank holding companies' engagement in permissible nonbanking activities. However, the impact that this legislation may have on GB, HUB, and their subsidiaries is unclear at this time.

         Bank holding companies must obtain the FRB's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. Until late September of 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

         Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the FRB determines that the activities of such company are incidental to the business of banking. When making this determinations, the FRB weighs the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Economic Growth Act amended the BHCA to eliminate the requirement that a bank holding company seek FRB approval before engaging de novo in permissible nonbanking activities if the hold company is well-capitalized and meets other criteria specified in the statute.

         Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person (or group of persons acting in concert) acquiring "control" of a bank holding company to provide the FRB with 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the FRB has 60 days within which to issue a notice disapproving the proposed acquisition, but the FRB may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the transaction. In addition, any "company" must obtain the FRB's approval before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares or otherwise obtaining control over GB or HUB.

TRANSACTIONS WITH AFFILIATES

         GB and its subsidiaries, and likewise HUB and its subsidiaries, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, GB and HUB and their respective subsidiaries must comply with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

         Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions with another financial institution which has assets exceeding a specified amount or which has an office within a specified geographic area.

FIRREA

         The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

TIE-IN ARRANGEMENTS

         GB, HUB and their subsidiaries cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither GB, HUB, nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

         In 1997, the FRB adopted significant amendments to its anti-tying rules that: (1) removed FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allowed banks greater flexibility to package products with their affiliates; and (3) established a safe harbor from the trying restrictions for certain foreign transactions. These amendments were designed to enhance competition in banking and nonbanking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on GB, HUB and their respective subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

         As a Delaware corporation, GB may be subject to certain limitations and restrictions as provided under applicable Delaware corporate law. As a Montana corporation, HUB may be subject to certain limitations and restrictions as provided under applicable Montana corporate law. Each of the State Banks, as Montana state-chartered commercial banks, and VB are subject to supervision and regulation by the Montana Department of Commerce's Banking and Financial Institutions Division.

SECURITIES REGISTRATION AND REPORTING

         The common stock of GB is registered as a class with the SEC under the Securities Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by GB under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by GB are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.

THE SUBSIDIARIES

GENERAL

         Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FRB and the FDIC have authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

         Until December 31, 1997, two of GB's subsidiaries -- Glacier Bank of Eureka and Glacier Bank of Whitefish -- were organized as national banking associations and as such, were subject to primary regulation by the Office of the Comptroller of the Currency ("OCC"). Additionally, until February 1, 1998, Glacier Bank was organized as a federal savings bank, and as such was subject to primary regulation by the Office of Thrift Supervision. All of these GB subsidiaries have been converted to Montana state-charters and are members in the Federal Reserve System. Accordingly, GB's subsidiaries, as well as VB, are subject to extensive regulation and supervision by the Montana Department of Commerce's Banking and Financial Institutions Division, and they are also subject to regulation and examination by the FRB as a result of their membership in the Federal Reserve System. VB is subject to regulation by the FDIC as a state non-member commercial bank. The federal laws that apply to GB's and HUB's banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing GB's and HUB's banking subsidiaries generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the FRB's discount window; and require regulators to perform annual on-site bank examinations and set standards for real estate lending. FDICIA recapitalized the Bank Insurance Fund ("BIF") and required the FDIC to maintain the BIF and the Savings Association Fund ("SAIF") at 1.25% of insured deposits by increasing the deposit insurance premiums as necessary to maintain such ratio. (See "FDIC Insurance" below).

LOANS-TO-ONE BORROWER

         Each of GB's and HUB's banking subsidiaries is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of December 31, 1997, each of GB's and HUB's banking subsidiaries was in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

         Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the BIF and the SAIF based on their risk classification. The FDIC assigns institutions a risk classification based on three capital groups and three supervisory groups.

         With the enactment of the Deposit Insurance Funds Act of 1996 ("Funds Act"), a one-time assessment was imposed on institutions holding SAIF deposits on March 31, 1995, in an amount necessary for SAIF to reach its 1.25 designated reserve ratio. Because the deposits of Glacier Bank were insured by the SAIF until the bank's recent conversion from a savings association to a state bank, Glacier Bank paid that assessment. In addition to the one-time SAIF assessment, for the three year period beginning in 1997, the Funds Act subjects BIF-insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF-insured deposits (approximately 6.5 basis points). In the year 2000, BIF-insured institutions will be required to share in the payment of the FICO obligations on a pro-rata basis with all thrift institutions, with annual assessments expected to equal approximately 2.4 basis points until the year 2017, and to be phased out completely by 2019.

         Currently, institutions in the lowest risk category will continue to pay no BIF premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF-insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 1 to 27 basis points. The Funds Act provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date..

         The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

         Banks and Bank Holding Companies. The FRB, the FDIC, and the OCC (collectively, the "Agencies") have established uniform capital requirements for all commercial banks. Bank holding companies are also subject to certain minimum capital requirements. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive. In addition, banks must meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

         The Agencies' "risk-based" capital guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off-balance sheet exposures into explicit account in assessing capital adequacy, and minimize disincentives to holding liquid, low-risk assets. The current guidelines require banks to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier 1 risk-based capital ratio of 4%. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles. Tier 2 capital includes the excess of any preferred stock not included in the Tier 1 capital, mandatory convertible securities, subordinated debt and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         The Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets ("Leverage Ratio") of 3%. Any institution operating at or near this level should have well-diversified risk, and in general, be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

         The minimum ratio of total capital to risk-adjusted assets required by the FRB for bank holding companies is 8%. At least one-half of the total capital must be Tier 1 capital; the remainder may consist of Tier 2 capital. Bank holding companies are also subject to minimum Leverage Ratio guidelines. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies meeting certain specified criteria, including achievement of the highest supervisory rating. All other bank holding companies are required to maintain a Leverage Ratio which is at least 100 to 200 basis points higher (4 to 5%). These guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

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

         Interest-Rate-Risk ("IRR") Component. FDICIA requires the Agencies to revise their respective risk-based capital standards to ensure that they take adequate account of interest-rate risk ("IRR"), concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family residential loans.

         When evaluating the capital adequacy of a bank, examiners from the Agencies consider exposure to declines in the economic value of a bank's capital due to changes in interest rates. A bank may be required to hold additional capital for IRR if it has significant exposure or a weak interest rate risk management process. In addition, the Agencies have amended their respective risk-based capital standards to incorporate a measure for market risk to cover all positions located in an institution's trading account and foreign exchange and commodity positions wherever located. The rule effectively requires banks and bank holding companies with significant exposure to market risk to measure that risk using their own internal value-at-risk model, subject to the parameters of the rule, and to hold a sufficient amount of capital to support the institution's risk exposure. Institutions subject to this rule must have been in compliance with it by January 1, 1998. The rule applies to any bank or bank holding company, regardless of size, whose trading activity equals 10% or more of its total assets, or whose trading activity equals $1 billion or more. The Agencies may require an institution not otherwise subject to the rule to comply with it for safety and soundness reasons and also may exempt an institution otherwise subject to the rule from compliance under certain circumstances.

         Prompt Corrective Action. Under FDICIA, each federal banking agency must implement a system of prompt corrective action for institutions that it regulates. In September 1992, the Agencies adopted substantially similar regulations, which became effective on December 19, 1992, intended to implement this prompt corrective action system. Under the regulations, an institution is deemed to be (1) "well capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier I risk-based capital ratio of 6% or more, a Tier I leverage capital ratio of 5% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier I risk-based capital ratio of 4% or more, a Tier I leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized;" (3) "undercapitalized" if it has a total risk-based capital ratio of under 8%, a Tier I risk-based capital ratio of under 4% and a Tier I leverage capital ratio of under 4% (3% under certain circumstances); (4) "significantly undercapitalized" if it has a total risk-based capital ratio of under 6%, a Tier I risk-based capital ratio of under 3%, a Tier I leverage capital ratio of under 3%; and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets of 2% or less.

         Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized." Undercapitalized institutions must develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require any company that controls an undercapitalized institution to provide certain guarantees that the institution will comply with the plan until it is "adequately capitalized". As of December 31, 1997, neither the State Banks, nor VB were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

         Dividends paid to GB by its banking subsidiaries are a material source of GB's cash flow. Likewise, dividends paid to HUB by VB are a material source of HUB's cash flow. Various federal and state statutory provisions limit the amount of dividends GB's and HUB's banking subsidiaries are permitted to pay to GB and HUB, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends.

         If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, may include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

         The State Banks and VB. Montana law imposes the following limitations on the payment of dividends by Montana state banks: (1) until the bank's surplus fund is equal to 50% of its paid-up capital stock, no dividends may be declared unless at least 25% of bank's net earnings for the dividend period have been carried to the surplus account, and (2) a bank must give notice to the Banking and Financial Institutions Division before declaring a dividend larger than the previous two years' net earnings.

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


FEDERAL HOME LOAN BANK SYSTEM

         All of GB's banking subsidiaries, and VB, are members of the FHLB of Seattle, which is one of the 13 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As members, the respective banking subsidiaries of GB and HUB must purchase and maintain stock in the FHLB of Seattle in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. On December 31, 1997, GB's banking subsidiaries had $10.330 million in FHLB stock, which was sufficient to comply with this requirement. On December 31, 1997, VB had $626,000 in FHLB stock, which was sufficient to comply with this requirement.

         The FHLBs must provide funds for the resolution of troubled savings associations and contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. Dividends paid by the FHLB of Seattle to GB's banking subsidiaries for the years ended December 31, 1997 and 1996, totaled $739,000 and $620,000 respectively.

FEDERAL RESERVE SYSTEM

         The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8 million or less (after a $4.2 million exemption), and an initial reserve of 10% (subject to adjustment by the FRB to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. On December 31, 1997, each of GB's and HUB's banking subsidiaries was in compliance with applicable requirements.

         The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of GB's and HUB's banking subsidiaries.

RECENT FEDERAL LEGISLATION

         Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits nationwide interstate banking and branching. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. These new interstate banking and branching powers have been phased in and individual states may "opt out" of certain of these provisions. Accordingly, states have been able to enact "opting-in" legislation that (1) permits interstate mergers within their own borders before June 1, 1997, and (2) permits out-of-state banks to establish de novo branches within the state. Subject to certain state laws, such as age and contingency laws, bank holding companies may purchase banks in any state. Additionally, subject to such state laws, beginning June 1, 1997, banks have been permitted to merge with banks in any other state as long as the home state of neither merging bank has "opted out." The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         As of March 20, 1997, Montana has "opted-out" of the Interstate Act and prohibited in-state banks from merging with out-of-state banks if the merger would be effective on or before September 30, 2001. Montana law generally authorizes the acquisition of an in-state bank by an out-of-state bank holding company through the acquisition of a financial institution if the in-state bank being acquired has been in existence for at least 5 years prior to the acquisition. Banks, bank holding companies, and their respective subsidiaries cannot acquire control of a bank located in Montana if, after the acquisition, the acquiring institution, together with its affiliates, would directly or indirectly control more than 22% of the total deposits of insured depository institutions and credit unions located in Montana.

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

         At this time, the full impact that the Interstate Act might have on GB, HUB and their subsidiaries is impossible to predict.

                        DESCRIPTION OF GB'S CAPITAL STOCK

         GB's authorized capital stock consists of 16,000,000 common stock shares with a $.01 per share par value, and 1,000,000 preferred stock shares with a $.01 per share par value. As of the date of this Prospectus/Joint Proxy Statement, GB had no shares of preferred stock issued. The GB Board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the GB Board may determine.

         GB's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued. If GB is liquidated, the holders of GB Common Stock are entitled to share, on a pro rata basis, GB's remaining assets after provision for liabilities. The GB Board is authorized to determine the liquidation rights of any preferred stock that may be issued.

         Under the DGCL, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by The Nasdaq Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because GB's Common Stock is traded on NASDAQ, in the event of a proposed merger, GB stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether such GB stockholders vote for or against the proposed merger.

         Under the DGCL, GB may acquire shares of its own stock. GB's stockholders may amend GB's Certificate of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by GB's Board, but the anti-takeover provisions detailed in
Section 9.6 of GB's Certificate of Incorporation, may not be amended or repealed and provisions inconsistent with Article 9 may not be adopted without the affirmative vote of 80% of GB's outstanding voting stock. GB's Board is authorized to alter, amend or repeal GB's Bylaws by affirmative vote; GB's stockholders are authorized to alter, amend or repeal GB's Bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

         For additional information concerning GB's capital stock, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF GLACIER, HUB AND VB COMMON STOCK."

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                           GB, HUB AND VB COMMON STOCK

         The DGCL, as amended, and GB's Certificate of Incorporation and Bylaws, both as amended, govern the rights of GB stockholders and will govern the rights of HUB's stockholders and holders of Minority Stock who become stockholders of GB as a result of the Merger and the Share Exchange. The rights of HUB stockholders are currently governed by the MBCA, as amended, and by HUB's Articles of Agreement and Bylaws. The rights of VB stockholders are currently governed by the MBCA, as amended, and by VB's Articles of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights, respectively, of HUB, VB and GB stockholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

         Under its Articles of Incorporation, GB's authorized capital stock consists of 16,000,000 of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, $.01 par value per share. No shares of preferred stock are currently outstanding.

         Under its Articles of Incorporation, HUB's authorized capital consists of 50,000 shares of common stock, no par value. Under its Articles of Incorporation, VB's authorized capital consists of 11,000 shares of common stock, par value $40.00 per share.

         The following is a more detailed description of GB's, HUB's and VB's capital stock.

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


COMMON STOCK

         As of ______________, 1998, there were ___________ shares of GB Common
Stock issued and outstanding, in addition to options for the purchase of ___________ shares of GB Common Stock under GB's employee and director stock option plans.

         As of ______________, 1998, there were 9,265 shares of HUB Common Stock issued and outstanding.

         As of ______________, 1998, there were 11,000 shares of VB Common Stock issued and outstanding.

PREFERRED STOCK

         As of the date of this Prospectus/Joint Proxy Statement, neither GB, HUB nor VB had shares of preferred stock issued. The GB Board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the GB Board may determine.

DIVIDEND RIGHTS

         Dividends may be paid on GB Common Stock as and when declared by the GB Board out of funds legally available for the payment of dividends. The GB Board may issue preferred stock that is entitled to such dividend rights as the GB Board may determine, including priority over the common stock in the payment of dividends. The ability of GB to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends GB can pay. See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions." Under the DGCL, the GB Board can declare dividends out of GB's surplus. If there is no surplus, the Board may declare dividends out of GB's net profits for the fiscal year in which the dividend is declared, or for the preceding fiscal year, unless there is a deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference to the distribution of assets.

VOTING RIGHTS

         All voting rights are currently vested in the holders of GB Common Stock, HUB Common Stock, and VB Common Stock, respectively, with each share being entitled to one vote.

         GB's Bylaws provide that stockholders do not have cumulative voting rights in the election of directors. Under governing law both HUB and VB stockholders are entitled to cumulate their shares in the voting for directors by multiplying the number of shares held by the number of directors to be elected and distributing the votes among the candidates. The GB Board is also authorized to determine the voting rights of any preferred stock that may be issued.

PREEMPTIVE RIGHTS

         GB's and VB's stockholders do not have preemptive rights to subscribe to any additional securities that may be issued. HUB stockholders are entitled to preemptive rights to acquire unissued or treasury shares of HUB Common Stock or obligations of HUB convertible into such stock.

LIQUIDATION RIGHTS

         If GB is liquidated, the holders of GB Common Stock are entitled to share, on a pro rata basis, GB's remaining assets after provision for liabilities. The GB Board is authorized to determine the liquidation rights of any preferred stock that may be issued.

         If HUB is liquidated, the holders of HUB Common Stock are entitled to share, on a pro rata basis, HUB's remaining assets after provision for liabilities.

         If VB is voluntarily liquidated, the holders of VB common stock are entitled to share, on a pro rata basis, VB's remaining assets after provision for liabilities, subject to certain limitations and bank regulatory requirements applicable to VB under the Montana Bank Act.

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


ASSESSMENTS

         All outstanding shares of GB Common Stock and HUB Common Stock are fully paid and nonassessable.

         All outstanding shares of VB Common Stock are fully paid and nonassessable except to the extent of assessments under the Montana Bank Act.

STOCK REPURCHASES

         Under Delaware and Montana law, a corporation may acquire shares of its own stock. Therefore, GB, HUB and VB may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Under Delaware law, GB's stockholders may amend GB's Certificate of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by GB's Board, but the anti-takeover provisions detailed in Article 9 of GB's Certificate of Incorporation may not be amended or repealed, and provisions inconsistent with
Article 9 may not be adopted, without the affirmative vote of 80% of the outstanding voting stock. GB's Board is authorized to alter, amend or repeal GB's Bylaws by affirmative vote; GB's stockholders are authorized to alter, amend or repeal GB's Bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

         Under the MBCA, HUB and VB stockholders may amend their respective Articles of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following recommendation (unless special circumstances exist, in which case no Board recommendation is required) of the amendment by the respective Board.

         The HUB Board and the VB Board, or the respective stockholders, may amend the respective Bylaws.

APPROVAL OF CERTAIN TRANSACTIONS

         Under the DGCA, sales of assets, mergers and dissolutions must be approved by a majority of a corporation's outstanding stock. In addition, the DGCA prohibits certain business combinations with a business entity for a period of three years following the entity's acquisition of at least 15% of the corporation's voting stock. Article 9 of GB's Certificate of Incorporation provides that certain mergers involving a stockholder owning 10% or more of GB's outstanding voting stock must be approved by 80% of GB's outstanding voting stock. These provisions are described in "Potential `Anti-Takeover' Provisions" below.

         Under the MBCA, unless a corporation's articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for mergers, asset sales, and dissolutions. Separate voting by voting groups is required (i) on a plan of share exchange, and (ii) on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to articles of incorporation. Neither HUB's nor VB's Articles of Incorporation contain provisions pertaining to stockholder approval of mergers and share exchanges.

DISSENTERS' RIGHTS

         Under the DGCL, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by The Nasdaq Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because GB's Common Stock is traded on NASDAQ, in the event of a proposed merger, GB stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether a GB stockholder votes for or against such proposed merger.

         Under the MBCA, a stockholder is entitled to dissent from, and, upon completion of various notice and demand requirements prescribed in Section 35-1-826 through Section 35-1-839, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation.

BOARD OF DIRECTORS

         GB's Certificate of Incorporation provide for division of its Board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The GB Board sets the exact number of directors by resolution. Currently, the GB Board has nine directors. A GB director may be removed with cause by GB's stockholders if a majority of the stockholders entitled to vote on the matter vote in favor of removal at a meeting expressly called for that purpose. A GB director may not be removed without cause.

         The HUB Board is elected at the annual meeting of stockholders, with each director serving a one year term. The Board is not divided into classes nor are the terms of directors staggered. Currently, there are 11 directors of HUB. A director may be removed in accordance with the provisions of the MBCA.

         In accordance with governing law, the VB Board is elected at the annual meeting of stockholders, with each director serving a one year term. Under the VB Articles of Incorporation the VB Board must consist of not less than three or more than 11 directors. The Board is not divided into classes nor are the terms of the directors staggered. Not less than two-thirds of the directors must be residents of the State of Montana. There are currently 11 directors of VB, each of whom is a resident of the State of Montana.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         GB's Certificate of Incorporation provides that the personal liability of GB's directors and officers for monetary damages shall be eliminated to the fullest extent permitted under the DGCL.

         GB's Bylaws provide that GB will indemnify any present or former director, officer or employee, or any present or former director, officer or employee of another business entity serving in such capacity at GB's request, from any threatened, pending or completed action, suit or proceeding against expenses (including attorney's fees), judgments, fines, excise taxes and settlement amounts actually and reasonably incurred by such person to the fullest extent permitted under Sections 145(a)-(d) of the DGCL. GB will not be liable, however, for any settlement amounts which are effected without GB's prior written consent, or any amounts claimed in an action that was initiated by any person seeking indemnification without GB's prior written consent. Reasonable expenses (including attorney's fees) will be advanced to any person claiming indemnification if that person undertakes in writing to repay GB if it is ultimately determined that the person is not entitled to indemnification. GB's obligation to indemnify and advance expenses to persons covered by GB's bylaw indemnification provisions will continue despite the subsequent amendment or repeal of GB's bylaw indemnification provisions. Indemnification rights and procedures are set forth in more detail in GB's Bylaws.

         Neither the HUB or VB Articles of Incorporation provide for any indemnification or limitation of liability with respect to their respective directors, officers or employees.

         The MBCA provides for mandatory indemnification of a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was made a party because he is or was a director or officer of the corporation. The MBCA also provides for discretionary indemnification by a corporation of a director, officer or employee subject to certain statutory requirements.

         The Montana Bank Act authorizes VB to provide, in its Articles of Incorporation, for director indemnification consistent with the MBCA.

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

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

         GB's Certificate of Incorporation and the DGCL contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

         1. GB's Certificate of Incorporation.

         GB's Certificate of Incorporation includes certain provisions that could make it more difficult for another party to acquire GB by means of a tender offer, a proxy contest, merger or otherwise. These provisions include (i) a requirement that at least 80% of GB's outstanding voting stock approve business combinations (discussed in more detail below), (ii) an authorization to GB's Board allowing it to issue preferred stock (discussed in more detail below), and (iii) restrictions on removal of directors which could limit changes in the composition of the GB Board (see "-- Board of Directors" above).

         Article 9 of GB's Certificate of Incorporation contains detailed provisions governing certain change-in-control transactions, including mergers and consolidations, and significant sales of corporate assets, involving business entities owning at least 10% of GB's outstanding voting stock, or which have the opportunity, through beneficial ownership of the voting stock or rights to acquire GB voting stock, to own or control at least 10% of GB's voting stock. Other transactions treated as business combinations under these change-in-control provisions are detailed in Section 9.1 of GB's Certificate of Incorporation. All such business combinations must be approved by at least 80% of GB's outstanding voting stock entitled to vote generally in the election of directors, all of which will vote as one class, with each share entitled to the number of votes that it is granted either under the Certificate of Incorporation, or, if preferred stock, as designated by the Board of Directors when the preferred shares were issued. The "super-majority" voting requirement applies regardless of other requirements in GB's Certificate of Incorporation and Bylaws, lesser voting requirements provided by applicable law, and requirements imposed under any agreement between GB and any national securities exchange.

         The "super-majority" voting requirement does not apply to those business combinations which meet all the criteria prescribed in Section 9.2 of GB's Certificate of Incorporation. Some of these stringent criteria include the approval of the business combination by directors unaffiliated with the GB stockholder seeking the business combination, the payment of fair and adequate consideration (based upon recent pricing history of GB's stock), limitations on the form of consideration payable to GB's stockholders, and GB's continuing ability to pay dividends of a consistent value on its outstanding stock. Other requirements are detailed in Section 9.2 of GB's Certificate of Incorporation.

         In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by management to render more difficult uninvited attempts to acquire control of GB (e.g., by diluting the ownership interest of a substantial stockholder, increasing the amount of consideration necessary for a stockholder to obtain control, or selling authorized but unissued shares to friendly third parties).

         The requirement of a super-majority vote of stockholders to approve change-in-control transactions, the availability of GB's preferred stock for issuance without stockholder approval, the staggered terms for GB's directors, provisions in GB's Certificate of Incorporation permitting the removal of directors only for cause and the GB Board's ability to expand the Board size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of GB through a tender offer, proxy contest, the election of a majority of the GB Board, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of GB. This could deprive GB's stockholders of opportunities to realize a premium for their GB Common Stock and could make removal of incumbent directors more difficult, even in circumstances where the action was favored by a majority of GB's stockholders.

         2. Delaware Law.

         Delaware's significant anti-takeover provisions are generally described below.

         Delaware prohibits business combinations with an interested stockholder (i.e., a stockholder who owns at least 15% of the voting stock of a corporation) for a period of three years following the date the stockholder becomes interested. Business combinations with an interested stockholder are not prohibited, however, if (i) the corporation's board of directors approves in advance either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) the stockholder acquires 85% or more of the outstanding voting stock in the same transaction in which the stockholder becomes

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

interested, or (iii) the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding those shares held by the acquiring stockholder) approve the transaction by affirmative vote.

         These change-of-control provisions of the DGCL will not apply if (i) a corporation expressly elects not to follow them, (ii) a stockholder inadvertently becomes interested and divests his shares as soon as practicable, or (iii) the corporation has no stock listed on a national securities exchange, authorized for quotation on an inter dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders.

         3. Montana Law.

         The MBCA contains no significant anti-takeover provisions. All provisions regarding mergers, consolidations, exchange of shares and related business combinations are governed by Sections 35-1-813 through 35-1-839, the MBCA's standard merger and consolidation provisions. Neither the HUB or VB Articles of Incorporation contain any anti-takeover provisions.

                              CERTAIN LEGAL MATTERS

         The validity of the GB Common Stock to be issued in the Merger will be passed upon for GB by its counsel, Graham & Dunn, PC, Seattle/Tacoma, Washington. Graham & Dunn, P.C. also will give an opinion concerning certain tax matters related to the Merger.

                                     EXPERTS

         The consolidated financial statements of GB as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, are incorporated in this Prospectus/Joint Proxy Statement and in the Registration Statement in reliance on the report of KPMG, independent certified public accountants, as indicated in their reports with respect thereto, and on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of HUB as of December 31, 1997 and for the year then ended included in this Prospectus/Joint Proxy Statement and in the Registration Statement in reliance on the report of KPMG, independent certified public accountants, as indicated in their report with respect thereto, and on the authority of such as experts in accounting and auditing.

                                  OTHER MATTERS

         Neither the HUB Board nor the VB Board is aware of any business to come before the HUB Meeting or the VB Meeting, as the case may be, other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before either of the meetings, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                          Independent Auditor's Report




The Board of Directors and Stockholders
HUB Financial Corporation:

We have audited the accompanying consolidated statement of financial condition of HUB Financial Corporation and subsidiary as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HUB Financial Corporation and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                             /s/ KPMG Peat Marwick LLP



Billings, Montana
January 16, 1998

                            HUB FINANCIAL CORPORATION

                          Independent Auditor's Report

                                       and

                        Consolidated Financial Statements

                                December 31, 1997

 Unaudited December 31, 1996 Consolidated Statement of Financial Condition, and

                unaudited Consolidated Statements of Operations,
                      Stockholders' Equity, and Cash Flows

                      for the year ended December 31, 1996.

                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                              (Unaudited)
                                                                             December 31,      December 31,
(dollars in thousands)                                                          1997              1996
----------------------                                                       ------------      ------------

ASSETS:
  Cash on hand and in banks .............................................     $  3,261           $  3,760
  Federal funds sold ....................................................        3,860                550
                                                                              --------           --------
    Cash and cash equivalents ...........................................        7,121              4,310

  Interest bearing deposits .............................................          595                  0
  Investment securities, available-for-sale .............................        6,220              6,498
  Investment securities, held-to-maturity (market value December 31,
   1997 -- $5,213, December 31, 1996 -- $5,899 unaudited) ...............        5,039              5,743
  Loans receivable, net .................................................       45,869             42,721
  Premises and equipment, net ...........................................        1,861              1,732
  Real estate and other assets owned ....................................            0                 96
  Federal Home Loan Bank of Seattle stock, at cost ......................          626                536
  Accrued interest receivable ...........................................          475                469
  Deferred income taxes .................................................           42                 43
  Other assets ..........................................................          463                370
                                                                              --------           --------
 ........................................................................     $ 68,311           $ 62,518
                                                                              ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Deposits - non-interest bearing .......................................        9,996              9,599
  Deposits - interest bearing ...........................................       46,217             40,233
  Advances from Federal Home Loan Bank of Seattle .......................        2,603              3,927
  Securities sold under agreements to repurchase ........................        2,418              2,528
  Notes payable .........................................................          216                 76
  Accrued interest payable ..............................................          428                414
  Advance payments by borrowers for taxes and insurance .................           45                 47
  Current income taxes ..................................................          178                224
  Minority interest .....................................................          800                708
  Other liabilities .....................................................          244                243
                                                                              --------           --------
    Total liabilities ...................................................       63,145             57,999

  Stockholders' equity
  Common stock, no par value per share. Authorized 50,000 shares;
   outstanding 9,265 shares .............................................          540                540
  Additional paid-in capital ............................................          200                200
  Retained earnings .....................................................        4,701              4,050
  Treasury stock at cost, 703 shares ....................................         (281)              (281)
  Net unrealized gains on securities available-for-sale .................            6                 10
                                                                              --------           --------
    Total stockholders' equity ..........................................        5,166              4,519
                                                                              --------           --------
 ........................................................................       68,311             62,518
                                                                              ========           ========

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              (Unaudited)
                                                              Year ended      Year ended
                                                             December 31,     December 31,
(dollars in thousands except per share data)                     1997            1996
--------------------------------------------                 ------------     ------------

INTEREST INCOME:
  Real estate loans ......................................      $  837             823
  Commercial loans .......................................       2,055           1,698
  Consumer and other loans ...............................       1,505           1,216
  Investment securities ..................................         980           1,030
                                                                ------          ------

    TOTAL INTEREST INCOME ................................       5,377           4,767
                                                                ------          ------

INTEREST EXPENSE:
  Deposits ...............................................       1,919           1,669
  Advances ...............................................         193             184
  Securities sold under agreements to repurchase .........         121             103
  Other borrowed funds ...................................          23               9
                                                                ------          ------

    TOTAL INTEREST EXPENSE ...............................       2,256           1,965
                                                                ------          ------

    NET INTEREST INCOME ..................................       3,121           2,802
  Provision for loan losses ..............................          60               0
                                                                ------          ------
    NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES ...................................       3,061           2,802

NON-INTEREST INCOME:
  Service charges and other fees .........................         595             617
  Miscellaneous loan fees and charges ....................         616             531
  Other income ...........................................          65              53
                                                                ------          ------
    TOTAL NON-INTEREST INCOME ............................       1,276           1,201

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses ...       1,393           1,240
  Occupancy expense ......................................         344             329
  Data processing expense ................................         228             214
  FDIC insurance expense .................................           6               2
  Other expense ..........................................         763             767
  Minority interest ......................................         140             127
                                                                ------          ------

    TOTAL NON-INTEREST EXPENSE ...........................       2,874           2,679
                                                                ------          ------

  Earnings before income taxes ...........................       1,463           1,324
  Federal and state income tax expense ...................         589             542
                                                                ------          ------

    NET EARNINGS .........................................      $  874             782
                                                                ======          ======

  Net earnings per share .................................      $94.33           84.40
                                                                ======          ======

See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                     Years ended December 31, 1997 and 1996

                                                                                                          Net
                                               Common Stock          Additional                         unrealized         Total
                                            -------------------       paid-in     Retained   Treasury      gains       stockholders'
($ in thousands, except per share data)     Shares       Amount       capital     earnings    stock    on securities       equity
---------------------------------------     ------       ------      ----------   --------   --------  -------------   -------------
Balance at December 31, 1995
     (unaudited) ......................      9,265       $  540          200        3,472     (281)         66              3,997

Cash dividends declared
     ($22 per share) (unaudited) ......         --           --           --         (204)      --          --               (204)
Decrease in net unrealized gains
     on available-for-sale securities
     (unaudited) ......................         --           --           --           --       --         (56)               (56)
Net earnings (unaudited) ..............         --           --           --          782       --          --                782
                                             -----        -----         ----        -----     ----         ---              -----
Balance at December 31, 1996 ..........      9,265          540          200        4,050     (281)         10              4,519

Cash dividends declared
     ($24 per share) ..................         --           --           --         (223)      --          --               (223)
Decrease in net unrealized gains on
     available-for-sale securities ....         --           --           --           --       --          (4)                (4)
Net earnings ..........................         --           --           --          874       --          --                874
                                             -----        -----         ----        -----     ----         ---              -----
Balance at December 31, 1997 ..........      9,265       $  540          200        4,701     (281)          6              5,166
                                             =====       ======         ====        =====     ====         ===              =====


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            (unaudited)
                                                                             Years ended December 31,
                                     (dollars in thousands)                    1997            1996
                                     ----------------------                  --------        --------
OPERATING ACTIVITIES:
  Net Earnings .........................................................     $    874             782
  Adjustments to reconcile Net Earnings to Net
  Cash Provided by Operating Activities:
    Provision for loan losses ..........................................           60               0
    Depreciation of premises and equipment .............................          201             192
    Amortization of investment securities premiums, net ................           24              18
    Net increase (decrease) in deferred income taxes ...................            5             (41)
    Net decrease (increase) in interest receivable .....................           (6)             13
    Net increase in interest payable ...................................           15              40
    Net increase (decrease) in current income taxes ....................          (46)            123
    Net increase in other assets .......................................          (93)            (56)
    Net increase in other liabilities and minority interest ............           94              42
    FHLB stock dividends ...............................................          (45)            (38)
                                                                             --------        --------
       NET CASH PROVIDED BY OPERATING ACTIVITIES .......................        1,083           1,075
                                                                             --------        --------

INVESTING ACTIVITIES:
  Net increase in interest bearing deposits ............................         (595)              0
  Proceeds from maturities and prepayments of investment
      securities available-for-sale ....................................        3,737           4,181
  Purchases of investment securities available-for-sale ................       (2,768)         (1,831)
  Proceeds from maturities and prepayments of investment
      securities held-to-maturity ......................................           75              95
  Purchases of investment securities held-to-maturity ..................          (94)           (700)
  Principal collected on installment and commercial loans ..............       21,754          20,260
  Installment and commercial loans originated or acquired ..............      (29,501)        (30,354)
  Proceeds from sales of commercial loans ..............................        3,575           2,791
  Principal collections on mortgage loans ..............................          964           2,713
  Mortgage loans originated or acquired ................................      (16,020)        (17,815)
  Proceeds from sales of mortgage loans ................................       16,020          12,897
  Net proceeds from sale (acquisition) of real estate owned ............           96             (96)
  Net purchase of FHLB stock ...........................................          (45)              0
  Net addition of premises and equipment ...............................         (330)           (218)
  Acquisition of minority interest .....................................           (1)            (57)
                                                                             --------        --------
       NET CASH USED BY INVESTING ACTIVITIES ...........................       (3,133)         (8,134)
                                                                             --------        --------

FINANCING ACTIVITIES:
    Net increase in deposits ...........................................        6,381           5,733
    Net increase (decrease) in FHLB advances & other borrowing .........       (1,185)          1,199
    Net increase (decrease) in advance payments from
        borrowers for taxes and insurance ..............................           (2)              1
    Net increase (decrease) in securities sold under
        repurchase agreements ..........................................         (110)          1,347
    Cash dividends paid to stockholders ................................         (223)           (204)
                                                                             --------        --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES ..........................        4,861           8,076
                                                                             --------        --------
    NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................        2,811           1,017
    CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...................        4,310           3,293
                                                                             --------        --------
    CASH AND CASH EQUIVALENTS AT END OF PERIOD .........................     $  7,121           4,310
                                                                             ========        ========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the period for:  Interest .........................     $  2,241           1,925
                                      Income taxes .....................     $    584             867

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)  GENERAL
HUB Financial Corporation, a Montana corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (the "Company") was incorporated on May 7, 1982 and provides a full range of banking services to individual and corporate customers primarily in Lewis and Clark county through its subsidiary bank, Valley Bank of Helena ("VB"). The Company owns approximately 86.5% of the common stock of VB, a state-chartered commercial bank organized under Montana law on October 18, 1978.

VB is subject to competition from other financial service providers. VB is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory agencies.

The accounting and consolidated financial statement reporting policies of the Company conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing consolidated financial statements, management is required to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities as of the date of the statement of financial condition and income and expenses for the period. Actual results could differ significantly from these estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review VB's allowance for loan losses. Such agencies may require VB to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

(b) PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and VB. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)  CASH AND CASH EQUIVALENTS
Cash and cash equivalents are considered to be cash on hand, cash held as demand deposits at various banks and regulatory agencies, federal funds sold and time deposits with original maturities of three months or less.

(d)  INVESTMENT SECURITIES
Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are stated at amortized cost. Debt and equity securities held primarily for the purpose of selling them in the near term are classified as trading securities and are reported at fair market value, with unrealized gains and losses included in income. Debt and equity securities not classified as held-to-maturity or trading are classified as available-for-sale and are reported at fair value with unrealized gains and losses, net of income taxes, shown as a separate component of stockholders' equity.

(e)  LOANS RECEIVABLE
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balance reduced by any chargeoffs or specific valuation accounts and net of any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased loans and net loan fees on originated loans are amortized over the expected life of loans using methods that approximate the interest method.

(f)  LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized by charges to income.

(g)  ALLOWANCE FOR LOAN LOSSES
Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and independent appraisals.

The Company also provides an allowance for losses on specific loans which are deemed to be impaired. Groups of small balance homogeneous loans (generally consumer and residential real estate loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loans's original agreement. When a specific loan is determined to be impaired, the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operations or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, will be used in place of discounted cash flows. Generally, when a loan is deemed impaired, current period interest previously accrued but not collected is reversed against current period interest income. Income on such impaired loans is then recognized only to the extent that cash in excess of any amounts charged off to the allowance for loan losses is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

During 1997 the amount of impaired loans was not material.

(h)  PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less depreciation. Depreciation is generally computed on a straight-line method over the estimated useful lives, which range from 3 to 40 years, of the various classes of assets from their respective dates of acquisition.

(i)  REAL ESTATE OWNED
Property acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of cost or estimated fair value, not to exceed estimated net realizable value. Costs, excluding interest, relating to the improvement of property are capitalized, whereas those relating to holding the property are charged to expense. Fair value is determined as the amount that could be reasonably expected in a current sale (other than a forced or liquidation sale) between a willing buyer and a willing seller. If the fair value of the asset minus the estimated cost to sell is less than the cost of the property, this deficiency is recognized as a valuation allowance and is charged to expense.

(j)  STOCK INVESTMENTS
The Company holds stock in the Federal Home Loan Bank (FHLB) with the investment carried at the lower of cost or market value.

(k)  INCOME TAXES
Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l) EARNINGS PER SHARE
Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" was issued in February 1997 to simplify the standard for computing earnings per share (EPS) by replacing the presentation of primary and fully diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The provisions of SFAS No. 128 apply to financial statements issued for periods ending after December 15, 1997 with restatement required of all prior-period EPS data presented. The weighted average number of shares outstanding at December 31, 1997 is 9,265.

(m) IMPAIRMENT AND DISPOSAL OF LONG-LIVED ASSETS
Long lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is deemed impaired if the sum of the expected future cash flow is less than the carrying amount of the asset. If impaired, an impairment loss is recognized to reduce the carrying value of the asset to fair value. At December 31, 1997 there were no assets that were considered impaired.

(n) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," provides guidance on accounting for transfers and servicing of financial assets, recognition and measurement of servicing assets and liabilities, financial assets subject to prepayment, secured borrowings and collateral, and extinguishment of liabilities.

SFAS No. 125 generally requires the recognition as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or loan originations. SFAS No. 125 also specifies that financial assets subject to prepayment, including loans that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment be measured like debt securities available-for-sale under SFAS No. 115, as amended by SFAS No. 125. SFAS No. 125 was adopted by the Company January 1, 1997 and did not have a material impact on the Company's financial position or results of operations.

(o) FUTURE ACCOUNTING PRONOUNCEMENTS
In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued and is effective January 1, 1998, with all prior periods presented. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. All items required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed as prominently as other financial statements. SFAS No. 130 also requires the classification of items of other comprehensive income by their nature in a financial statement and the display of other comprehensive income separately from retained earnings and paid-in capital in the stockholders' equity section of the statement of financial condition. The Company's only significant elements of comprehensive income is the unrealized gains and losses on available-for-sale securities.

2.  CASH ON HAND AND IN BANKS:

Valley Bank is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve in the form of cash on hand. The amount of this required reserve balance was approximately $410,000 at December 31, 1997, and was met by maintaining cash on hand and an average reserve balance with the Federal Reserve Bank in excess of this amount.

3. INVESTMENT SECURITIES:
A comparison of the amortized cost and estimated fair value of the Company's investment securities is as follows at:


                                                          Gross Unrealized     Estimated
   DECEMBER 31, 1997                        Amortized   ---------------------    Fair
(dollars in thousands)                        Costs      Gains        Losses     Value
                                            ---------   -------      --------  ---------
             HELD-TO-MATURITY
             ----------------
U.S. GOVERNMENT AND FEDERAL AGENCIES:
  maturing within one year.................    $  305         9             0        314
  maturing one year through five years.....     4,041       160             0      4,201

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
  maturing within one year.................        50         0             0         50
  maturing one year through five years.....       394         6            (1)       399
  maturing five years through ten years....       249         0             0        249
                                               ------      ----          ----      -----
     TOTAL HELD-TO-MATURITY SECURITIES         $5,039       175            (1)     5,213
                                               ======      ====          ====      =====
           AVAILABLE-FOR-SALE
           ------------------
U.S. GOVERNMENT AND FEDERAL AGENCIES:
  maturing within one year.................    $1,246         0           (11)     1,235
  maturing one year through five years.....     2,503         0           (15)     2,488

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
  maturing within one year.................       260         1            (2)       259
  maturing one year through five years.....       100         3             0        103
  maturing five years through ten years....     1,021        31            (3)     1,049
  maturing after ten years.................       104         0            (1)       103

MORTGAGE-BACKED SECURITIES.................       310        11            (2)       319

REAL ESTATE MORTGAGE INVESTMENT CONDUITS...       665         3            (4)       664
                                               ------      ----          ----      -----
     TOTAL AVAILABLE-FOR-SALE SECURITIES       $6,209        49           (38)     6,220
                                               ======      ====          ====      =====

Maturities of securities do no reflect repricing opportunities present in many adjustable rate securities, nor do they reflect expected shorter maturities based upon early prepayment of principal.

The Company has not entered into any swaps, options or future contracts. Included in the U.S. Government and Federal Agencies securities amounts are investments in structured notes which have contractual step-up interest rates and call features.

There were no sales of investment securities during 1997.

At December 31, 1997, the Company had investment securities with book values of approximately $10,886,000 pledged as security for deposits of local government units, securities sold under agreements to repurchase, and as collateral for the U.S. Treasury tax account.

The Real Estate Mortgage Investment Conduits consist of six certificates which are backed by the FNMA, FHLB or FHLMC.

4.  LOANS RECEIVABLE:
The following is a summary of loans receivable at:

                                                                                    December 31,
----------------------------------------------------------------------------------- ------------
(dollars in thousands)                                                                  1997
----------------------------------------------------------------------------------- ------------
REAL ESTATE LOANS AND CONTRACTS:
     Residential first mortgage loans .............................................   $  6,809
     Construction .................................................................      1,107
     Loans held for sale ..........................................................      1,051
                                                                                      --------
                                                                                         8,967
COMMERCIAL LOANS:
     Real estate ..................................................................      9,156
     Other commercial loans .......................................................     12,430
                                                                                      --------
                                                                                        21,586
INSTALLMENT AND OTHER LOANS:
     Consumer loans ...............................................................     14,934
     Home equity loans ............................................................        865
                                                                                      --------
                                                                                        15,799
LESS:
     Allowance for losses .........................................................       (483)
                                                                                      --------
                                                                                      $ 45,869
                                                                                      ========

SUMMARY OF ACTIVITY IN ALLOWANCE FOR LOSSES ON LOANS:
                                                                                     Year Ended
                                                                                    December 31,
----------------------------------------------------------------------------------- ------------
(dollars in thousands)                                                                  1997
----------------------------------------------------------------------------------- ------------

     Balance, beginning of period ..................................................  $    431
     Net charge offs ...............................................................        (8)
     Provision .....................................................................        60
                                                                                      --------
     Balance, end of period ........................................................  $    483
                                                                                      ========


Approximately 95 percent of the Company's loans have been granted to customers in the Company's market area.

The weighted average interest rate on loans was 9.48% at December 31, 1997

THE COMPANY HAD OUTSTANDING COMMITMENTS AS FOLLOWS:

                                                                                    December 31,
----------------------------------------------------------------------------------- ------------
(dollars in thousands)                                                                  1997
----------------------------------------------------------------------------------- ------------

     Letters of credit..............................................................  $    425
     loans and loans in process ....................................................     6,785
     Unused consumer lines of credit ...............................................       771
                                                                                      --------
                                                                                      $  7,981
                                                                                      ========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit, and letters of credit, and involve, to varying degrees, elements of credit risk.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                RULE 438 CONSENT

     In accordance with Rule 438 under the Securities Act of 1993, as amended, the undersigned hereby consents to being named as a prospective director of Glacier Bancorp, Inc. ("Glacier") in the Registration Statement of Form S-4 filed by glacier with the Securities and Exchanges Commission on July 2, 1998.

/s/ Fred J. Flanders
--------------------
Fred J. Flanders

July 1, 1998

                                                                                December 31,
                                                                                ------------
LOANS SOLD TO OTHERS AND SERVICED BY THE COMPANY (THOUSANDS)                        1997
                                                                                ------------
                                                                                $    8,198
                                                                                ==========

ACCRUED INTEREST RECEIVABLE:
                                                                                December 31,
----------------------------------------------------------------------------    ------------
       (dollars in thousands)                                                       1997
----------------------------------------------------------------------------    ------------

     Investment securities ................................................     $      150
     Loans receivable .....................................................     $      325
                                                                                ----------
                                                                                $      475
                                                                                ==========

LOANS TO OFFICERS AND DIRECTORS:
The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1997 was $1,495,165. During 1997, new loans to such related parties amounted to $704,809 and repayments were $780,204.

5.  PREMISES AND EQUIPMENT:
Office properties and equipment consist of the following at:


                                                                  December 31,
--------------------------------------------------------------    ------------
      (dollars in thousands)                                          1997
--------------------------------------------------------------    ------------

Land .........................................................     $    452
Office buildings and construction in progress ................        1,496
Furniture, fixtures and equipment ............................          726
Accumulated depreciation .....................................         (813)
                                                                   --------
                                                                   $  1,861
                                                                   ========

6.  DEPOSITS:

                                                                                                 December 31,
                                                                                                -------------
                                                                                                     1997
                                                                            ----------------------------------
---------------------------------------------------------------------------   Weighted
      (dollars in thousands)                                                Average Rate             Amount
--------------------------------------------------------------------------- ------------        --------------

Demand accounts ...........................................................          0.0%        $     9,996
                                                                                                 -----------
Interest bearing demand accounts ..........................................          1.5%              8,686
Savings accounts ..........................................................          3.3%              8,896
Money market demand accounts ..............................................          4.3%              8,929
Certificate accounts:
     4.01% to 5.00% .......................................................                              890
     5.01% to 6.00% .......................................................                           10,113
     6.01% to 7.00% .......................................................                            2,548
     7.01% to 8.00% .......................................................                            6,155
                                                                                                 -----------
            Total certificate accounts ....................................          6.2%             19,706
                                                                                                 -----------
Total interest bearing deposits ...........................................          4.8%             46,217
                                                                                                 -----------
Total deposits ............................................................          3.4%        $    56,213
                                                                                                 ===========
Deposits with a balance in excess of $100,000 .............................                      $16,439,000

Deposits in excess of $100,000 include a certificate of deposit in the amount of $6,155,000. This certificate pays interest at 7.05% through February 28, 2000. Principal payments are due annually as follows: 1998 -- $305,000, 1999 -- $325,000, 2000 -- $5,525,000.

At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

                                                                   Years ending December 31,
----------------------   -----              -----------------------------------------------------------------------
(dollars in thousands)   Total              1998             1999            2000              2001      Thereafter
----------------------   -----              ----             ----            ----              ----      ----------
4.01% to 5.00% .......  $   890              890                0                0                0               0
5.01% to 6.00% .......   10,113            7,911            2,055              147                0               0
6.01% to 7.00% .......    2,548              827              216            1,505                0               0
7.01% to 8.00% .......    6,155              305              325            5,525                0               0
                        -------            -----            -----            -----              ---             ---
                        $19,706            9,933            2,596            7,177                0               0
                        =======            =====            =====            =====              ===             ===


Interest expense on deposits is summarized as follows:

                                                        Year ended
--------------------------------------------          December 31,
      (dollars in thousands)                               1997
--------------------------------------------          -------------
Interest bearing demand accounts............              $  124
Money market demand accounts ...............                 316
Certificate accounts .......................               1,168
Savings accounts ...........................                 311
                                                          ------
                                                          $1,919
                                                          ======

7.  ADVANCES FROM FEDERAL HOME LOAN BANK OF SEATTLE:
Advances from the Federal Home Loan Bank of Seattle consist of the following at December 31, 1997:

                                                             Maturing in years ending December 31,
-------------------------------        -----------------------------------------------------------------------------------
     (dollars in thousands)            Total         1998         1999         2000         2001         2002    2003-2010
-------------------------------        -----         ----         ----         ----         ----         ----    ---------
5.01% to 6.00%.................       $1,607          194          194          491          622           66           40
6.01% to 7.00% ................          505           40           40           40           40           40          305
7.01% to 8.00% ................          491           40           40          240           40           40           91
                                      ------          ---          ---          ---          ---          ---          ---
                                      $2,603          274          274          771          702          146          436
                                      ======          ===          ===          ===          ===          ===          ===

These advances were collateralized by the Federal Home Loan Bank of Seattle stock held by the Company, and qualifying real estate loans and investments totaling approximately $5,449,000.

The weighted average interest rate on these advances at December 31, 1997 was 6.29%.

8.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS:

Securities sold under agreements to repurchase consist                                Book             Market
of the following at:                                               Weighted         value of          value of
---------------------------------------------  Repurchase           average        underlying        underlying
           (dollars in thousands)               amount            rate paid          assets            assets
---------------------------------------------  ----------         ---------        ----------        ----------
December 31, 1997:
Securities sold under agreements to
  repurchase within:
        1-30 days ..........................   $ 2,418             4.79%             3,513              3,491
                                               =======             ====             ======              =====

The securities underlying agreements to repurchase entered into by the Company are for the same securities originally sold, and are held in a custody account by a third party. For the year ended December 31, 1997 securities sold under agreements to repurchase averaged approximately $2,600,000 and the maximum outstanding at any month end during the year was approximately $3,992,000.

9.  STOCKHOLDERS' EQUITY:

The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in supervising a bank holding company. The following table illustrates the Federal Reserve Board's capital adequacy guidelines and the subsidiary bank's compliance with those guidelines as of December 31, 1997.

                                                    Tier I (Core) Capital     Tier II (Total) Capital     Leverage Capital
--------------------------------------------------  ---------------------     -----------------------   ------------------
                 (dollars in thousands)                $           %              $            %            $          %
--------------------------------------------------  ------      -------       --------      --------    --------    ------
GAAP Capital ..................................... $  5,909                   $  5,909                  $  5,909
Net unrealized gains on securities
     available-for-sale ..........................       (6)                        (6)                       (6)
General loan valuation allowance .................       --                        483                        --
                                                   --------                   --------                  --------
Regulatory capital computed ...................... $  5,903                   $  6,386                  $  5,903
                                                   ========                   ========                  ========

Risk weighted assets ............................. $ 45,437                   $ 45,437
                                                   ========                   ========

Total assets .....................................                                                       $68,109
                                                                                                         =======

Regulatory capital as % of assets ................               12.99%                       14.05%                  8.67%
Regulatory "well capitalized" requirement ........                6.00%                       10.00%                  5.00%
                                                                ------                      -------                 ------
Excess over "well capitalized" requirement .......                6.99%                        4.05%                  3.67%
                                                                ======                      =======                 ======


The primary source of revenue for the Company is dividends from VB. The Federal Deposit Insurance Corporation Improvement Act generally restricts a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be capitalized at less than 8% of total risk-based capital, 4% of Tier I capital, or a 4% leverage ratio. At December 31, 1997, VB's capital measures exceed the "well capitalized" supervisory threshold, which requires total Tier II capital of at least 10%, Tier I capital of at least 6%, and a leverage ratio of at least 5%.

State banks may pay dividends up to the total of the prior two years earnings without permission of the state regulator. The amount available for dividend distribution by VB as of December 31, 1997 was approximately $1,288,000.

The Company's shareholders have entered into a buy-sell agreement which (1) grants the Company and the Company shareholders a first right of refusal to purchase shares of a disposing shareholder's stock at the price offered by the third-party purchaser and (2) allows the shareholders to request the Company and the remaining shareholders to purchase the stock of the requesting shareholder at a negotiated value in the absence of a third-party offer. The request may be denied by the Company or the shareholders at their sole discretion. The obligation of the Company to purchase the stock is subject to regulatory approval. Similar provisions exist with respect to Company shares held in the estate of a deceased shareholder.

10.  FEDERAL AND STATE INCOME TAXES:

The following is a summary of consolidated income tax expense for:                   Year ended
                                                                                    December 31,
--------------------------------------------------------------------------------    ------------
      (dollars in thousands)                                                            1997
--------------------------------------------------------------------------------    ------------
Current:
     Federal ...................................................................       $ 484
     State .....................................................................         110
                                                                                        ----
           Total current tax expense ...........................................         594
                                                                                        ----

Deferred:
     Federal ...................................................................          (4)
     State .....................................................................          (1)
                                                                                        ----
           Total deferred tax benefit ..........................................          (5)
                                                                                        ----
                      Total income tax expense .................................       $ 589
                                                                                      ======

Federal and state income tax expense differs from that computed at the statutory corporate tax rate as follows for:

                                                                                    December 31,
                                                                                    ------------
                                                                                        1997
                                                                                    ------------
Federal statutory rate .........................................................        34.0%
State taxes, net of federal income tax benefit .................................         4.5%
Other, net .....................................................................         1.8%
                                                                                        ----
                                                                                        40.3%
                                                                                        ====

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows at:

                                                                                    December 31,
--------------------------------------------------------------------------------    ------------
           (dollars in thousands)                                                       1997
--------------------------------------------------------------------------------    ------------
Deferred tax assets:
   Allowance for losses on loans ...............................................       $ 118
   Other .......................................................................          35
                                                                                        ----
          Total gross deferred tax assets ......................................         153
                                                                                        ----

Deferred tax liabilities:
   Fixed assets, due to differences in depreciation ............................         (89)
   Federal Home Loan Bank stock dividends ......................................         (18)
   Available-for-sale securities fair value adjustment .........................          (4)
   Other .......................................................................           0
                                                                                        ----
           Total gross deferred tax liabilities ................................        (111)
                                                                                        ----
           Net deferred tax asset ..............................................       $  42
                                                                                       =====

There was no valuation allowance at December 31, 1997 because management believes that it is more likely than not that the Company's deferred tax assets will be realized by offsetting future taxable income from reversing taxable temporary differences and anticipated future taxable income.

11.  EMPLOYEE BENEFIT PLANS:

The Company has an employees' savings plan. The plan allows eligible employees to contribute up to 4% of their salaries. The Company matches an amount equal to 50% of the employees contribution, up to 4% of the employees total pay. Participants are at all times fully vested in all contributions. The Company's contribution to the savings plan for the year ended December 31, 1997 was approximately $16,000.

The Company also has a noncontributory profit sharing plan with the contribution amount for each employee determined on a sliding scale based on the banks return on assets as compared to the return on assets of all banks in Montana. Contributions under this plan vest over a five year period. The Company's contribution to this plan in 1997 was approximately $46,000.

The Company has entered into employment contracts with three senior officers that provide benefits under certain conditions following a change in control of the Company.

12.  NON-INTEREST EXPENSES IN EXCESS OF 1% OF TOTAL INCOME:

Included in other expenses are advertising expenses of $106,000, expenses for contract services of $74,000, postage expenses of $71,000, and expenses for Federal Reserve processing of $69,000.

13.  NOTES PAYABLE:

During 1997 the Company obtained a loan from the Flint Creek Valley Bank in the amount of $222,520, the proceeds of which were used to payoff a contract for the purchase of treasury stock and to purchase land for a potential future bank site. The note is unsecured and bears interest at 9% per annum, payable quarterly. Principal payments are due quarterly with aggregate payments by year as follows: 1998 -- $30,000, 1999 -- $60,000, 2000 -- $60,000, 2001 -- $65,577.

14. PARENT COMPANY INFORMATION (CONDENSED):

The following condensed financial information is the unconsolidated (Parent Company Only) information for Hub Financial Corporation:


             STATEMENT OF FINANCIAL CONDITION                     December 31,
------------------------------------------------------------    ---------------
                  (dollars in thousands)                             1997
------------------------------------------------------------    ---------------

ASSETS:
Cash and cash equivalents ..................................       $    13
Other assets ...............................................           262
Investment in subsidiary ...................................         5,110
                                                                   -------
                                                                   $ 5,385
                                                                   =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Notes payable ..............................................       $   216
Other liabilities ..........................................             3

Common stock ...............................................           540
Additional paid-in capital .................................           200
Retained earnings ..........................................         4,701
Treasury stock at cost, 703 shares .........................          (281)
Net unrealized gains on securities available-for-sale ......             6
                                                                   -------
         Total stockholders' equity ........................         5,166
                                                                   -------
                                                                   $ 5,385
                                                                   =======


                  STATEMENT OF OPERATIONS                         December 31,
------------------------------------------------------------    ---------------
                  (dollars in thousands)                             1997
------------------------------------------------------------    ---------------




REVENUES
Dividends from subsidiary ..................................       $   304
Other income ...............................................             0
                                                                   -------
     Total revenues ........................................           304
                                                                   -------

EXPENSES
Interest expense ...........................................            21
Other operating expenses ...................................            24
                                                                   -------
     Total expenses ........................................            45
                                                                   -------

Income before income tax benefit and equity in undistributed
      income of subsidiary .................................           259
Income tax benefit .........................................           (25)
                                                                   -------
Income before equity in undistributed income
      of subsidiary ........................................           284
Equity in undistributed income of subsidiary ...............           590
                                                                   -------
NET INCOME .................................................       $   874
                                                                   =======


                                                                   Year ended
                STATEMENT OF CASH FLOWS                            December 31,
------------------------------------------------------------      ------------
                 (dollars in thousands)                                1997
------------------------------------------------------------      ------------

OPERATING ACTIVITIES
  Net income ...............................................       $   874
  Adjustments to reconcile net earnings to net cash
      provided by operating activities:
  Undistributed earnings of subsidiary .....................          (590)
  Net increase in other assets .............................           (30)
  Net decrease in other liabilities ........................            (3)
                                                                   -------
Net cash provided by operating activities ... ..............           251
                                                                   -------


INVESTING ACTIVITIES
  Payment for land purchase ................................          (160)
  Purchase of minority shares of subsidiary ................            (1)
                                                                   -------
Net cash used by investing activities ......................          (161)
                                                                   -------


FINANCING ACTIVITIES
  Cash dividends paid to stockholders ......................          (223)
  Principal reductions on bank loan ........................           (82)
  Proceeds from new bank loan ..............................           222
                                                                   -------
Net cash used by financing activities ......................           (83)
                                                                   -------
Net increase in cash and cash equivalents ..................             7
Cash and cash equivalents at beginning of period ...........             6
                                                                   -------
Cash and cash equivalents at end of period .................       $    13
                                                                   =======

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS.

Financial instruments has been defined to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity. For purposes of the Company's Consolidated Statement of Financial Condition, this includes the following items:

                                                                           December 31, 1997
                                                                     -------------------------------
       (dollars in thousands)                                        Amount               Fair Value
       ----------------------                                        ------               ----------
FINANCIAL ASSETS:
Cash on hand and in banks ....................................      $ 3,261                   3,261
Federal funds sold ...........................................        3,860                   3,860
Interest bearing deposits ....................................          595                     595
Investment securities ........................................       11,259                  11,433
Loans ........................................................       45,869                  45,622
Federal Home Loan Bank of Seattle stock ......................          626                     626

FINANCIAL LIABILITIES:
Deposits .....................................................      $56,213                  56,250
Advances from the Federal Home Loan Bank .....................        2,603                   2,635
Repurchase agreements and notes payable ......................        2,634                   2,634

Financial assets and financial liabilities other than investment securities are not traded in active markets. The above estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates. These estimates may also vary significantly from the amounts that could be realized in actual transactions.

Financial Assets -- The estimated fair value approximates the book value of cash on hand and in banks, and federal funds sold. For investment securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made, and appropriate prepayment assumptions. The fair value of FHLB stock approximates the book value.

Financial Liabilities -- The estimated fair value of demand and savings deposits approximates the book value since rates are periodically adjusted to market rates. Certificates of deposit fair value is estimated by discounting the future cash flows using current rates for similar deposits. Advances from the FHLB of Seattle fair value is estimated by discounting future cash flows using current rates for advances with similar weighted average maturities. Repurchase agreements have variable interest rates, or are short term, so fair value approximates book value. The note payable is at the current market interest rate so fair value approximates book value.

Off-balance sheet financial instruments -- Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments. Rates for these commitments are set at time of loan closing, so no adjustment is necessary to reflect these commitments at market value. See Note 4 to consolidated financial statements.

16.  AGREEMENT TO MERGE

On December 30, 1997, the Company entered into a definitive agreement to merge with Glacier Bancorp, Inc. (Glacier). Upon completion of the merger VB will operate as an independent, wholly owned subsidiary of Glacier. Because the Company does not own 100% of the outstanding shares of VB common stock, the acquisition will be accomplished through two transactions: the merger with the Company and a share exchange with VB minority shareholders. The total purchase price that Glacier will pay for the acquisition, (both the merger and share exchange) is 620,000 shares of Glacier common stock, subject to adjustment for those shareholders that have perfected their dissenters rights. While it is anticipated that the acquisition will be completed in 1998, it is subject to certain conditions, including the approval of the shareholders of the Company and VB. The merger is considered a change of control under the provisions of the employment contracts.

                                   Appendix A



================================================================================



                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                              GLACIER BANCORP, INC.

                                       AND

                            HUB FINANCIAL CORPORATION



================================================================================




                          Dated as of December 30, 1997

                               TABLE OF CONTENTS

EXHIBITS and SCHEDULES:


                EXHIBIT A            Form Affiliate Letter                  Page

SCHEDULE 1           Exceptions to Representations
SCHEDULE 2           Offices
SCHEDULE 3           Subsidiaries
SCHEDULE 4           Glacier Stock Plans
SCHEDULE 5           Material Contracts
SCHEDULE 6           HUB's Required Third Party Consents
SCHEDULE 7           HUB's Asset Classification List
SCHEDULE 8           HUB's Investments
SCHEDULE 9           HUB's Property Encumbrances
SCHEDULE 10          HUB's and the Bank's Offices and Branches
SCHEDULE 11          HUB's Compliance with Laws
SCHEDULE 12          HUB's Litigation Disclosure
SCHEDULE 13          HUB's and The Bank's Insurance Policies
SCHEDULE 14          HUB's Employee Benefit Plans

                              INDEX OF DEFINITIONS



TERMS                                              SECTION

Agreement                                          Intro. Paragraph

ASR                                                4.3.2

Asset Classification                               3.2.4

Bank                                               Recital A

Bank Common Stock                                  3.1.3((b))((7))

BHCA                                               Recital A

Closing                                            1.2.1

Columbia                                           Recital I

Compensation Plans                                 3.2.13((b))

Continuing Corporation                             Recital B.1

Continuing Corporation Common Stock                Recital B.2

Continuing Employees                               6.4

Contracts                                          3.2.3((b))

D. A. Davidson                                     Recital I

Dissenting Shares                                  1.4

Effective Date                                     2.1

Employees                                          3.2.13((b))

Environmental Laws                                 3.2.14((a))((2))

ERISA                                              3.2.13((a))

ERISA Affiliate                                    3.2.13((d))

Exchange Act                                       3.1.5((b))

Exchange Agent                                     1.3.6((a))

Exchange Ratio                                     1.3.2

TERMS                                              SECTION (CAPS)
Executive Officer                                  3.1.8

FDIA                                               3.1.2((b))

FDIC                                               3.1.2((b))

Federal Reserve Board                              Recital D.3

Financial Statements                               3.1.5((d))((1))

GAAP                                               3.1.5((d))

Glacier                                            Intro. Paragraph

Glacier Common Stock                               3.1.3((a))((1))

Glacier Financial Statements                       3.1.5((d))((2))

Glacier Preferred Stock                            3.1.3((a))((1))

Glacier Shares                                     1.3.2

Glacier Stock Plans                                3.1.3((a))((2))

Governmental Entity                                3.2.3((a))

Hazardous Substances                               3.2.14((a))((3))

HOLA                                               Recital A

HUB                                                Intro. Paragraph

HUB Common Stock                                   3.1.3((b))((1))

HUB Financial Statements                           3.1.5((d))((4))

IRC                                                Recital J

Liens                                              3.1.3((a))((5))

Material Adverse Effect                            3.1.6

Merger                                             Recital B

Pension Plan                                       3.2.13((c))

Plan/Plans                                         3.2.13((a))

TERMS                                              SECTION (CAPS)
Plan of Exchange                                   Recital G

Property                                           4.1.10

Prospectus/Proxy Statement                         4.2.1((a))

Purchase Price                                     1.3.1

Registration Statement                             4.2.1((a))

Regulatory Approvals                               Recital D.3

Reports                                            3.1.5((b))

SEC                                                3.1.5((a))

Securities Act                                     3.1.5((b))

Securities Laws                                    3.1.5((b))

Stock Option Agreement                             Recital H

Subject Property                                   3.2.14((a))((1))

Subsequent Glacier Financial Statements            3.1.5((d))((3))

Subsequent HUB Financial Statements                3.1.5((d))((5))

Subsidiary/Subsidiaries                            3.1.2((a))

Tangible Equity Capital                            5.2.3

Tax                                                3.2.10

Termination Date                                   2.1

Transaction                                        1.1

Transaction Fees                                   1.3.3

WBCA                                               1.2

                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                              GLACIER BANCORP, INC.
                                       AND
                            HUB FINANCIAL CORPORATION

        This Plan and Agreement of Merger ("Agreement"), dated as of December 30, 1997, is between GLACIER BANCORP, INC. ("Glacier"), a Delaware corporation and HUB FINANCIAL CORPORATION ("HUB"), a Montana corporation.

                                    PREAMBLE

        Glacier's and HUB's management and boards of directors believe, respectively, that the merger of HUB with and into Glacier, on the terms and conditions set forth in this Agreement, is in the best interests of Glacier's and HUB's stockholders.

                                    RECITALS

A. THE PARTIES. Glacier is a corporation duly organized and validly existing under Delaware law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and a savings and loan holding company within the meaning of the Home Owner's Loan Act, as amended ("HOLA"). Glacier's principal office is located in Kalispell, Montana. Glacier owns (1) all of the outstanding common stock of Glacier Bank, F.S.B. and First Security Bank of Missoula, (2) 93% of the outstanding common stock of Glacier National Bank of Whitefish, and
        (3) 93% of the outstanding common stock of First National Bank of Eureka. HUB is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the BHCA. HUB's principal office is located in Helena, Montana. HUB owns approximately 86.5% of the outstanding shares of common stock of Valley Bank of Helena ("Bank"), a Montana state-chartered commercial bank.

B.      THE MERGER. On the Effective Date, the following will occur:

        1. HUB will merge with and into Glacier ("Merger"), and Glacier will be the surviving corporation under the name Glacier Bancorp, Inc. ("Continuing Corporation"). The Bank will become a separate direct subsidiary of Glacier.

        2. Except as otherwise provided in this Agreement, the outstanding shares of HUB Common Stock will be converted into common stock shares of the Continuing Corporation ("Continuing Corporation Common Stock").

C. BOARD APPROVALS. Glacier's and HUB's respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.      OTHER APPROVALS. The Merger is subject to:

        1.      satisfaction of the conditions described in this Agreement;

        2.      approval by HUB's stockholders; and



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

        3. approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System
                ("Federal Reserve Board") and (b) the State of Montana (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENT. The Bank has entered into an employment agreement, effective as of the Effective Date, with Fred J. Flanders, the Bank's President and CEO.

F. DIRECTOR NONCOMPETITION AGREEMENT. Each Director of HUB's and the Bank's boards of directors has signed a Director Noncompetition Agreement. These noncompetition agreements will take effect on the Effective Date.

G. PLAN OF EXCHANGE. Glacier and the Bank have entered into an Agreement and Plan of Share Exchange ("Plan of Exchange") providing for the exchange of Bank Common Stock shares owned by the Bank's minority shareholders for Glacier Common Stock shares. This exchange will take place immediately following Closing.

H. STOCK OPTION AGREEMENT. As an inducement to and condition of Glacier's execution of this Agreement, HUB has approved the grant of an option to Glacier under the Stock Option Agreement, as provided in Subsection 1.8.

I. FAIRNESS OPINIONS. HUB has received from Columbia Financial Advisors, Inc. ("Columbia") and delivered to Glacier an opinion to the effect that the financial terms of the Transaction are financially fair to HUB's stockholders. As a condition to Closing of the Transaction, Columbia will update this fairness opinion immediately before HUB mails the Prospectus/Proxy Statement to its stockholders and immediately before Closing. Glacier has received from D.A. Davidson & Co. ("D.A. Davidson") an opinion to the effect that the financial terms of the Transaction are financially fair to Glacier's stockholders.

J. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                    AGREEMENT

Glacier and HUB agree as follows:

                                    SECTION 1
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Under and subject to this Agreement and the other documents referred to in this Agreement, HUB will merge with and into transaction contemplated by this Agreement, subject to any modifications Glacier elects in accordance with Subsection 1.5.

1.2 MERGER. On the Effective Date, HUB will merge with and into Glacier, with Glacier being the surviving corporation, in accordance with the provisions of, and with the effect provided in the Montana Business Corporation Act ("MBCA"), Part 8, Sections 35-1-813, et. seq. and Del. Corp. Stat., Title 8, Subchapter 9. On the Effective Date, the certificate of incorporation and bylaws of the Continuing Corporation will be Glacier's Certificate of Incorporation and Bylaws as in effect immediately before the Effective Date. The Continuing Corporation's name will be "Glacier

        Bancorp, Inc.," and the Continuing Corporation's principal office will be Glacier's principal office. Except as otherwise provided in Subsections 5.3.11 and 6.2, on the Effective Date, Glacier's directors and Glacier's officers will become the directors and officers of the Continuing Corporation. On the Effective Date, Glacier's shares then issued and outstanding will become issued and outstanding shares of the Continuing Corporation. HUB's stockholders (other than holders of Dissenting Shares) on the Effective Date will become stockholders of the Continuing Corporation by virtue of the Merger.

        1.2.1 CLOSING. Closing of the Transaction ("Closing") will take place in accordance with Section 2. All shares, other than Dissenting Shares, of HUB Common Stock issued and outstanding immediately before Closing will be converted at Closing into shares of Continuing Corporation Common Stock in accordance with Subsection 1.3, by virtue of the Merger.

        1.2.2 THE BANK. By virtue of the Merger, the Bank will become the Continuing Corporation's subsidiary. On the Effective Date, the Bank's board of directors will be all directors who are the Bank's directors immediately before the Merger plus two additional Glacier directors designated by Glacier and reasonably acceptable to HUB. These directors will serve on the Bank's board of directors until the next annual meeting of the Bank's stockholders or until their successors have been elected and qualified. Nothing in this Agreement is intended to restrict in any way any rights of the Bank's stockholders and directors at any time after the Effective Date to nominate, elect, select, or remove the Bank's directors.

        1.2.3 EFFECT ON GLACIER COMMON STOCK. Glacier Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Merger.

1.3     CONSIDERATION.

        1.3.1 PURCHASE PRICE. Except as otherwise provided in Subsection 1.4 and Subject to Subsection 1.3.3, the aggregate consideration HUB's stockholders will be entitled to receive from Glacier in connection with the Transaction ("Purchase Price") will be the number of Glacier Common Stock shares (rounded to the nearest whole number, rounding down if the first decimal is four or less and rounding up if the first decimal if five or more) determined by multiplying 620,000 by HUB's fractional ownership of the Bank at Closing. HUB's fractional ownership of the Bank at Closing will be determined by dividing the number of Bank Common Stock shares owned by HUB on the Effective Date by the number of Bank Common Stock shares outstanding on the Effective Date and rounding the quotient to two decimals (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more).

        1.3.2 EXCHANGE RATIO. Subject to the conditions and limitations in this Agreement, holders of HUB Common Stock will receive shares of Continuing Corporation Common Stock in exchange for their HUB Common Stock shares. The number of Continuing Corporation Common Stock shares each holder will receive in exchange for each HUB Common Stock share she holds of record on the Effective Date will be determined according to a ratio ("Exchange Ratio") computed as follows: In exchange for each share of HUB Common Stock held of record on the Effective Date, the holder will receive that number (rounded to 2 decimals, rounding down if the third decimal is four or less or up if it is five or more) of shares of Continuing Corporation Common Stock calculated by dividing the Purchase Price (as it may be adjusted under this Agreement) by the aggregate number of shares of HUB Common Stock that on the Effective Date are issued and outstanding. The shares of Continuing Corporation Common Stock to be issued to HUB Stockholders under this Agreement in connection with the Transaction are referred to as the "Glacier Shares."

        1.3.3 HUB EXPENSE LIMITATION. If HUB's Transaction Fees exceed $100,000, then before the Exchange Ratio is calculated, the Purchase Price will be reduced by the number of Glacier Common Stock shares equal in value to the excess. For purposes of determining this reduction in the Purchase Price, Glacier Common Stock shares will be valued at $21 per share. "Transaction Fees" means all costs and expenses incurred by HUB or owed or paid by HUB to third parties in connection with the preparation, negotiation and execution of this Agreement, the Plan of Exchange, and all related documents and the consummation of the Transaction, including expenses incurred by HUB in connection with obtaining approvals for the Transaction from regulators and stockholders, expenses related to the audits of the HUB Financial Statements required under this Agreement, not including exercise of options.

        1.3.4 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, Glacier's or HUB's Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (not including increases in number due to issuances of shares upon exercise of any outstanding options to purchase Glacier Common Stock shares) of Glacier or HUB, as the case may be, then, as appropriate, the parties will make the proportionate adjustment to the Purchase Price.

        1.3.5 NO FRACTIONAL SHARES. The Continuing Corporation will not issue fractional shares of Continuing Corporation Common Stock. In lieu of fractional shares, if any, each stockholder of HUB who is otherwise entitled to receive a fractional share of Continuing Corporation Common Stock will receive an amount of cash equal to the product of such fraction times $21. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

        1.3.6   CERTIFICATES.

                (a) Surrender of Certificates. Each certificate evidencing HUB Common Stock shares (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive a certificate representing the Glacier Shares (or to receive the cash for fractional shares) to which the HUB Common Stock shares converted in accordance with the provisions of this Subsection 1.3. Following the Effective Date, HUB stockholders may exchange HUB Common Stock certificates by surrendering them to the agent ("Exchange Agent") designated by Glacier and HUB to effect the exchange of HUB Common Stock certificates for certificates representing Glacier Shares (or for cash in lieu of fractional shares), in accordance with any instructions provided by the Exchange Agent and together with a properly completed and executed form of transmittal letter. Until a holder's certificate evidencing HUB Common Stock is so surrendered, the holder will not have any right to receive any certificates evidencing Glacier Shares or cash in lieu of fractional shares.

                (b) Issuance of Certificates in Other Names. Any person requesting that any certificate evidencing Glacier Shares be issued in a name other than the name in which the surrendered HUB Common Stock certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Glacier Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

                (c) Lost, Stolen, and Destroyed Certificates. The Exchange Agent will be authorized to issue a certificate representing Glacier Shares in exchange for a HUB Common Stock certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns HUB Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may reasonably require, and (3) any indemnification assurances that the Exchange Agent may reasonably require.

                (d) Rights to Dividends and Distributions. No holder of a certificate evidencing HUB Common Stock shares will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Glacier Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Glacier Shares and (2) has surrendered in accordance with this Agreement her HUB Common Stock certificates (or has met the requirements of 1.3(c) above) in exchange for certificates representing Glacier Shares. Surrender of HUB Common Stock certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of HUB Common Stock on a date before the Effective Date. When the holder surrenders her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed to holders of record of Glacier Common Stock on or after the Effective Date on the whole number of shares of Glacier Shares into which the holder's HUB Common Stock was converted at the Effective Date.

                (e) Checks in Other Names. Any person requesting that a check for cash in lieu of fractional shares be issued in a name other than the name the HUB Common Stock certificate surrendered in exchange for the cash is registered in, must establish to the Exchange Agent's satisfaction the right to receive this cash.

1.4 PAYMENT TO DISSENTING STOCKHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of HUB Common Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under MBCA Sections 35-1-826 through 35-1-839. Each outstanding Dissenting Share of HUB Common Stock will be converted at Closing into the rights provided under those sections of the MBCA.

1.5 ALTERNATIVE STRUCTURES. Subject to the conditions set forth below, Glacier may, within 90 days of the execution of this Agreement and in its sole discretion, elect to consummate the Transaction by means other than those specified in this Section 1. If Glacier so elects, any



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

        means, procedures, or amendments necessary or desirable to consummate the Transaction, in the opinion of Glacier's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement. But, unless this Agreement is amended in accordance with Section 9, the following conditions will apply: (1) the type and amount of consideration set forth in Subsection 1.3 will not be modified and (2) the tax consequences to HUB and its stockholders will not be adversely affected. If Glacier elects an alternative structure under this Subsection 1.5, HUB will cooperate with and assist Glacier with the following: (1) any amendments to this Agreement necessary or desirable in the opinion of Glacier's counsel and (2) the preparation and filing of any applications, documents, instruments and notices necessary or desirable, in the opinion of Glacier's counsel, to effect the alternative structure and to obtain the necessary stockholder approvals and approvals of any regulatory agency, administrative body, or other governmental entity. Glacier will pay any additional expenses incurred by HUB in connection with any such changes, if those expenses would not have been incurred by HUB absent Glacier's election under this Subsection 1.5, and the expenses so incurred will not be deemed Transaction Fees.

1.6 LETTER OF TRANSMITTAL. Glacier will prepare a transmittal letter form reasonably acceptable to HUB for use by stockholders holding HUB Common Stock. Certificates representing shares of HUB Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, Glacier will mail the transmittal letter form to HUB stockholders.

1.7 UNDELIVERED CERTIFICATES. If outstanding certificates for HUB Common Stock are not surrendered or the payment for them is not claimed before those payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of the Continuing Corporation (and to the extent not in its possession will be paid over to the Continuing Corporation), free and clear of all claims or interests of any person previously entitled to such items. But, neither the Continuing Corporation nor either party to this Agreement will be liable to any holder of HUB Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and the Continuing Corporation will pay no interest on amounts owed to stockholders for shares of HUB Common Stock.

1.8 STOCK OPTION AGREEMENT. As a condition to the execution of this Agreement, Glacier and HUB will sign a Stock Option Agreement of even date with this Agreement.

                                    SECTION 2
                           CLOSING OF THE TRANSACTION

2.1 CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before August 31, 1998 ("Termination Date"), either Glacier or HUB may terminate this Agreement in accordance with Section 7. Unless Glacier and HUB agree upon another date, the Effective Date will be a date selected by Glacier within 30 calendar days after the following:

        (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

        (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.



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

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. Unless Glacier and HUB agree otherwise, Closing will occur on the Effective Date at Glacier's main office, 202 Main Street, Kalispell, Montana.

                                    SECTION 3
                                REPRESENTATIONS

3.1 REPRESENTATIONS OF GLACIER AND HUB. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Glacier represents to HUB, and HUB represents to Glacier, the following:

        3.1.1   CORPORATE ORGANIZATION AND QUALIFICATION.

                (a) It is a corporation duly organized and validly existing under the state laws of either Montana or Delaware (as applicable), and its activities do not require it to be qualified in any jurisdiction other than Montana.

                (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

                (c)     The location of each of its offices is listed in
                        Schedule 2.

                (d) It has made available to the other party to this Agreement a complete and correct copy of its certificate or articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

        3.1.2   SUBSIDIARIES.

                (a) Schedule 3 lists all of its Subsidiaries and its percentage ownership of these Subsidiaries, as of the date of this Agreement. In this Agreement, the term "Subsidiary" with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of the Subsidiary.

                (b) Each of its depository institution Subsidiaries is an "insured depository institution," as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations under the FDIA, having deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to applicable FDIC coverage limitations.

                (c) Each of its Subsidiaries is: (1) either a commercial bank, a federally chartered savings bank, or a corporation; (2) duly organized and validly existing under either federal or Montana law (as applicable); and (3) qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

                (d) Each of its Subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

        3.1.3   CAPITAL STOCK.

                (a)     Glacier. Glacier represents:

                        (1) on the date this Agreement was signed, Glacier's authorized capital stock consists of 20 million shares divided into two classes: (i) 12.5 million shares of common stock, par value $.01 per share ("Glacier Common Stock"), 6,833,693 shares of which are issued and outstanding and
                                (ii) 7.5 million shares of blank-check preferred stock, par value $.01 per share, none of which is outstanding ("Glacier Preferred Stock");

                        (2) options or rights to acquire not more than an aggregate of 451,374 Glacier Common Stock shares (subject to adjustment on the terms set forth in the Glacier Stock Plans) are outstanding under the stock option plans listed in Schedule 4 ("Glacier Stock Plans");

                        (3) No Glacier Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Glacier Stock Plans, and Glacier has no shares of Glacier Preferred Stock reserved for issuance;

                        (4) all outstanding shares of Glacier Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

                        (5) all outstanding shares of capital stock of each of Glacier's Subsidiaries owned by Glacier or a Subsidiary of Glacier have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law, and are owned by Glacier or a Subsidiary of Glacier free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and

                        (6) except as set forth in this Agreement or in the Glacier Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Glacier or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Glacier (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer of such stock or securities).

                (b)     HUB. HUB represents:

                        (1) HUB's authorized capital stock consists of (i) 50,000 shares of common stock, no par value ("HUB Common Stock"), 9,265 shares of which are issued and outstanding,

                        (2) no options or rights to acquire HUB Common Stock shares are outstanding;

                        (3) Neither HUB nor any of its Subsidiaries have any stock option plans, employee stock purchase plans, or other plans or agreements providing for the grant of options or other rights to acquire HUB Common Stock shares or shares of capital stock of any of HUB's Subsidiaries, and no HUB Common Stock shares or capital stock shares of any of its Subsidiaries are reserved for issuance;

                        (4) all outstanding HUB Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable;

                        (5) all outstanding shares of capital stock of each of HUB's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent of any assessment required under the Montana Bank Act
                                Section 32-1-506, and, except as otherwise provided in this Agreement, at Closing will be owned by HUB or a Subsidiary of HUB free and clear of all Liens;

                        (6) There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of HUB or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of HUB or any of its Subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities);

                        (7)     the Bank's authorized capital stock consists of
                                (i) 11,000 shares of common stock, par value $40 per share ("Bank Common Stock"), 11,000 shares of which are issued and outstanding;

                        (8) it owns 9,513 of the 11,000 total shares of Bank Common Stock outstanding and all, if any, of the Bank's preferred stock outstanding, and these shares are free and clear of all encumbrances; and

                        (9) HUB has no Subsidiaries other than the Bank, and the Bank has no Subsidiaries.

        3.1.4   CORPORATE AUTHORITY.

                (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject (in HUB's case) only to the approval by HUB's stockholders of the plan of Merger contained in this Agreement to the extent required by MBCA Sections 35-1-815 and 35-1-819, to complete the Transaction.



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

                (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

        3.1.5   REPORTS AND FINANCIAL STATEMENTS.

                (a) Filing of Reports. Since January 1, 1994, it and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements (as amended before the date of this Agreement), including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

                (b) Delivery to Other Party of Reports. It has delivered to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1994, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

                (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations,




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                        retained earnings and cash flows, as the case may be, of
                        it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted in these statements.

                        (1) "Financial Statements" means: (i) in Glacier's case, the Glacier Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Glacier Financial Statements); and (ii) in HUB's case, the HUB Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent HUB Financial Statements).

                        (2)     "Glacier Financial Statements" means Glacier's
                                (i) audited consolidated statements of financial condition as of December 31, 1996 and 1995, and the related audited statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1996 and 1995; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1996 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                        (3)     "Subsequent Glacier Financial Statements" means
                                (i) audited consolidated statements of financial condition as of December 31, 1997, and the related audited statements of income, cashflows, and changes in stockholders' equity for the year ended December 31, 1997, and (ii) unaudited balance sheets and related statements of income and stockholders' equity for each of Glacier's fiscal quarters ending after the December 31, 1997 and before Closing.

                        (4) "HUB Financial Statements" means (i) HUB's unaudited consolidated statements of financial condition as of December 31, 1996, 1995, and 1994, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1996, 1995, and 1994; and (ii) HUB's unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1996 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                        (5) "Subsequent HUB Financial Statements" means (i) unaudited balance sheets and related statements of income and stockholders' equity for each of HUB's and the Bank's fiscal quarters ending after the date of this Agreement and before Closing, and (ii) HUB's audited consolidated statements of financial condition as of December 31, 1997, and the related audited statements of income, cashflows, and changes in stockholders' equity for the year ended December 31, 1997.



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

        3.1.6 ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1996:
                (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the explicit prior consent of the other party to this Agreement.

        3.1.7   MATERIAL AGREEMENTS.

                (a) Except for the Glacier Stock Plans (in Glacier's case) and arrangements made after the date and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 5.

                (b) Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

        3.1.8 KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Continuing Corporation, or the opinion of the tax experts referred to in Subsection 5.2.14.

        3.1.9 BROKERS AND FINDERS. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

3.2 HUB'S ADDITIONAL REPRESENTATIONS. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, HUB represents to Glacier, the following:

        3.2.1 LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the allowance for loan and lease losses shown in the consolidated balance sheets included in the Financial Statements for the periods ended December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997 was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

        3.2.2 NO STOCK OPTION PLANS. Neither it nor any of its Subsidiaries has adopted any stock option plans or granted any options or rights to acquire any shares of Bank Common Stock, HUB Common Stock, or capital stock or other ownership interest of any HUB Subsidiary.

        3.2.3   GOVERNMENTAL FILINGS; NO VIOLATIONS.

                (a) Filings. Other than the Regulatory Approvals, and other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Act, the Exchange Act, state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

                (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its Subsidiaries; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its Subsidiaries; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents it or its Subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction.

        3.2.4   ASSET CLASSIFICATION.

                (a) Schedule 7 sets forth an accurate and complete list as of September 30, 1997, except as otherwise expressly noted in Schedule 7, separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

                (b) Except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of



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

                        credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

        3.2.5 INVESTMENTS. Schedule 8 lists all investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof and investments in Subsidiaries) made by it or any of its Subsidiaries in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

        3.2.6   PROPERTIES.

                (a) Except as disclosed or reserved against in its Financial Statements or in Schedule 9, it and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits or liens securing Federal Home Loan Bank borrowings) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its Subsidiaries as of the date of this Agreement.

                (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

                (c) Schedule 10 lists all its and its Subsidiaries' existing branches and offices and all new branches or offices it or any of its Subsidiaries' has applied to establish or purchase, along with the cost to establish or purchase those branches.

                (d) HUB has provided to Glacier copies of existing title policies held in its or the Bank's files and relating to properties owned or leased by HUB or the Bank, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies.

        3.2.7 ANTI-TAKEOVER PROVISIONS. It and each of its Subsidiaries have taken all necessary action to exempt the Transaction, this Agreement, and the Stock Option Agreement from (a) all applicable Montana State law anti-takeover provisions, if any, and (b) any takeover-related provisions of its or the Bank's articles of incorporation or bylaws.

        3.2.8 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 11, it and each of its Subsidiaries:

                (a) are in compliance, in the conduct of their business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;



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

                (b) have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit them to carry on their business as it is presently conducted;

                (c) have received since January 1, 1994, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                (d) are not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives (except notifications required as a result of the Transaction).

        3.2.9 LITIGATION. Except as disclosed in its Financial Statements or in Schedule 12, before the date of this Agreement:

                (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its Subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any fair lending law or other law relating to discrimination); and

                (b) neither it nor any of its Subsidiaries (nor any officer, director, controlling person or property of it or any of its Subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its Subsidiaries, and neither it nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        3.2.10 TAXES. For purposes of this Subsection 3.2.10, "Tax" includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

                (a) All federal, state and local Tax returns, including all information returns, it and its Subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

                (b)     Except as disclosed in its Financial Statements:

                        (1) all taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

                        (2) adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                        (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its Subsidiaries;

                        (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its Subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                        (5) neither it nor any of its Subsidiaries is a party to a Tax sharing or similar agreement or any agreement under which it or any of its Subsidiaries has indemnified any party (other than it or one of its Subsidiaries) with respect to Taxes; and

                        (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

        3.2.11 INSURANCE. It and each of its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 13 lists all directors' and officers' liability insurance policies and other insurance policies maintained by it or its Subsidiaries.

        3.2.12 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that it or any of its Subsidiaries has committed an unfair labor practice or (2) seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        3.2.13  EMPLOYEE BENEFITS.

                (a) For purposes of this Agreement "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by HUB or any of its Subsidiaries, as the case may be.

                (b) Schedule 14 sets forth a list, as of the date of this Agreement, of (1) all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (2) all employment or severance contracts and (3) all other employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its Subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other party to this Agreement.

                (c) All Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan, that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its Subsidiaries to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

                (d) No liability under Subtitle C or D of Title IV or ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its

                        Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA Section 4001 or IRC Section 414 (an "ERISA Affiliate"). It and its Subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its Subsidiaries nor any of its ERISA Affiliates has been notified by any multiemployer plan to which it or any of its Subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of ERISA Sections 4241 or 4245 or that such multiemployer plan intends to terminate or has been terminated under ERISA Section 4041A. No notice of a "reportable event" within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

                (e) All contributions it or any of its Subsidiaries are or were required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. Neither any of its or its Subsidiaries' Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC
                        Section 412 or ERISA Section 302. Neither it nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

                (f) Under each of its, its Subsidiaries, and its ERISA Affiliates' Pension Plans that is a single-employer plan, as of the last day of the most recent plan year ended before the date of this Agreement, the actuarially determined present value of all "benefit liabilities" within the meaning of ERISA Section 4001(a)(16) (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and to the knowledge of its Executive Officers, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year that reasonably could be expected to change such conclusion. There would be no withdrawal liability of it and its Subsidiaries under each Plan that is a multi-employer plan to which it, its Subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal," within the meaning of ERISA Section 4203, had occurred as of the date of this Agreement.

                (g) Except as disclosed in its Financial Statements, neither it nor its Subsidiaries have any obligations for retiree health and life benefits.

                (h) No restrictions exist on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

                (i) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

        3.2.14  ENVIRONMENTAL MATTERS.

                (a) For purposes of this Subsection 3.2.14, the following definitions apply:

                        (1)     "Subject Property" with respect to a party means
                                (i) all real property at which the businesses of it or its Subsidiaries have been conducted, all property in which it or its Subsidiaries holds a security or other interest (including a fiduciary interest), and any property where under any Environmental Law it or any of its Subsidiaries is deemed to be the owner or operator of the property; (ii) any facility in which it or its Subsidiaries participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it or any of its Subsidiaries otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                        (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                        (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

                (b) To the knowledge of its Executive Officers, it and each of its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with any Environmental Laws.



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

                (c) To the knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its Subsidiaries or any Subject Property, relating to:

                        (1) an asserted liability of it or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                        (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                        (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                        (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

                (d) To the knowledge of its Executive Officers: no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, it and its Subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any applicable Environmental Law.

                (e) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

3.3     EXCEPTIONS TO REPRESENTATIONS.

        3.3.1   DISCLOSURE OF EXCEPTIONS. Each exception set forth in a
                Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

                (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Subsection 3.3.2; and



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

                (b) the mere inclusion of an exception in a Schedule is not an admission by a party that the exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

        3.3.2   NATURE OF EXCEPTIONS. No representation contained in Subsection
                3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Subsection 3.2.9, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                    SECTION 4
                            CONDUCT AND TRANSACTIONS
                                  BEFORE CLOSING

4.1 CONDUCT OF HUB'S BUSINESS BEFORE CLOSING. Before Closing, HUB promises as follows:

        4.1.1   AVAILABILITY OF HUB'S BOOKS, RECORDS AND PROPERTIES.

                (a) Except as prohibited by applicable law HUB will make its, and cause its Subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to Glacier and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Glacier may find reasonably relevant to the Transaction. HUB will, and will cause its Subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and HUB will, and will cause its Subsidiaries to, make available all information reasonably required by or on behalf of Glacier.

                (b) At Glacier's request, HUB will request any third parties involved in the preparation or review of the HUB Financial Statements or Subsequent HUB Financial Statements to disclose to Glacier the work papers or any similar materials related to these financial statements.

        4.1.2 ORDINARY AND USUAL COURSE. HUB will, and will cause its Subsidiaries to, conduct business only in the ordinary and usual course and, without the prior written consent of Glacier, will not, and will not allow its Subsidiaries to, do any of the following:

                (a) effect any stock split or other recapitalization with respect to HUB Common Stock or the capital stock of a HUB Subsidiary, or issue, pledge, redeem, or encumber in any way any shares of HUB's or a HUB Subsidiary's capital stock; or grant any option or other right to shares of HUB's or a HUB Subsidiary's capital stock;

                (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to HUB Common Stock or the capital stock of any HUB Subsidiary, except (1) dividends from the Bank to HUB to support the operations of HUB which are consistent with past practices or required to pay Transaction Fees, and (2) HUB's regular quarterly dividends to its shareholders consistent





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

                        with past practices and not in an amount exceeding $6 per HUB Common Stock share;

                (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

                (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $25,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

                (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Glacier and (2) providing Glacier with at least 30 days' advance written notice before it acquires the interest;

                (f) enter into or recommend the adoption by HUB's stockholders of any agreement involving a possible merger or other business combination or asset sale by HUB not involving the Transaction;

                (g) enter into, renew, or terminate any contracts (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for the Bank's contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

                (h) enter into or amend any contract (other than contracts for deposits at the Bank or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

                (i) enter into any personal services contract with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction;

                (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $50,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

                (k) amend its articles of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

                (l) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Glacier or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

                (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

                (n) increase the combined number of full-time or equivalent employees of HUB and its Subsidiaries above 47;

                (o) other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures in excess of $10,000 per project or related series of projects or $50,000 in the aggregate, except for the Transaction Fees; or

                (p) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

        4.1.3 CONDUCT REGARDING REPRESENTATIONS. HUB will not do or cause to be done anything that would cause any representation in Subsection 3.1 or 3.2 to be inaccurate if made at Closing, except as otherwise required by this Agreement or consented to in writing by Glacier.

        4.1.4 MAINTENANCE OF PROPERTIES. HUB will, and will cause the Bank to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

        4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. HUB will, and will cause the Bank to, use all reasonable efforts to:

                (a)     preserve its business organization;

                (b)     retain the services of present management; and

                (c) preserve the goodwill of suppliers, customers, and others with whom it has business relationships.

        4.1.6 SENIOR MANAGEMENT. HUB will, and will require the Bank to, obtain Glacier's approval before making any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher.

        4.1.7 COMPENSATION AND EMPLOYMENT AGREEMENTS. HUB will not, and will not allow the Bank to, permit any increase in the current or deferred compensation payable or to become payable by HUB to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with HUB's past practices with respect to the timing and amounts of such increments. Without the prior written approval of Glacier, HUB will not, and will not allow the Bank to, commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice (or 30 days' notice, if such minimum notice is required under Montana law) and without expense.

        4.1.8 UPDATE OF FINANCIAL STATEMENTS. HUB will promptly deliver its Financial Statements to Glacier. HUB will deliver Subsequent HUB Financial Statements to Glacier by the earlier of: (1) 5 days after HUB or the Bank has prepared and issued them or (2) 60 days after year-end for year-end statements (except that audited Financial Statements to be included in the Registration Statement will be delivered to Glacier no later than ten days before Glacier files the Registration Statement with the SEC) and 30 days after the end of the quarter for quarterly statements. The Subsequent HUB Financial Statements:

                (a) will be prepared from the books and records of HUB and the Bank;

                (b) will present fairly the financial position and operating results of HUB and the Bank at the times indicated and for the periods covered;

                (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

                (d) will reflect all HUB's and the Bank's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:
                        (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

        4.1.9 NO SOLICITATION. Neither HUB nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of HUB or its Subsidiaries or enter into discussions concerning any such acquisition, except as otherwise required to comply with the fiduciary responsibilities of HUB's board of directors. No such party will make available to any person not affiliated with HUB or Glacier any information about its business or organization that is not either routinely made available to the public generally or required by law.

        4.1.10 TITLE POLICIES. At Glacier's request, HUB will provide Glacier with title reports issued by a title insurance company reasonably satisfactory to Glacier. These title reports must show marketable fee simple title or vendee's interest to all real Property owned by HUB or any of its Subsidiaries and marketable leasehold interests in all real Property leased by HUB or any of its Subsidiaries, and these title reports may contain only such exceptions, reservations, and encumbrances as may be consented to in writing by Glacier, which consent Glacier may not unreasonably withhold. At Closing, HUB will provide Glacier with update endorsements, dated as of the Effective Date, to the title policies for each Property owned by it or any of its Subsidiaries. For purposes of this Agreement, "Property" includes any property that HUB or any of its Subsidiaries owns or leases, other than other real estate owned. Expenses incurred by HUB under this Subsection 4.1.10 will not be deemed Transaction Fees.

        4.1.11 REVIEW OF LOANS. HUB will, and will cause the Bank to, permit Glacier to conduct an examination of the Bank's loans to determine credit quality and the adequacy of the Bank's allowance for loan losses. Glacier will have continued access to the Bank's loans through Closing to update the examination. At Glacier's reasonable request, HUB and the Bank will provide Glacier with current reports updating the information set forth in Schedule 7.

4.2     REGISTRATION STATEMENT.

        4.2.1   PREPARATION OF REGISTRATION STATEMENT.

                (a) A Registration Statement ("Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the Glacier Shares; and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to HUB's stockholders.

                (b) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 60 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

                (c) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld.

                (d) Glacier will pay all costs associated with the preparation by Glacier's counsel and filing of the Registration Statement. HUB will pay all costs associated with (1) preparation of financial statements or other sections of the Registration Statement and the Prospectus/Proxy Statement by its employees, accountants, financial advisors, or agents, and (2) review by HUB's counsel of the Registration Statement and the Prospectus/Proxy Statement. HUB will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its stockholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

        4.2.2   SUBMISSION TO STOCKHOLDERS.

                (a) Glacier and HUB will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

                (b) HUB will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement. This stockholders' meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to HUB's stockholders without objection by applicable governmental authorities; but HUB will have at least 30 calendar days to solicit proxies. HUB's board of directors and officers will recommend approval of the Transaction to HUB's stockholders.

4.3     ACCOUNTING TREATMENT.

        4.3.1 POOLING OF INTERESTS. The parties intend the Merger to be treated as a "pooling of interests" for accounting purposes. From the date of this Agreement through the Effective Date, neither Glacier nor HUB nor any of their respective Subsidiaries or other affiliates (a) will knowingly take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests;" or (b) will knowingly fail to take any action that would preserve the treatment of the Merger as a "pooling of interests." No action or omission by either party will constitute a breach of this Subsection 4.3.1 if the action is permitted or required under this Agreement or is made with the other party's written consent.

        4.3.2 AFFILIATE LIST. Certain persons may be deemed "affiliates" of HUB under Securities Act Rule 145, the SEC's Accounting Series Releases ("ASR") 130 and 135, or other rules and releases related to "pooling of interests" accounting treatment. Within thirty days following the date this Agreement is signed, HUB will deliver to Glacier, after consultation with legal counsel, a list of names and addresses of HUB's "affiliates" with respect to the Transaction within the meaning of Rule 145 or ASR 130 and
                135. By the Effective Date, HUB will deliver, or cause to be delivered, to Glacier a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

        4.3.3 RESTRICTIVE LEGEND. Glacier may place a restrictive legend on all Glacier shares to be received by an "affiliate," so as to preclude their transfer or disposition in violation of the affiliate letters. Glacier may also instruct its transfer agent not to permit the transfer of those shares and may take any other steps reasonably necessary to ensure compliance with the Securities Act Rule 145 or the SEC's ASR 130 and 135 or other rules and releases related to "pooling of interests" accounting treatment.

        4.3.4 RETENTION OF CERTIFICATES. Except as otherwise permitted in Exhibit A, by a date at least 30 days before the Effective Date, all stock certificates evidencing ownership of HUB Common Stock by "affiliates" will be delivered to HUB. HUB (before the Effective Date) and Glacier (after the Effective Date) will retain those certificates, and subsequently the certificates representing Glacier shares for which they are exchanged, until financial results covering at least 30 days of combined operations of the Continuing Corporation have been published, at which time the certificates will be released.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier, at Glacier's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. Glacier will provide copies of these applications for HUB's review. These applications and filings are expected to include:

        (a)     an application to the Federal Reserve; and

        (b)     any filings required under the MBCA or the Montana Bank Act;

4.5 ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

4.6 CONSENTS. Glacier and HUB will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Transaction.

4.7 FURTHER ACTIONS. Glacier and HUB, respectively, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all arrangements, do or cause to be done all acts and things, and execute and deliver all certificates and other instruments and documents reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

4.8 NOTICE. HUB will provide Glacier with prompt written notice of the following:

        (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to HUB or the Bank;

        (b) the commencement of any proceeding against HUB, the Bank, or any of their Subsidiaries or affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to HUB or the Bank; or

        (c) any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.

4.9 CONFIDENTIALITY. Glacier and HUB each will, and HUB will cause the Bank to, hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the disclosing party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed, Glacier and HUB will, and HUB will cause the Bank to: (1) each return to the others all confidential documents obtained from them and (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.10 UPDATE OF FINANCIAL STATEMENTS. Glacier will promptly deliver its Financial Statements to HUB. Glacier will deliver Subsequent Glacier Financial Statements to HUB by the earlier of: (1) 5 days after Glacier prepares and issues them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Glacier Financial Statements will:

        (a)     be prepared from the books and records of Glacier;

        (b) present fairly the financial position and operating results of Glacier at the times indicated and for the periods covered;

        (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

        (d) reflect all liabilities, contingent or otherwise, of Glacier on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.11 AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES. Glacier will make available to HUB true and correct copies of its Certificate of Incorporation and Bylaws. At HUB's reasonable request, Glacier will also provide HUB with copies of: (1) reports filed with the SEC or banking regulators and (2) the Glacier Stock Plans.

                                    SECTION 5
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2 CONDITIONS TO GLACIER'S OBLIGATIONS. All Glacier's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

        5.2.1 REPRESENTATIONS. HUB's representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. HUB has delivered to Glacier its certificate, executed by a duly authorized officer of HUB and dated as of Closing, stating that these representations comply with this Subsection 5.2.1.

        5.2.2 COMPLIANCE. HUB has performed and complied with all material terms, covenants and conditions of this Agreement. HUB has delivered to Glacier its certificate, executed by a duly authorized officer of HUB and dated as of Closing, stating that HUB is in compliance with this Subsection 5.2.2.

        5.2.3 EQUITY CAPITAL REQUIREMENT. The Tangible Equity Capital, determined in accordance with GAAP, of HUB and the Bank on a consolidated basis as of the Effective Date is at least $5.9 million. HUB's certificate referred to in Subsection 5.2.2 must confirm that this condition is satisfied. Tangible Equity Capital means common stock, paid in capital, retained earnings, plus (or minus) net unrealized gain (or loss) on available for sale securities and minus goodwill and any other intangible assets.

        5.2.4 TRANSACTION FEES STATEMENTS. HUB has delivered to Glacier a statement, in a form reasonably satisfactory to Glacier, from each third party to whom HUB has paid or owes Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction's consummation. HUB has delivered to Glacier its certificate, executed by a duly authorized officer of HUB and dated as of Closing, stating the total Transaction Fees incurred by HUB and certifying that HUB is in compliance with Subsection
                1.3.3 and this Subsection 5.2.4.

        5.2.5 AUDIT REPORT. HUB has delivered (no later than ten days before Glacier filed the Registration Statement with the SEC) to Glacier the completed and certified audit report of KPMG Peat Marwick LLP , its independent certified public accountants, with respect to HUB's audited consolidated statements of financial condition as of December 31, 1997, and the related audited statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 1997.

        5.2.6 PLAN OF EXCHANGE EXECUTED. The Bank and HUB have used all reasonable efforts to carry out the Plan of Exchange, unless Glacier has determined that the Plan of Exchange would jeopardize the Merger's treatment as a pooling of interests for accounting purposes.

        5.2.7 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to HUB or the Bank. HUB's certificate referred to in Subsection 5.2.2 states that the conditions identified in this Subsection 5.2.7 are satisfied.

        5.2.8 FINANCIAL CONDITION. The following are true, and HUB's certificate referred to in Subsection 5.2.2 confirms the truth of the following:

                (a) HUB's consolidated allowance for possible loan and lease losses at Closing was and is adequate to absorb the anticipated loan and lease losses (taking into account any recommendations made by HUB's certified public accountants);

                (b) the reserves set aside for the contingent liabilities reflected in the Subsequent HUB Financial Statements are adequate to absorb all reasonably anticipated losses;

                (c) the Bank's deposits at Closing, excluding brokered deposits and jumbo certificates of deposit, total at least $45 million; and

                (d) HUB has provided Glacier with the audited HUB Financial Statements required by this Agreement, and the audit has revealed no required adjustment to previously unaudited HUB Financial Statements that would have a Material Adverse Effect upon HUB or the Bank.

        5.2.9 NO CHANGE IN LOAN REVIEW. HUB has provided to Glacier the reports reasonably requested by Glacier under Subsection 4.1.11, and neither these reports nor any examinations conducted by Glacier under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in Schedule 7 or (2) information revealed during Glacier's previous examinations of the Bank's loans.

        5.2.10 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.



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

        5.2.11 APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters have been approved by Glacier's counsel.

        5.2.12 RECEIPT OF TITLE POLICY. Glacier has received all title insurance reports requested under Subsection 4.1.10, and HUB has delivered to Glacier the update endorsements required by Subsection 4.1.10.

        5.2.13 CORPORATE AND STOCKHOLDER ACTION. HUB's board of directors and HUB's stockholders have each approved the Transaction.

        5.2.14 TAX OPINION. Glacier has, at Glacier's expense, obtained from Graham & Dunn, P.C. and delivered to HUB, an opinion addressed to HUB and in form and substance reasonably satisfactory to HUB and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for HUB or Glacier, and otherwise will have each of the effects specified below:

                (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

                (b) Under IRC Section 354(a)(i), HUB's stockholders who, in accordance with Section 1, exchange their HUB Common Stock shares solely for Continuing Corporation Common Stock shares will not recognize gain or loss on the exchange.

                (c) Cash payments to HUB's stockholders in lieu of a fractional share of Continuing Corporation Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

        5.2.15 OPINION OF COUNSEL. HUB has obtained from Holland & Hart LLP, subject to customary qualifications and assumptions, and delivered to Glacier an opinion of counsel, addressed to Glacier, to the effect that:

                (a) HUB is a corporation validly existing and in good standing under Montana law;

                (b) the Bank is a Montana state-chartered commercial bank validly existing and in good standing under Montana law;

                (c) HUB has the corporate power and authority to execute, deliver, and perform this Agreement;

                (d) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of HUB, and this Agreement constitutes HUB's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, fraudulent conveyances reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                (e) all issued and outstanding shares of HUB's and the Bank's capital stock have been duly authorized and are validly issued, fully paid, non-assessable (except as to assessments required under the Montana Bank Act), free of preemptive or similar rights arising by operation of law, under applicable corporate statutes or under HUB's or the Bank's bylaws or articles of incorporation, and have been issued in compliance with all applicable federal and applicable state securities laws;

                (f) Neither HUB nor the Bank have any written stock option or other plans or agreements granting options or other rights to acquire HUB Common Stock or Bank Common Stock, and to counsel's knowledge, no options or other rights to acquire HUB Common Stock or Bank Common Stock are outstanding;

                (g) counsel has no knowledge of any pending or threatened claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would be, individually or in the aggregate, reasonably likely to result in liability in excess of $25,000 or prevent consummation of the Transaction; and

                (h) execution of this Agreement and consummation of the Transaction will not violate (1) any applicable statutes or regulations, (2) HUB's or the Bank's articles of incorporation or bylaws, or (3) the terms of any material contract or other obligation entered into before the date of this opinion by HUB or the Bank.

        5.2.16 CASH PAID. The aggregate of the cash paid for fractional shares and Dissenting Shares to holders of HUB Common Stock under this Agreement and applicable law will not exceed 10% of the Purchase Price, as it may be adjusted under this Agreement.

        5.2.17 AFFILIATE LETTERS. Glacier has received the affiliate list and letters specified in Subsection 4.3.2.

        5.2.18 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier shares to be issued to stockholders under Subsection 1.3, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of the Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.2.19  CONSENTS. HUB has obtained the consents as indicated in
                Schedule 6.

        5.2.20 FAIRNESS OPINIONS. HUB has received from Columbia, two updated fairness opinions (to be delivered by HUB to Glacier at HUB's expense), one dated immediately before HUB mails the Prospectus/Proxy Statement to its stockholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to HUB's stockholders. Glacier and HUB will each provide the other's investment advisor with any information reasonably requested for the purpose of issuing a fairness opinion.

        5.2.21 ACCOUNTING TREATMENT. It has been determined to Glacier's satisfaction that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and Glacier has received a letter to this effect from KPMG Peat Marwick LLP, certified public accountants.

        5.2.22 SOLICITATION OF EMPLOYEES. Neither any member of HUB's board of directors nor any entity with which any such director is affiliated has solicited any employee of HUB or Glacier with the intention of causing the employee to terminate her employment with HUB or Glacier, as the case may be.

        5.2.23 OTHER MATTERS. Glacier has received any other opinions, certificates, and documents that Glacier reasonably requests in connection with this Agreement and the Transaction.

5.3 CONDITIONS TO HUB'S OBLIGATIONS. All HUB's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

        5.3.1 REPRESENTATIONS. Glacier's representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. Glacier has delivered to HUB its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that these representations comply with this Subsection 5.3.1.

        5.3.2 COMPLIANCE. Glacier has performed and complied with all terms, covenants and conditions of this Agreement. Glacier has delivered to HUB its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that Glacier is in compliance with this Subsection 5.3.2.

        5.3.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Glacier. Glacier's certificate referred to in Subsection 5.3.2 states that the conditions identified in this Subsection 5.3.3 are satisfied.

        5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

        5.3.5 CORPORATE AND STOCKHOLDER ACTION. Glacier's board of directors and HUB's stockholders have each approved the Transaction.

        5.3.6 TAX OPINION. The tax opinion specified in Subsection 5.2.14 has been delivered to HUB.

        5.3.7 OPINION OF COUNSEL. Glacier has obtained from Graham & Dunn, P.C., subject to customary qualifications and assumptions, and delivered to HUB an opinion, addressed to HUB, to the effect that:

                (a) Glacier is a corporation validly existing and in good standing under Delaware law;

                (b) Glacier has the corporate power and authority to execute, deliver, and perform this Agreement;

                (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on Glacier's part, and this Agreement constitutes Glacier's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, fraudulent conveyances reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                (d) the Glacier Shares have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and free of preemptive or similar rights arising under applicable corporate statutes or under Glacier's bylaws or certificate of incorporation;

                (e) the Registration Statement became effective under the Securities Act on ____________, 1998, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission;

                (f) counsel has no knowledge of any pending or threatened claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would be, individually or in the aggregate, reasonably likely to result in liability in excess $50,000 or prevent consummation of the Transaction; and

                (g) all required federal regulatory approvals have been obtained.

        5.3.8 FAIRNESS OPINION. HUB has received from Columbia, two updated fairness opinions, one dated immediately before HUB mails the Prospectus/Proxy Statement to its stockholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to HUB's stockholders.

        5.3.9 CASH PAID. The aggregate of the cash paid to holders of HUB Common Stock under this Agreement and applicable law will not exceed 10% of the Purchase Price, as it may be adjusted under this Agreement.

        5.3.10 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier shares to be issued to stockholders under Subsection 1.3, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

        5.3.11 DIRECTOR APPOINTMENT. Effective as of Closing, Glacier has appointed Fred J. Flanders to serve on Glacier's board of directors.

        5.3.12 APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters have been approved by counsel for HUB and the Bank.

                                    SECTION 6
                       DIRECTORS, OFFICERS AND EMPLOYEES

6.1 DIRECTORS. As a condition to the execution of this Agreement, each member of HUB's and the Bank's boards of directors have entered into a written noncompetition agreement with Glacier, HUB, and the Bank, on or before the date this Agreement is signed. These noncompetition agreements will take effect on the Effective Date.

6.2 DIRECTOR APPOINTMENT. Effective as of the Effective Date, Glacier will elect or appoint Fred J. Flanders to Glacier's board of directors to serve until his successor is elected and qualified. Nothing in this Subsection 6.2 or this Agreement restricts in any way any rights of the Glacier's stockholders and directors at any time after the Effective Date to nominate, elect, select, or remove Glacier's directors.

6.3 EMPLOYMENT AGREEMENT. Glacier has entered into an employment agreement, effective as of the Effective Date, with Fred J. Flanders, the Bank's current President and CEO. As part of the employment agreement, Mr. Flanders waives all rights he may have under any previous employment agreements with HUB or the Bank.

6.4 EMPLOYEES. Glacier presently intends to allow the Bank's employees who are employed with the Bank following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of Glacier currently participate. Glacier intends to grant Continuing Employees credit for prior service with the Bank for purposes of determining eligibility and vesting, but Continuing Employees will not receive this credit for purposes of determining benefit accruals. Benefits for Continuing Employees will begin accruing under Glacier's plans as soon as practicable and no later than January 1, 1999. This expression of intent is not a contract with the Bank's employees and will not be construed to create a contract or employment right with the Bank's employees.

6.5     EMPLOYEE BENEFIT ISSUES.

        6.5.1 COMPARABILITY OF BENEFITS. Glacier confirms to HUB its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally competitive with employee benefit programs offered by financial institutions of comparable size located in Glacier's market area.



        6.5.2 TERMINATION AND TRANSFER/MERGER OF PLANS. As soon as practicable after Closing, all employee benefit plans of HUB and its Subsidiaries will be terminated and the interests of Continuing Employees in those plans will be transferred or merged into Glacier's employee benefit plans.

        6.5.3 NO CONTRACT CREATED. Nothing in this Agreement gives any employee of HUB or its Subsidiaries a right to continuing employment.

                                    SECTION 7
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

7.1 Termination by Reason of Lapse of Time. If Closing does not occur before the Termination Date, either Glacier or HUB may terminate this Agreement and the Transaction if all of the following conditions are present:

        (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

        (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

        (c) the failure to consummate the Transaction by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, covenants, or representations in this Agreement.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by HUB's stockholders, unless otherwise provided) as follows:

        7.2.1 MUTUAL CONSENT. By mutual consent of HUB and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

        7.2.2 HUB'S CONDITIONS NOT MET. By Glacier's board of directors if, by August 31, 1998, any condition set forth in Subsections 5.1 or
                5.2 has not been satisfied.

        7.2.3 GLACIER'S CONDITIONS NOT MET. By HUB's board of directors if, by August 31, 1998, any condition set forth in Subsections 5.1 or
                5.3 has not been satisfied.

        7.2.4 HUB FAILS TO RECOMMEND STOCKHOLDER APPROVAL OR OPTION BECOME EXERCISABLE. By Glacier's board of directors (a) before HUB's stockholders approve the Transaction, if HUB's board of directors: (1) fails to recommend to its stockholders the approval of the Transaction or (2) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to stockholders to approve the Transaction; or (b) the option granted by HUB to Glacier under the Stock Option Agreement becomes exercisable by Glacier, unless Glacier exercises its rights under the Stock Option Agreement.

        7.2.5 IMPRACTICABILITY. By either Glacier or HUB, upon written notice given to the other party, if the party seeking termination under this Subsection 7.2.5's board of directors has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Montana to restrain or invalidate the Transaction or this Agreement.

7.3 HUB TERMINATION FEE. HUB acknowledges that Glacier has incurred expenses, direct and indirect, in negotiating and executing this Agreement and in taking steps to effect Transaction. Accordingly, HUB will pay to Glacier $250,000, if (1) this Agreement terminates because HUB does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement; (2) HUB terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.3 or 7.2.5; or (3) Glacier terminates this Agreement under Subsections 7.2.2 (other than for failure of a condition set forth in Subsections 5.1, 5.2.10, 5.2.11, 5.2.14, 5.2.18, 5.2.20, 5.2.21, and 5.2.23, unless the failure of any of those conditions is due to HUB's fault) or 7.2.4. If this termination fee becomes payable, it will be payable on Glacier's demand and must be paid by HUB within 3 business days of the date Glacier makes the demand. Glacier's rights under the Stock Option Agreement are in addition to this Subsection 7.3, and this Subsection
        7.3 does not limit or restrict these rights or the circumstances under which Glacier may exercise the Option.

7.4 GLACIER TERMINATION FEE. Due to expenses, direct and indirect, incurred by HUB in negotiating and executing this Agreement and in taking steps to effect the Transaction, Glacier will pay to HUB $100,000 if (1) this Agreement terminates because Glacier does not use all reasonable efforts to consumate the Transaction in accordance with the terms of this Agreement (2) Glacier terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.2, 7.2.4, or 7.2.5, or (3) HUB terminates this Agreement under Subsection
        7.2.3 (other than for failure of a condition set forth in 5.1, 5.3.4, 5.3.5, 5.3.6, 5.3.8, 5.3.9, 5.3.10, and 5.3.12, unless the failure of any of those conditions is due to Glacier's fault). If this termination fee becomes payable, it will be payable on HUB's demand and must be paid by Glacier within three business days of the date HUB makes the demand.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Subsection
        7.3 and 7.4, Glacier and HUB will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. But, termination of this Agreement does not affect Glacier's rights under the Stock Option Agreement or the circumstances under which Glacier may exercise the Option.

                                    SECTION 8
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

        Glacier                              Glacier Bancorp, Inc.
                                             P.O. Box 27
                                             202 Main Street
                                             Kalispell, MT  59903-0027
                                             Attn: John S. MacMillan

                   with a copy to:           Stephen M. Klein, Esq.
                                             Graham & Dunn, P.C.
                                             1420 Fifth Avenue, 33rd Floor
                                             Seattle, WA  98101-2390

         HUB                                 HUB Financial Corporation
                                             P.O. Box 5269
                                             3030 N. Montana Ave.
                                             Helena, MT  59601-0551
                                             Attn: Thomas F. Dowling

                   with a copy to:           David R. Chisholm, Esq.
                                             Holland & Hart LLP
                                             Suite 1500, First Interstate Center
                                             401 North 31st Street
                                             P.O. Box 639
                                             Billings, MT  59101

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9, Glacier or HUB may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this
        Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

        (a) any inaccuracies of any other party in the representations contained in this Agreement or in any document delivered in connection with this Agreement;

        (b)     compliance with any of the covenants of any other party; and

        (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Subsection

        4.9 (confidentiality), Subsection 7.3 (termination fee), and Subsection
        7.5 (expense allocation) will survive termination and Closing, and (2) the covenants in this Agreement that impose duties or obligations on the parties following Closing will survive Closing.

8.6 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

8.7 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

8.8 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

8.9 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

                                    SECTION 9
                                   AMENDMENTS

        At any time before the Effective Date, whether before or after the parties have obtained any applicable stockholder approvals of the Transaction, the boards of directors of Glacier and HUB may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Subsection 8.2. But, after HUB's stockholders have approved this Agreement, the parties' boards of directors may not without HUB stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration HUB stockholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not,without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

        Signed as of December 30, 1997:

                                             GLACIER BANCORP, INC., INC.


                                             By   /s/ John S. MacMillan
                                             -----------------------------------
                                             Name: John S. MacMillan
                                             Title: Chairman, President and CEO


                                             HUB FINANCIAL CORPORATION


                                             By   /s/ THOMAS F. DOWLING
                                             -----------------------------------
                                             Name: Thomas F. Dowling
                                             Title: President and CEO

STATE OF MONTANA           )
                           ) ss.
COUNTY OF FLATHEAD         )


        On this 30th day of December, 1997, before me personally appeared John
S. MacMillan, to me known to be the Chairman of the Board, President and Chief Executive Officer of GLACIER BANCORP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                                              /s/
                                             -----------------------------------
                                             NOTARY PUBLIC in and for the State
                                             of Montana, residing at___________.
                                             Title:____________________________.
                                             My commission expires:____________.


STATE OF MONTANA           )
                           ) ss.
COUNTY OF LEWIS AND CLARK  )


        On this 30th day of December, 1997, before me personally appeared Thomas
F. Dowling, to me known to be the President and Chief Executive Officer of HUB FINANCIAL CORPORATION, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

        IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.



                                              /s/
                                             -----------------------------------
                                             NOTARY PUBLIC in and for the State
                                             of Montana, residing at___________.
                                             Title:____________________________.
                                             My commission expires:____________.

        The undersigned, all being officers or members of the board of directors of either HUB Financial Corporation ("HUB") or Valley Bank of Helena ("Bank"), hereby consent to the Plan and Agreement of Merger ("Agreement"), dated as of December 30, 1997, between Glacier Bancorp, Inc., Inc. and HUB, and individually and as a group agree to vote in favor of the Agreement the shares of capital stock each beneficially owns and, subject to the good faith exercise of their fiduciary duties in accordance with the advice of counsel, to support and recommend the Agreement's adoption by the other stockholders of HUB.

        Except as otherwise required by law, the undersigned hereby, individually and as a group, further agree to refrain from (a) negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of HUB from the date of the Agreement through the meeting of the stockholders of HUB at which the transactions contemplated by the Agreement will be considered, and (b) any other actions or omissions inconsistent with the transactions contemplated by the Agreement.



/s/ THOMAS F. DOWLING                        /s/ FRED J. FLANDERS
-------------------------------------        -----------------------------------
Thomas F. Dowling                            Fred J. Flanders
Chairman of HUB and Director of Bank         Director of Bank

/s/ ROBERT J. PECCIA                         /s/ DR. HARRISON D. HANSON
-------------------------------------        -----------------------------------
Robert J. Peccia                             Dr. Harris D. Hanson
Vice Chairman of HUB and Director of Bank    Director of Bank

/s/ JAMES H. FOLEY                           /s/ JEROME T. LOENDORF
-------------------------------------        -----------------------------------
James H. Foley                               Jerome T. Loendorf
Chairman of Bank                             Director of Bank

/s/ JAMES T. HARRISON, JR.                   /s/ DR. GARY L. MIHELISH
-------------------------------------        -----------------------------------
James T. Harrison, Jr.                       Dr. Gary L. Mihelish
Director of Bank                             Director of Bank

/s/ JOSEPH G. LOENDORF                       /s/ JOAN POSTON
-------------------------------------        -----------------------------------
Joseph G. Loendorf                           Joan Poston
Director of HUB                              Director of Bank

/s/ MARY D. MUNGER                           /s/ JOHN J. POSTON
-------------------------------------        -----------------------------------
Mary D. Munger                               John P. Poston
Director of Bank                             Director of Bank

                                   APPENDIX C

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

       THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Agreement"), is effective as of December 30, 1997, by and between Glacier Bancorp, Inc., a Delaware corporation ("Glacier") and Valley Bank of Helena, a Montana state-chartered commercial bank with its principal place of business at Helena. Montana (the "Bank").

                                    RECITALS

       A. Glacier is a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. HUB Financial Corporation ("HUB") is a Montana corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. HUB currently owns approximately 86.5 percent of the issued and outstanding common stock of Bank.

       B. Glacier and HUB have entered a Plan and Agreement of Merger providing for the merger of HUB with and into Glacier (the "Merger Agreement" and the "Merger"). Pursuant to the Merger Agreement. holders of HUB common stock will be entitled to receive certain shares of Glacier common stock as more particularly provided in the Merger Agreement.

       C. Glacier desires to acquire the shares of Bank common stock issued and outstanding and not owned as of record by HUB (the "Minority Stock") in a transaction immediately following the Merger and to issue and exchange Glacier common stock for each share of Minority Stock (the "Exchange") on the terms, conditions and covenants of this Agreement.

       D. Except as otherwise defined herein, capitalized terms used herein shall be accorded the meaning given such terms in the Merger Agreement.

IN CONSIDERATION OF THE ABOVE, the parties agree as follows:

1.     SHARE EXCHANGE

       1.1. Plan of Share Exchange. On the Effective Date (as defined and provided for in this Agreement), all shares of Minority Stock shall be exchanged for, as more particularly provided for and limited by the terms of this Agreement, Continuing Corporation Common Stock. At and after the Effective Date, Minority Stock and certificates representing shares of Minority Stock shall be deemed for all purposes to evidence solely the right to receive Continuing Corporation Common Stock, and the holders of Minority Stock shall, subject to any dissenters' rights any holder may have, possess no right to vote, receive dividends or distributions or any other consideration in respect of the Minority Stock.

       1.2.   Consideration.

              1.2.1. Purchase Price. Except as otherwise provided in this Agreement, the aggregate consideration holders of Minority Stock will be entitled to receive from Glacier in connection with the Exchange (the "Bank Purchase Price") will be that number of shares of Continuing Corporation Common Stock calculated by multiplying 620,000 by the number equal to one (1) minus HUB's fractional ownership of Bank common stock at closing of the Merger as determined under Subsection 1.3.1 of the Merger Agreement.

              1.2.2. Exchange Ratio. The number of shares of Continuing Corporation Common Stock each holder of Minority Stock will receive in exchange for each share of Minority Stock will be determined according to a ratio (the "Bank Exchange Ratio") computed as follows: in exchange for each share of Minority Stock held of record on the Effective Date, the holder will receive that number (rounded to two decimals, rounding down if the third decimal is four or less or up if it is five or more) of Continuing Corporation Common Stock calculated by dividing the Bank Purchase Price by the aggregate number of shares of Minority Stock that on the Effective Date are issued and outstanding. The shares of Continuing Corporation Common Stock to be issued under this Agreement in connection with the Exchange are referred to as the "Glacier Shares".

              1.2.3. No Fractional Shares. The Continuing Corporation will not issue fractional shares of Continuing Corporation Common Stock. In lieu of fractional shares, if any, each holder of Minority Stock who is otherwise entitled to receive a fractional share of Continuing Corporation Common Stock in the Exchange will receive an amount of cash equal to the product of such fraction times the fair market value of a share of Glacier common stock at Closing,. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

              1.2.4. Certificates.

                     (a) Surrender of Certificates. Each certificate evidencing
              Minority Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive a certificate representing the Glacier Shares (or to receive the cash for fractional shares) to which the Minority Stock shares are exchanged in the Exchange in accordance with the provisions of
              Section 1.2. Following the Effective Date, Minority Stockholders may exchange certificates representing Minority Stock by surrendering them to the agent (the "Exchange Agent") designated by HUB and Glacier under the Mercer Agreement to effect the exchange of such certificate or certificates representing Glacier Shares (or for cash in lieu of fractional shares) in accordance with any instructions provided by the Exchange Agent and in accordance with the letter of transmittal described in Section
              1.4. Until a holder's certificate evidencing Minority Stock is so surrendered for transfer, the holder will not have the right to receive any certificates evidencing Glacier Shares or cash in lieu of fractional shares.

                     (b) Issuance of Certificates in Other Names. Any person
              requesting that any certificate evidencing Glacier Shares be issued in a name other than the name in which the surrendered Minority Stock certificate is registered must:

                            (i) establish to the Exchange Agent's satisfaction
                     the right to receive the certificate evidencing Glacier Shares, and

                            (ii) either pay to the Exchange Agent any applicable
                     transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

                     (c) Lost, Stolen and Destroyed Certificates. The Exchange
              Agent will be authorized to issue a certificate representing Glacier Shares in exchange for a Minority Stock certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with:

                            (i) satisfactory evidence that the holder owns
                     Minority Stock and that the certificate representing this ownership is lost, stolen or destroyed,

                            (ii) any appropriate affidavit the Exchange Agent
                     may reasonably require, and

                            (iii) any indemnification assurances that the
                     Exchange Agent may reasonably require.

                     (d) Rights to Dividends and Distributions. After the
              Effective Date, no holder of a certificate evidencing Minority Stock shares will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Continuing Corporation Common Stock on any date after the Effective Date, unless the holder:

                            (i) is entitled by this Agreement to receive a
                     certificate representing Glacier Shares, and

                            (ii) has surrendered in accordance with this
                     Agreement her Minority Stock certificates (or met the requirements of Section 1.2.4(c)) in exchange for certificates representing Glacier Shares. Surrender of Minority Stock certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of Bank common stock on a date before the Effective Date. When the holder surrenders her Minority Stock certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed on or after the Effective Date on the whole number of shares of Glacier Shares into which the holder's Minority Stock was exchanged at the Effective Date.

                     (e) Checks in Other Names. Any person requesting that a
              check for cash in lieu of fractional shares be issued in a name other than the name the Minority Stock certificates surrendered in exchange for the cash is registered in must establish to the Exchange Agent's satisfaction the right to receive the cash.

       1.3. Payment to Dissenting Stockholders. For purposes of this Agreement, "Dissenting Shares" means those shares of Minority Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under Montana Business Corporation Act (the "MBCA")
Sections 35-1-826 through 35-1-839. Each outstanding Dissenting Share of Minority Stock will be converted, at Closing, into the rights provided under those sections of the MBCA. Holders of Dissenting Shares will receive from the Bank the consideration they are entitled to under the MBCA.

       1.4. Letter of Transmittal. Glacier will prepare a transmittal form reasonably acceptable to Bank for use by stockholders holding Minority Stock. Certificates representing shares of Minority Stock must be delivered for payment or exchange in the manner provided in the transmittal letter form. On or about the Effective Date, Glacier will mail the transmittal letter form to Minority Stockholders.

       1.5. Undelivered Certificates. If outstanding certificates for Minority Stock are not surrendered or the payment for them is not claimed before these payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or other applicable law, become the property of the Continuing Corporation (and to the extent not in its possession will be paid over to the Continuing Corporation) free and clear of all claims or interests of any person previously entitled to such items. But, neither the Continuing Corporation nor either party to this Agreement will be liable to any holder of Minority Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction and the Continuing Corporation will pay no interest on amounts owed to stockholders for shares of Minority Stock.

2.     CLOSING OF THE TRANSACTION

       2.1. Closing. Closing of the Exchange ("Closing") will occur on the Effective Date and immediately following the Closing of the Merger as provided in the Mercer Agreement.

       2.2. Events of Closing. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement and Articles of Share Exchange will be delivered and filed as required under the MBCA. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Exchange will not occur unless the adversely affected party waives the default.

       2.3. Place of Closing. Unless Glacier and Bank agree otherwise, Closing will occur on the Effective Date at the time and place set for closing of the Merger under the Merger Agreement.

3.     REPRESENTATIONS

       3.1. Representations of Glacier. The representations of Glacier made and set forth in the Merger Agreement for the benefit of HUB are herein restated and made for the benefit of Bank pursuant to this Agreement.

       3.2. Representations of Bank. Bank represents to Glacier the following:

              3.2.1. Bank is a Montana corporation duly organized and validly existing under the laws of the State of Montana and its activities do not require it to be qualified in any jurisdiction other than Montana.

              3.2.2. Bank has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

              3.2.3. Bank has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject only to the approval of Bank stockholders of the Agreement and the Exchange to the extent required by the MBCA.

              3.2.4. This Agreement is a valid and legally binding agreement of Bank, enforceable in accordance with the terms of this Agreement.

              3.2.5. The representations made by HUB in the Mercer Agreement with respect to the Bank are true in all respects.

4.     CONDUCT AND TRANSACTIONS BEFORE CLOSING

       4.1. Conduct of Bank Business Prior to Closing. Bank hereby accepts and agrees to the requirements of the conduct of its business prior to Closing as the same are set forth with respect to the Bank in Section 4 of the Merger Agreement.

       4.2. Preparation of Registration Statement. The Registration Statement will provide for the registration of the Glacier Shares to be issued under this Agreement with respect to the Exchange.

       4.3. Regulatory Approvals. Glacier will promptly seek the approvals of state and federal banking, regulators having jurisdiction to approve of or consent to the Exchange under this Agreement (the "Regulatory Approvals").

       4.4. Submission to Shareholders. Bank will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders meeting to consider the approval of this Agreement and to authorize the transaction contemplated by this Agreement. The stockholders meeting will be held in conjunction with or promptly following the meeting of HUB stockholders convened with respect to the Merger Agreement and the Merger.

       4.5. Bank Cooperation With HUB. Bank shall cooperate with HUB in the performance of HUB's obligations under the Merger Agreement to the extent such obligations relate to the conduct of the business of the Bank or to the extent HUB has undertaken an obligation to cause Bank to take or refrain from taking certain actions.

5.     CONDITIONS TO CONSUMMATION

       5.1. Consummation of the Exchange under this Agreement and each of the obligations of Bank and Glacier hereunder is expressly conditional upon:

                     (a) the consummation of the Merger under the Merger
              Agreement;

                     (b) the receipt by Glacier of all Regulatory Approvals
              necessary or convenient for the consummation of the Exchange;

                     (c) the receipt by Glacier, at Glacier's expense, obtained from Graham & Dunn, P.C. and delivered to Bank, an opinion addressed to Bank and in form and substance reasonably satisfactory to Bank and its counsel, to the effect that the consummation of the Exchange will not result in a taxable event for Bank or Glacier, and otherwise will have each of the effects specified below:

                            (i) the Exchange will qualify as a reorganization
                     within the meaning of Internal Revenue Code
                     Section 368(a)(1)(B);

                            (ii) under IRC Section 354, Bank stockholders who,
                     in accordance with this Agreement, exchange their Minority Stock solely for Continuing Corporation Common Stock shares will not recognize gain or loss on the exchange; and

                            (iii) cash payments to Bank stockholders in lieu of
                     a fractional share of Continuing Corporation Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

                     (d) Bank has obtained from Holland & Hart LLP and delivered to Glacier an opinion of counsel, subject to customary qualifications and assumptions, addressed to Glacier, to the effect that:

                            (i) the Bank has the corporate power and authority
                     to execute, deliver and perform this Agreement, and

                            (ii) the execution, delivery and performance of this
                     Agreement will be authorized by all necessary corporate action on the part of Bank and may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by Generally applicable principles of equity, and

                            (iii) the Agreement constitutes the Bank's valid,
                     legal and binding obligation and is enforceable in accordance with its terms and is in compliance with corporate and banking laws applicable to the Bank.

                     (e) Glacier has obtained from Graham &, Dunn, P.C. and
              delivered to Bank an opinion, addressed to Bank, to the effect that:

                            (i) the execution, delivery and performance of this
                     Agreement have been duly authorized by all necessary corporate action on Glacier's part, and this Agreement constitutes Glacier's legal, binding and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                            (ii) The Glacier Shares have been duly authorized
                     and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable, free of any preemptive or similar rights arising under applicable corporate statutes or under Glacier's Bylaws or certificate of incorporation;

                            (iii) The Registration Statement became effective
                     under the Securities Act on ________ 1998, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission; and

                            (iv) Glacier has the corporate power and authority
                     to execute, deliver and perform this Agreement.

                     (f) The Bank has received an opinion from Columbia
              Financial Advisors, Inc. at such times as Bank may deem appropriate, but in any event dated immediately prior to Closing, and to the effect that the financial terms of the Exchange are financially fair to holders of Minority Stock.

       5.2. Glacier's consummation of the Exchange under this Agreement and each of its obligations is expressly conditional upon the following:

                     (a) Bank has conformed and complied with all material
              terms, covenants and conditions of this Agreement unless waived by Glacier.

                     (b) The Bank Board of Directors and Bank shareholders have each approved the Exchange and this Agreement.

                     (c) No act or event shall have occurred the effect of
              which, upon consummation of the Exchange, would adversely affect the ability of Glacier to account for the Merger as a "pooling of interests" as contemplated by the Merger Agreement.

       5.3. Bank's consummation of the Exchange and each of the obligations is expressly conditional upon the following:

                     (a) Glacier has conformed and complied with all material
              terms, covenants and conditions of this Agreement unless waived by the Bank.

6.     TERMINATION

       6.1. Termination. This Agreement shall be terminated (a) without further action by or on behalf of Glacier or Bank upon the termination of the Merger Agreement by either party or for any reason or no reason under the Merger Agreement, and (b) by written notice of either party upon the material failure of any condition under Section 5.l. If this Agreement is terminated as provided by this Section 6.1, such termination shall be without liability of any party, or any shareholder, director, officer, employee, agent, consultant or representative of such party, to any other party to this Agreement. No termination or breakup fee or other payment or liability will result from or become due by reason of any termination of this Agreement pursuant to this
Section 6.1. This Agreement may be terminated by Glacier and Bank by the mutual written consent of Glacier and Bank by the action of their respective Boards of Directors or authorized officers.

7.     MISCELLANEOUS

       7.1. Notices. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

If to Glacier:

                  Glacier Bancorp, Inc.
                  202 Main Street
                  P. 0. Box 27
                  Kalispell, MT 59903-0027
                  Attention: John S. MacMillan

with a copy to:

                  Stephen M. Klein, Esq.
                  Graham & Dunn, P.C.
                  1420 Fifth Avenue, 33rd Floor
                  Seattle, WA 98101-2390

If to Bank:

                  Valley Bank of Helena
                  3030 North Montana Avenue
                  P. O. Box 5269
                  Helena, MT 59601-0551
                  Attention: Fred J. Flanders

with a copy to:

                  David R. Chisholm, Esq.
                  Holland & Hart LLP
                  Suite 1500, 401 North 31st Street
                  P. 0. Box 639
                  Billings, MT 59103-0639

       7.2. Waivers and Extensions. Subject to Section 8, Glacier or Bank may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 7.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

                     (a) any inaccuracies of any other party in the
              representations contained in this Agreement or the Merger Agreement or in any document delivered in connection with this Agreement or the Merger Agreement;

                     (b) compliance with any of the covenants of any other
              party: and

                     (c) any other party's performance of any obligations under this Agreement.

       7.3. General Interpretation. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the defined terms defined in this Agreement include the plural as well as the singular. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation". All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

       7.4. Construction and Execution in Counterparts. Except as otherwise expressly provided in this Agreement, this Agreement:

                     (a) contains the parties' entire understanding, and no
              modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents;

                     (b) will not be interpreted by reference to any of the
              titles or headings to the sections or subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement;

                     (c) includes all amendments to this Agreement, each of
              which is made a part of this Agreement by this reference; and

                     (d) may be executed in one or more counterparts, each of
              which will be deemed an original, but all of which taken together will constitute one and the same document.

       7.5. Attorneys' Fees and Costs. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

       7.6. Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules when in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

       7.7. Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

       7.8. Severability. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

8.     AMENDMENTS

       8.1. At any time before the Effective Date, whether before or after the parties have obtained any applicable stockholder approvals of the transaction, the Boards of Directors of Glacier and Bank may:

                     (a) amend or modify this Agreement or any attached Exhibit or Schedule, and

                     (b) grant waivers or time extensions in accordance with
              Subsection 7.2.

But, after Bank's stockholders have approved this Agreement, the parties' Boards of Directors may not without Bank stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or chance the form of consideration Bank stockholders will receive in the transaction. All amendments, modification, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension of waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

       IN WITNESS WHEREOF, Glacier Bancorp, Inc. and Valley Bank of Helena have caused this Agreement to be executed on the date first written above by their duly authorized representatives.

                                             GLACIER BANCORP, INC.



                                             By: /s/ JOHN S. MACMILLAN
                                             -----------------------------------
                                             John S. MacMillan
                                             Its:  Chairman, President and CEO


                                             VALLEY BANK OF HELENA



                                             By: /s/ FRED J. FLANDERS
                                             -----------------------------------
                                             Fred J. Flanders
                                             Its: President

                                   APPENDIX D

                             STOCK OPTION AGREEMENT

       This Stock Option Agreement ("Agreement"), dated as of December 30, 1997, is between HUB FINANCIAL CORPORATION ("HUB"), a Montana corporation, and GLACIER BANCORP, INC. ("Glacier"), a Delaware corporation.

       HUB and Glacier have executed a Plan and Agreement of Merger ("Merger Agreement"), of even date with this Agreement, which would result in the merger of HUB with and into Glacier ("Merger").

       By negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, Glacier has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

       THEREFORE, in consideration of the promises set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, HUB irrevocably grants an option ("Option") to Glacier to purchase an aggregate of 2,302 authorized but unissued shares of HUB's Common Stock, no par value ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock issued and outstanding), at a per share price of $781 ("Option Price"), which was the estimated fair market value of the Common Stock at September 30, 1997.

2.     Exercise of Option. Subject to the provisions of this Section 2.2 and of
       Section 13.13(a) of this Agreement, this Option may be exercised by Glacier or any transferee as set forth in Section 5.5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

       (a) HUB or its board of directors enters into an agreement or recommends to HUB shareholders an agreement (other than the Merger Agreement) under which any entity, person or group (collectively "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with HUB, or (2) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of HUB's voting shares of HUB (other than an exchange of Common Stock for shares of Valley Bank of Helena common stock not owned by HUB on the date this Agreement was signed, is such exchange is reasonably acceptable to Glacier);

       (b) any Person (other than Glacier or any of its subsidiaries and other than any Person owning as of the date of this Agreement 10% or more of the voting shares of HUB) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more of the voting shares of HUB (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act); notwithstanding the foregoing, the Option will not be exercisable in the circumstances described above in this subsection (b)(b) if a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more, but less than 25%, of the voting shares of HUB and the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j) of the Federal Deposit Insurance Act or 12 CFR Part 303.4;

              (c) failure of the board of directors of HUB to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

              (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than Glacier or a subsidiary of Glacier) announces publicly or communicates, in writing, to HUB a proposal to (1) acquire HUB (by merger, consolidation, the purchase of 51% or more of its assets or liabilities or any other similar transaction, (2) purchase or otherwise acquire securities representing 25% or more of the voting shares of HUB or (3) change the composition of the board of directors of HUB.

       It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of HUB complying with its fiduciary duties.

       Notwithstanding the foregoing, the Option may not be exercised if either
       (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, Glacier is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement, unless the reason for such failure is that HUB is failing to perform or observe its covenants or conditions under the Merger Agreement.

3. Notice, Time and Place of Exercise. Each time that Glacier or any transferee wishes to exercise any portion of the Option, Glacier or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) Glacier and HUB will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) Glacier or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of HUB, and (c)

       HUB will deliver to Glacier or the transferees a certificate or certificates representing the shares so purchased.

5. Transferability of the Option and Option Shares. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2.2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 2.2(a) through (d) above occur, Glacier may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

       For purposes of this Agreement, a merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed a transfer.

6. Representations, Warranties and Covenants of HUB. HUB represents and warrants to Glacier as follows:

       (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of HUB, has been duly executed by a duly authorized officer of HUB and constitutes a valid and binding obligation of HUB. No shareholder approval by HUB shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

       (b) Option Shares. HUB has taken all necessary corporate and other action to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8.8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of HUB.

       (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of HUB or any agreement, instrument, judgment, decree, law, rule or order applicable to HUB or any subsidiary of HUB or to which HUB or any such subsidiary is a party.

       (d) Notification of Record Date. At any time from and after the date of this Agreement until the Option is no longer exercisable, HUB will give Glacier or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

7. Representations, Warranties and Covenants of Glacier. Glacier represents and warrants to HUB as follows:

              (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Glacier, has been duly executed by a duly authorized officer of Glacier and constitutes a valid and binding obligation of Glacier.

              (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

              (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the certificate of incorporation or bylaws of Glacier or any agreement, instrument, judgment, decree, law, rule or order applicable to Glacier or any subsidiary of Glacier or to which Glacier or any such subsidiary is a party.

8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, HUB is acquired by another party, consolidates with or merges into another corporation or liquidates, Glacier or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and HUB will take all steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions of this agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

9. Nonassignability. This Agreement binds and inures to the benefit of the parties and their successors. This Agreement is not assignable by either party, but Glacier may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with Section 5.5. A merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed an assignment or transfer.

10. Regulatory Restrictions. HUB will use its best efforts to obtain or to cooperate with Glacier or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by Glacier or any transferee.

11. Remedies. HUB agrees that if for any reason Glacier or any transferee will have exercised its rights under this Agreement and HUB will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which HUB is bound, then Glacier or any transferee will be entitled to specific performance and injunctive and other equitable relief. Glacier agrees that if it fails to perform any of its obligations under this Agreement, then HUB will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that HUB or Glacier or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

12. No Rights as Shareholder. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of HUB at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of HUB or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of HUB.

13.    Miscellaneous.

       (a) Termination. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (1) August 31, 1998; (2) the mutual agreement of the parties to this Agreement; (3) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, HUB or Glacier is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (i) August 31, 1998, or (ii) 31 days after the completion of the litigation and appeal procedure; (4) the 30th day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by Glacier with respect to its obligations under it; or (5) the date of termination of the Merger Agreement if the termination is due to a material noncompliance or default by Glacier with respect to its obligations under it; but if the Option has been exercised, in whole or in part, before the termination of this Agreement, then the exercise will close under Section 4.4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is sold before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

       (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

       (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of Glacier or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, Glacier or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

       (d) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

                  If to HUB to:

                                    HUB Financial Corporation
                                    P.O. Box 5269
                                    Helena, MT  59903-0027
                                    Attn:  Fred J. Flanders

                           With a copy to:

                                    David R. Chisholm, Esq.
                                    Holland & Hart LLP
                                    Suite 1500, First Interstate Center
                                    401 North 31st Street
                                    P.O. Box 639
                                    Billings, MT  59101

                           If to Glacier, to:

                                    Glacier Bancorp, Inc.
                                    P.O. Box 27
                                    202 Main Street
                                    Kalispell, MT  59903-0027
                                    Attn:  John S. MacMillan

                           With a copy to:

                                    Stephen M. Klein, Esq.
                                    Graham & Dunn, P.C.
                                    1420 Fifth Avenue, 33rd Floor
                                    Seattle, WA  98101-2390

       (e) Governing Law. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Montana, without giving effect to conflicts of law principles.

       (f) Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together constitute one and the same agreement.

       (g) Effects of Headings. The section headings in this Agreement are for convenience only and do not affect the meaning of its provisions.


       Dated December 30, 1997:

                                             GLACIER BANCORP, INC.



                                             BY   /s/ JOHN S. MACMILLAN
                                               ---------------------------------
                                                 John S. MacMillan
                                             Its:President and CEO


                                             HUB FINANCIAL CORPORATION


                                             By   /s/ THOMAS F. DOWLING
                                               ---------------------------------
                                                 Thomas F. Dowling
                                             Its:President and CEO

                                                                      APPENDIX E


                                                          June 30, 1998

Board of Directors
Hub Financial Corporation
3030 N. Montana Avenue
Helena, Montana  59604

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Hub Financial Corporation ("Hub") of the consideration to be received by such shareholders pursuant to the terms of the Plan and Agreement of Merger, dated December 30, 1997, (the "Agreement") between Hub and Glacier Bancorp, Inc. ("GBCI").

        In connection with the proposed merger transaction (the "Merger") whereby Hub will merge into GBCI, each issued and outstanding share and option of Hub common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by Hub or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 66.92 of GBCI shares, except for fractional shares which will receive a proportional amount of cash (the "Merger Consideration"). As of June 29, 1998, the estimated value of GBCI common stock is approximately $1,773.34 per share of Hub common stock.

        Columbia Financial Advisors, Inc. ("CFAI"), as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the shares from GBCI pursuant to the Merger, CFAI has advised Montana, Washington and Oregon community banks regarding fairness of capital transactions. Hub has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Hub Financial Corporation
June 30, 1998


        In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed Hub's financial information for the twelve months ended December 31, 1997 and the three months ended March 31, 1998;
(iii) reviewed certain internal financial analyses and certain other forecasts for Hub prepared by and reviewed with the management of Hub; (iv) conducted interviews with senior management of Hub regarding the past and current business operations, results thereof, financial condition and future prospects of Hub;
(v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed GBCI's audited financial information for the fiscal year ended December 31, 1997 and financial information for the three months ended March 31, 1998 including the Form 10-K and the Form 10-Q filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for GBCI common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of Hub or GBCI. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of Hub. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with Hub.

        This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of GBCI common stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Hub pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Hub.

Board of Directors
Hub Financial Corporation
June 30, 1998


        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the Merger and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the Merger.

                                            Very truly yours,

                                            COLUMBIA FINANCIAL ADVISORS, INC.


                                            By:   /s/ Robert J. Rogowski
                                                  ------------------------------
                                                  Robert J. Rogowski
                                                  Principal

                                                                      APPENDIX F



                                             June 30, 1998

Board of Directors
Valley Bank of Helena
3030 N. Montana Avenue
Helena, Montana  59604

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders Valley Bank of Helena ("Valley") of the consideration to be received by minority shareholders of Valley pursuant to the terms of the Agreement and Plan of Share Exchange Merger, dated December 30, 1997, (the "Agreement") between Valley and Glacier Bancorp, Inc. ("GBCI").

        In connection with the proposed merger transaction (the "Merger") whereby Hub Financial Corporation ("Hub") will merge into GBCI, pursuant to terms of a Plan and Agreement of Merger dated December 30, 1997 between Hub and GBCI, each issued and outstanding share and option of Valley common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by Valley, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 56.36 of GBCI shares, except for fractional shares which will receive a proportional amount of cash (the "Merger Consideration"). As of June 29, 1998, the estimated value of GBCI common stock is approximately $1,493.64 per share of Valley common stock.

        Columbia Financial Advisors, Inc. ("CFAI"), as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the shares from GBCI pursuant to the Merger, CFAI has advised Montana, Washington and Oregon community banks regarding fairness of capital transactions. The Bank has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Valley Bank of Helena
June 30, 1998








        In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed Hub's and Valley's financial information for the twelve months ended December 31, 1997 and three months ended March 31, 1998; (iii) reviewed certain internal financial analyses and certain other forecasts for Valley prepared by and reviewed with the management of Valley; (iv) conducted interviews with senior management of Valley regarding the past and current business operations, results thereof, financial condition and future prospects of Valley; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed GBCI's audited financial information for the fiscal year ended December 31, 1997 and financial information for the three months ended March 31, 1998 including the Form 10-K and the Form 10-Q filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for GBCI common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of Valley or GBCI. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of Valley. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with Hub.

        This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of GBCI common stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Valley pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Valley.

Board of Directors
Valley Bank of Helena
June 30, 1998







        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the Merger and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the Merger.

                                            Very truly yours,

                                            COLUMBIA FINANCIAL ADVISORS, INC.


                                            By:   /s/ Robert J. Rogowski
                                                  ------------------------------
                                                  Robert J. Rogowski
                                                  Principal

                                                                      APPENDIX G

                                  June 29, 1998



Board of Directors
Glacier Bancorp, Inc.
202 Main Street
P.O. Box 27
Kalispell, MT  59903-0027

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Glacier Bancorp, Inc. ("Glacier") of the consideration to be delivered by Glacier pursuant to the terms of the Plan and Agreement of Merger, dated as of December 30, 1997 (the "Merger Agreement"), between Glacier and HUB Financial Corporation ("HUB") and the Plan of Exchange, dated as of December 30, 1997 (the "Exchange Agreement"), between Glacier and minority shareholders of Valley Bank of Helena (the "Minority Shareholders"). HUB currently owns approximately 86.5% of the stock of Valley Bank of Helena ("Valley") and the Minority Shareholders own approximately 13.5% of the stock of Valley. The Merger Agreement provides for the merger (the "Merger") of HUB with and into Glacier pursuant to which HUB shareholders will receive shares of Glacier common stock equal to 620,000 multiplied by HUB's percentage ownership of Valley at the time of closing in exchange for 100% of the outstanding shares of HUB. The Exchange Agreement provides for the exchange (the "Exchange") of the Minority Shareholders' interests in Valley for shares of Glacier common stock equal to 620,000 multiplied by the Minority Shareholders' percentage ownership of Valley in exchange for 100% of the outstanding shares of Valley held by the Minority Shareholders. Hereafter the Merger and Exchange will, on a combined basis, be referred to as "the Merger" and HUB and Valley Bank of Helena will, on a consolidated basis, be referred to as "HUB."

        In arriving at our opinion, we have reviewed various financial and operating information relating to Glacier and HUB including, without limitation, historical financial reports of Glacier and HUB, reports filed with bank regulatory agencies, internal operating reports and analyses, and related information. We have also examined economic analyses of and forecasts for Glacier and HUB's market area and publicly available information regarding other banking institutions operating in such market area. We have also held discussions with Glacier and HUB's management regarding the business, recent operating results, and future prospects for Glacier and HUB.

        We have also considered financial and stock market data for Glacier, the pro forma impact of the Merger on Glacier, and the views of management concerning the financial,

Board of Directors
June 29, 1998
Page 2

operational and strategic benefits and implications of the Merger. We have additionally examined and considered financial and stock market data for similar public companies, the publicly available financial terms of certain other similar business combinations, and other analyses and considerations which we deemed relevant.

        In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by Glacier and HUB. We have also assumed the reasonableness of and relied upon the estimates and judgments of management of Glacier and HUB as to the future business and financial prospects. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Glacier or HUB, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information provided to us through the date hereof.

        D.A. Davidson & Co. is engaged in the valuation of companies and their securities in the course of its business as an investment firm. In the ordinary course of our business, we publish investment research regarding Glacier and make a market in its common stock. For our services in connection with the Merger, including rendering this opinion, we will receive a fee from Glacier.

        This letter is intended for the benefit and use of the Board of Directors of Glacier in evaluating the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be delivered by Glacier in the Merger is fair, from a financial point of view, to the shareholders of Glacier.

                                            Very truly yours,

                                            /s/ D.A. DAVIDSON & CO.

                                            D.A. Davidson & Co.

                                   APPENDIX H

                               "DISSENTERS RIGHTS"


        35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

        (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

        (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

        35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

        (a) consummation of a plan of merger to which the corporation is a party if:

        (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

        (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-

1-818;
        (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

        (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

        (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i) alters or abolishes a preferential right of the shares;

        (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

        (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

        (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

        (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

        35-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

        (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

        35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) may not vote his shares in favor of the proposed action.

        (2) A shareholder who does not satisfy the requirements of subsection
(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

        35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

        (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

        (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

        (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

        (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

        (e) be accompanied by a copy of 35-1-826 through 35-1-839.

        35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

        (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by taking of the proposed corporate action.

        (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

        35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

        (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

        (2) The payment must be accompanied by:

        (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) a statement of the corporation's estimate of the fair value of the shares;

        (c) an explanation of how the interest was calculated;

        (d) a statement of the dissenter's right to demand payment under 35-1-837; and

        (e) a copy of 35-1-826 through 35-1-839.

        35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

        35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

        35-1-837. Procedure if shareholder dissatisfied with payment or offer.
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

        (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

        (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

        35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

        (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (5) Each dissenter made a party to the proceeding is entitled to judgment:

        (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

        (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

        35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

        (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

        (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Article VI of GB's Bylaws requires the indemnification of any person made or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or is or was serving at the request of the Registrant or any predecessor of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent authorized under Section 145 of the DGCL; provided however, that the Registrant will not be liable for any amounts due in connection with a settlement of any action, suit or proceeding effected without the Registrant's prior written consent, or any action, suit or proceeding initiated by any person seeking indemnification pursuant to the Bylaws without the prior written consent of the Registrant.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Article 8 of GB's Certificate of Incorporation provides that the personal liability of the Registrant's directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the DGCL as it exists or may thereafter be in effect. Any amendment to, modification or repeal of such Article 8 shall not adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to any such amendment, modification or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index".

         (b)  Financial Statement Schedules.  None.

         (c) The opinion of the financial advisors are set forth as APPENDICES E and F to this Prospectus/Joint Proxy Statement

ITEM 22. UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                    (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) Include any additional or changed information on the plan of distribution;

              (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana on June 24, 1998.

                                  GB, INC.


                                  By: /s/ John S. MacMillan
                                      ------------------------------------------
                                      John S. MacMillan, Chairman of the Board,
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints John S. MacMillan, Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 24th day of June, 1998.

                                         SIGNATURE AND TITLE



                                         /s/ John S. MacMillan
                                         ---------------------------------------
                                         John S. MacMillan, Chairman of the
                                           Board, President and Chief Executive
                                           Officer and Director (Principal
                                           Executive Officer)


                                         /s/ James H. Strosahl
                                         ---------------------------------------
                                         James H. Strosahl, Chief Financial
                                           Officer (Principal Financial and
                                           Accounting Officer)


                                         /s/ Michael J. Blodnick
                                         ---------------------------------------
                                         Michael J. Blodnick, Executive Vice
                                           President, Chief Operating Officer,
                                           Board Secretary and Director


                                         /s/ William L. Bouchee
                                         ---------------------------------------
                                         William L. Bouchee, Director


                                         /s/ Allen J. Fetscher
                                         ---------------------------------------
                                         Allen J. Fetscher, Director


                                         /s/ L. Peter Larson
                                         ---------------------------------------
                                         L. Peter Larson, Director


                                         /s/ Darrell R. (Bill) Martin
                                         ---------------------------------------
                                         Darrell R. (Bill) Martin, Director

                                         /s/ F. Charles Mercord
                                         ---------------------------------------
                                         F. Charles Mercord, Director


                                         /s/ Everit A. Sliter
                                         ---------------------------------------
                                         Everit A. Sliter, Director


                                         /s/ Harold A. Tutvedt
                                         ---------------------------------------
                                         Harold A. Tutvedt, Director

                                  EXHIBIT INDEX


Exhibit No.                        Description of Exhibit
-----------                        ----------------------

  2.1    Plan and Agreement of Merger between GB and HUB dated as of December
         30, 1997 (included in this Registration Statement as APPENDIX A to the
         Prospectus/Joint Proxy Statement).

  2.2* First Amendment of Plan and Agreement of Merger between GB and HUB dated as of June 30, 1998 (included in this Registration Statement as APPENDIX B to the Prospectus/Joint Proxy Statement).

  2.3 Agreement and Plan of Share Exchange between GB and VB dated as of December 30, 1997 (included in this Registration Statement as APPENDIX
         C to the Prospectus/Joint Proxy Statement).

  5.1* Form of Opinion of Graham & Dunn, P.C. as to the legality of securities.

  8.1 Form of Opinion of Graham & Dunn, P.C. as to federal income tax consequences of the Merger.

  8.2 Form of Opinion of Graham & Dunn, P.C. as to federal income tax consequences of the Share Exchange.

  10.1   Stock Option Agreement between GB and HUB dated as of December 30, 1997
         (included in this Registration Statement as APPENDIX D to the Prospectus/Joint Proxy Statement).

  10.2   Employment Agreement between VB and Fred J. Flanders executed December
         30, 1997, effective as of Merger Effective Date.

  10.3 Form of Noncompetition Agreement among GB, HUB and each respective director of HUB and VB, dated as of December 30, 1997.

  21.1   List of Subsidiaries.

  23.1*  Consent of Graham & Dunn, P.C. (contained in its opinion filed as
         Exhibit 5.1).

  23.2 Consent of Graham & Dunn, P.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

  23.3   Consent of KPMG, GB's independent auditors.

  23.4   Consent of KPMG, HUB's independent auditors.

  23.5 Consent of Columbia Financial with respect to HUB (contained in its opinion included in this Registration Statement as APPENDIX E to the Prospectus/Joint Proxy Statement).

  23.6 Consent of Columbia Financial with respect to VB (contained in its opinion included in this Registration Statement as APPENDIX F to the Prospectus/Joint Proxy Statement).

  23.7   Consent of D.A. Davidson.

  24.1   Power of Attorney (included in the signature page of this Registration
         Statement) and certified resolutions of the GB Board.

  99.1   Opinion of CFA to HUB (included as APPENDIX E to the Prospectus/Joint
         Proxy Statement).

  99.2   Opinion of CFA to VB (included as APPENDIX F to the Prospectus/Joint
         Proxy Statement).

  99.3   Opinion of D.A. Davidson (included as APPENDIX G to the
         Prospectus/Joint Proxy Statement).

  99.4   Form of proxy to be mailed to the stockholders of HUB.


Exhibit No.                        Description of Exhibit
-----------                        ----------------------

  99.5   Form of proxy to be mailed to the stockholders of VB.

  99.6   Form of Proxy to be mailed to the stockholders of GB.

  99.7   Rule 438 Consent of Fred J. Flanders.

*To be filed by amendment.